UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CBRE Group, Inc.

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2022

CBRE

# Proxy Statement and Notice of Annual Meeting

May 18, 2022

2100 McKinney Avenue, Suite 1250 Dallas, Texas 75201 (214) 979-6100

April 6, 2022

Dear Fellow Stockholder:

Like the rest of the world, our attention has been focused on Russia’s invasion of Ukraine and we are closely monitoring the effects of the humanitarian crisis as well as the economic consequences. Our company mobilized quickly – with support of our teams in neighboring countries – to offer help with temporary housing, transportation and monetary support to employees of CBRE’s affiliate in Ukraine. More broadly, our people worldwide responded generously to a global internal fundraising campaign CBRE launched in support of the wider relief efforts. Shortly after the invasion, we announced that CBRE is exiting our Advisory Services business in Russia, while our Global Workplace Solutions employees continue to manage essential facilities for our multinational clients that continue to operate in Russia. The Ukrainian people’s acts of courage and resolve inspire us daily and we continue to support equitable humanitarian assistance that we hope can help to ease their suffering.

CBRE delivered outstanding results in 2021: revenue, net revenue, earnings and free cash flow reached all-time highs. Steadfast stockholder support has helped CBRE to navigate through difficulties and seize opportunities amid a global health crisis now entering its third year. Throughout, we have worked hard to earn your trust by delivering resilient financial performance while making strategic investments to sustain our success well into the future. In 2021, we deployed approximately $2 billion of capital targeted mainly at advancing the diversification of our business across four dimensions – asset types, lines of business, clients and geographies – and driving future growth. Our purchase of a 60% interest in Turner & Townsend, our largest investment in more than a decade, has markedly expanded our capabilities in infrastructure, which is seeing increased public and private investment, and green energy, which is playing a key role in the world’s transition to a low-carbon economy. Expanding our arsenal of client-focused sustainability services was also the rationale for our investment in Altus Power, Inc. By partnering with Altus, we can deliver commercial solar solutions for clients that are looking for clean energy sources.

Beyond important societal benefits, we see environmental sustainability as a key business imperative: clients are increasingly looking to CBRE for help in reducing their carbon footprints. In 2021, our Global Workplace Solutions team eliminated more than 270,000 metric tons of carbon emissions at facilities we manage for large occupiers. That’s the equivalent of the electricity use at 49,000 homes and 300 million pounds of coal burned. Equally important, our success – today and in the future – depends on fostering an inclusive culture where people of all backgrounds feel valued and can build thriving careers. As part of our Community Impact Initiative, announced in December 2021, we are working actively with the Thurgood Marshall College Fund, Project Destined and other organizations to help more young people of color from underrepresented communities to learn about and prepare for commercial real estate careers. This will help us build a rich pipeline of future talent and increase the ranks of next-generation diverse leaders. In 2021, we also exceeded our goal of spending $1 billion with diverse suppliers – a down payment on our pledge to spend $3 billion with such suppliers by 2025. We are passionately committed to making further progress on both sustainability and diversity, equity and inclusion, and will discuss our efforts in more detail in our Corporate Responsibility Report, published later this year.

We look forward to engaging with you at our annual Stockholder Meeting on Wednesday, May 18, 2022 at 10:00 a.m. (Central Time). As a safety precaution, we will once again hold our meeting virtually this year. You can attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/CBRE2022. Regardless of whether you attend, please take advantage of this opportunity to vote your shares.*

We remain very mindful of both heightened geopolitical tensions and Covid-19’s persistent challenges. Despite these challenges, we believe CBRE is poised for another strong year in 2022. We hope that you and your loved ones stay safe and healthy.

Robert E. Sulentic

President and Chief Executive Officer

*Please see page 1 of this Proxy Statement for the many options available to vote your shares and other details on how you can participate in our Annual Meeting.

Notice of 2022 Annual

Meeting of Stockholders

Date: Wednesday, May 18, 2022 Time: 10:00 a.m. (Central Time) Virtual Meeting Website: www.virtualshareholdermeeting.com/CBRE2022 Record Date: March 21, 2022

Your Vote Matters — How to Vote:

Online Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.

Phone Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.

Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.

Via webcast During the Annual Meeting

Visit www.virtualshareholdermeeting.com/CBRE2022. You will need the 16-digit number included in your proxy card, voter instruction form or notice. Online access begins at 9:45 a.m. (Central Time).

Agenda:

1.	Elect the 10 Board-nominated directors named in the Proxy Statement;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	Conduct an advisory vote on named executive officer compensation for the fiscal year ended December 31, 2021;

4.	Approve the Amended and Restated 2019 Equity Incentive Plan;

5.	If properly presented, consider a stockholder proposal regarding our stockholders’ ability to call special stockholder meetings; and

6.	Transact any other business properly introduced at the Annual Meeting.

Your vote is important, and you are encouraged to vote promptly whether or not you plan to virtually attend the 2022 Annual Meeting of Stockholders.

We hope that you can attend the Annual Meeting. Regardless of whether you will attend via our live webcast, please complete and return your proxy so that your shares can be voted at the Annual Meeting in accordance with your instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be held on Wednesday, May 18, 2022: Our Proxy Statement and 2021 Annual Report are available free of charge on our website or www.proxyvote.com.

We believe that this allows us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

April 6, 2022

By Order of the Board of Directors

Laurence H. Midler

Executive Vice President, General Counsel, Chief Risk Officer and Secretary

This Proxy Statement and accompanying proxy card are first being made available on or about April 6, 2022. References in this Proxy Statement to “CBRE,” “the company,” “we,” “us” or “our” refer to CBRE Group, Inc. and include all of its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise. References to “the Board” refer to our Board of Directors. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder who requested paper copies of these materials and will also be available at www.proxyvote.com.

CBRE 2022 PROXY STATEMENT	PROXY SUMMARY	1

Proxy Summary

To help you review the proposals to be voted upon at our 2022 Annual Meeting, we have summarized important information in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement and Annual Report on Form 10-K before voting.

Voting Stockholders of record as of March 21, 2022 may cast their votes in any of the following ways:

Online Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Phone Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.

Via Webcast During the Annual Meeting

Visit www.virtualshareholdermeeting.com/CBRE2022. You will need the 16-digit number included in your proxy card, voter instruction form or notice. Online access begins at 9:45 a.m. (Central Time).

Voting Matters and Board Recommendation

Proposals	Board recommendation	Page reference

1. Elect Directors	FOR each nominee	10

2. Ratify the Appointment of Independent Registered Public Accounting Firm for 2022	FOR	34

3. Advisory Vote to Approve Named Executive Officer Compensation for 2021	FOR	37

4. Approve the Amended and Restated 2019 Equity Incentive Plan	FOR	85

5. If Properly Presented, Consider a Stockholder Proposal Regarding Special Stockholder Meetings	AGAINST	92

CBRE 2022 PROXY STATEMENT	PROXY SUMMARY	2

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability, and helps build public trust in our company. Our governance practices include:

•	Robust director selection process resulting in a diverse Board in terms of gender, race, ethnicity, experience, skills and tenure

•	Independent Board Chair

•	9 out of 10 of our director nominees are independent

•	7 out of 10 of our director nominees are diverse

•	Annual election of directors

•	Majority voting standard for uncontested elections
•	Maximum of one Board-nominated management director

•	12-year director term limit, which has resulted in the addition of 7 new independent directors since adoption of the term limit in December 2015

•	Proxy access rights for director nominations

•	Stockholder rights to call a special meeting

•	Annual Board, committee and individual director evaluations and self-assessments

•	Regular executive sessions, where independent directors meet without management present
•	Active risk oversight by the Board and its key committees

•	Stock ownership requirements for directors and executive officers

•	Policy restricting trading, and prohibiting hedging and short-selling, of CBRE stock

•	Compensation clawback policy for executive officers

•	Ongoing stockholder outreach and engagement

Our Board Nominees

Here is summary information about each of the director nominees who is being voted on by stockholders at the Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	Committees	Other Public Company Boards

Brandon B. Boze Board Chair	41	2012	Partner and President of ValueAct Capital	●	– Executive (Chair)	0

Beth F. Cobert	63	2017	Chief Operating Officer of the Markle Foundation	●	– Compensation (Chair) – Corporate Governance and Nominating	0

Reginald H. Gilyard	58	2018	Senior Advisor to The Boston Consulting Group	●	– Compensation – Corporate Governance and Nominating	3

Shira D. Goodman	61	2019	Advisory Director of Charlesbank Capital Partners	●	– Audit (Chair) – Compensation	1

Christopher T. Jenny	66	2016	Chair and Chief Executive Officer of Jennus Innovation	●	– Audit – Corporate Governance and Nominating (Chair)	0

Gerardo I. Lopez	62	2015	Executive-in-Residence at Softbank Investment Advisers	●	– Compensation – Corporate Governance and Nominating – Executive	2

Susan Meaney	62	2022	Senior Advisor to KSL Capital Partners	●	– Audit	1

Oscar Munoz	63	2020	Special Advisor to United Airlines Holdings	●	– Audit – Corporate Governance and Nominating	2

Robert E. Sulentic	65	2012	President and Chief Executive Officer of CBRE		– Executive	0

Sanjiv Yajnik	65	2017	President of Capital One Financial Services	●	– Audit – Compensation	0

CBRE 2022 PROXY STATEMENT	PROXY SUMMARY	3

Board Diversity

The following charts summarize the race & ethnicity, gender, independence and tenure of our 2022 director nominees.

Our Corporate Strategy

In 2020, we completed a comprehensive review of our business, markets, competitive position and potential disruptions to our operating model. This review resulted in an update to our corporate strategy with an increased emphasis on strategies specific to our three business segments: Advisory Services, Global Workplace Solutions and Real Estate Investments. Our strategy review took into account the anticipated effects of the Covid-19 pandemic. To date, the strategy has proven effective, with business performance resilient through the downturn triggered by the pandemic and the subsequent recovery.

At its core, our strategy continues to be underpinned by a strong focus on delivering consistently superior outcomes for three key stakeholder groups – our clients, our employees and our stockholders. Our strategy is framed by five key themes, each selected to help further distinguish our performance from the competition.

Our Five Key Performance Themes

1.	2.	3.	4.	5.

Drive operational excellence by streamlining processes, increasing efficiency and strengthening corporate functions.	Differentiate our service offering— particularly property leasing and sales— with data.	Build on core line of business and geographic strengths in the Advisory Services and Global Workplace Solutions segments.	Amplify our principal investments in our investment management and real estate development business lines.	Execute focused strategic bets on new and enhanced offerings in areas where we see opportunities for rapid growth.

CBRE 2022 PROXY STATEMENT	PROXY SUMMARY	4

2021 Business Highlights

Revenue	Net Revenue (1)	GAAP Net Income

$27.7B	$17.0B	$1.8B

+17%	+23%	+144%

Consolidated Adjusted EBITDA (1)	GAAP EPS	Adjusted EPS (1)

$3.1B	$5.41	$5.80

+62%	+143%	+77%

Core Adjusted EPS (1)	Cash Flow from Operations	Free Cash Flow (1)

$5.33	$2.4B	$2.2B

+63%	+29%	+38%

1-Year Total Stockholder Return (2) (as of 12/31/2021)	3-Year Total Stockholder Return (2) (as of 12/31/2021)	5-Year Total Stockholder Return (2) (as of 12/31/2021)

73%	171%	245%

vs. 29% for S&P 500 (+44% outperformance)	vs. 100% for S&P 500 (+71% outperformance)	vs. 134% for S&P 500 (+111% outperformance)

(1)

These are non-GAAP financial measures. For definitions and more information, see Annex A of this Proxy Statement. Our Board and management use these non-GAAP financial measures to evaluate our performance and manage our operations. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP. The term “GAAP,” as used in this Proxy Statement, means generally accepted accounting principles in the United States.

(2)	Inclusive of dividends, assuming reinvestment.

CBRE 2022 PROXY STATEMENT	PROXY SUMMARY	5

Company Performance and Financial Highlights

We delivered strong 2021 results, as revenue, net revenue, earnings and free cash flow reached all-time highs. This result was not foreordained. In early 2021, we faced significant headwinds. As the year progressed, the macro environment became more supportive, and we benefited additionally from our longstanding work to strengthen our balance sheet and improve our financial resiliency. Our efforts to diversify our business across four dimensions – asset types, lines of business, clients and geographies – and to position CBRE to capitalize on secular tailwinds also helped drive our financial performance.

Our performance in 2021 resulted in strong stockholder value creation. This extended a long-term record of consistently increased stockholder value.

Comparison of 5-Year Cumulative Total Return(1) among CBRE Group, Inc., the S&P 500 Index(2) and Peer Group(3)

(1)	$100 invested on December 31, 2016 in stock or index-including reinvestment of dividends, fiscal year ending December 31.
(2)	Copyright© 2022 Standard & Poor’s, a division of S&P Global, All rights reserved.
(3)	Peer group contains companies with the following ticker symbols: JLL, CIGI, CWK, ISS, MMI, NMRK, SVS.L (London), EXH0.PA and WD.

2021 saw a significant acceleration in our capital deployment. We deployed approximately $2 billion of capital targeted at accelerating future growth while further enhancing our resiliency.

2021 capital deployment included:

•	The acquisition of a 60% stake in Turner & Townsend Holdings Limited, one of the global leaders in program, project and cost management, for approximately $1.27 billion. This transaction expands our capabilities in infrastructure and green energy, which we expect to benefit from strong secular growth tailwinds.

•	The completion of the acquisition of a 40% interest in Industrious National Management Company LLC, a leading provider of premium flexible workplace solutions. This investment aligns us with an outstanding operator and capable leadership team, and enables us to participate in the rapidly growing flex-space opportunity at scale.
•	Investing in commercial solar provider, Altus Power, Inc. (Altus), through our special purpose acquisition company. Altus is now publicly traded (NYSE:AMPS) and we expect to have a strong relationship and to drive value for Altus.

•	Stockholder capital returns of over $370 million through share repurchases. We expect programmatic stockholder returns will remain a core part of our capital deployment strategy.

CBRE 2022 PROXY STATEMENT	PROXY SUMMARY	6

Awards & Recognition

In 2021 and early 2022, we were recognized with the following awards and accolades:

MOST ADMIRED REAL ESTATE COMPANIES Fortune Magazine, 12th consecutive year, including 2022	MOST RECOGNIZED COMMERCIAL REAL ESTATE BRAND Lipsey Company Survey, 21st consecutive year, including 2022	WORLD’S MOST ETHICAL COMPANY Ethisphere Institute, 9th consecutive year, including 2022

INCLUDED IN THE DOW JONES SUSTAINABILITY WORLD INDEX Only commercial real estate provider for three consecutive years	LISTED IN THE BLOOMBERG GENDER EQUALITY INDEX For three consecutive years, including 2022	RANKED 11TH MOST SUSTAINABLE U.S. COMPANY Barron’s, including 2022, making top 100 list for five consecutive years

Environmental and Social Responsibility

In 2021, we continued to make strides on our environmental, social and governance (ESG) initiatives. As the world’s largest commercial property manager, we believe we are well-positioned to tackle one of the biggest contributors to climate change: greenhouse gas emissions. We signed the Climate Pledge, which commits CBRE to net-zero carbon emissions by 2040—10 years ahead of the Paris Agreement. We have committed to science-based greenhouse gas reduction targets with a goal of cutting our operational emissions by more than two-thirds by 2035 through 100% renewable electricity in our offices by 2025 and electric vehicle fleet transitions. We also set similarly ambitious greenhouse gas emissions reduction goals for the properties and facilities we manage for our clients.

We are committed to providing transparent, meaningful sustainability information to stakeholders and have published SASB and TCFD-aligned disclosures in our Corporate Responsibility Report since 2017 and 2019, respectively. In addition, our report has been prepared in accordance with the Global Reporting Initiative (GRI) Standards and we have supported the Ten Principals of the United Nations Global Compact (UNGC) for the 14th consecutive year.

We have also continued to make progress enhancing diversity, equity and inclusion at CBRE and in the broader commercial real estate industry. In 2021, we exceeded our goal of spending $1 billion with diverse suppliers, positioning us to meet our pledge to spend $3 billion with diverse suppliers by 2025. We also committed time, talent and funding to help organizations that help people from underrepresented communities to learn about and prepare for commercial real estate careers.

To learn more about our ESG efforts, please view our Corporate Responsibility Report at www.cbre.com/responsibility. The information contained on or available through this website is not a part of, or incorporated by reference into, this Proxy Statement.

Executive Compensation Highlights

Our Pay for Performance Compensation Philosophy

Our executive compensation program is designed to:

•	Align pay and performance;

•	Reinforce our corporate strategy;

•	Attract and retain accomplished and high-performing executives; and

•	Motivate those executives to consistently achieve short- and long-term goals to further our corporate strategy.

To do this, we focus a significant percentage of our executive officers’ compensation on both annual and long-term incentive awards intended to drive growth in our business and in our share price in the short- and long-term, with a relatively modest portion of compensation paid in fixed base salary.

CBRE 2022 PROXY STATEMENT	PROXY SUMMARY	7

2021 Total Target Direct Compensation Mix

The total 2021 target direct compensation mix for our Chief Executive Officer (“CEO”) is shown here:

CEO Target Compensation Mix

2020 and 2021 Performance and NEO Compensation

Despite our solid overall financial and operational performance in 2020 and strong performance by each of our executive officers to build a more resilient business, the impact of the Covid-19 pandemic led to a meaningful reduction in named executive officer compensation in a number of ways:

•

Mr. Robert E. Sulentic voluntarily agreed to a temporary reduction of 100% of his base salary. Mses. Leah C. Stearns and Chandra Dhandapani and Messrs. Michael J. Lafitte and Daniel G. Queenan also voluntarily agreed to a 15% temporary reduction of their base salaries. The temporary executive salary reductions took effect on April 4, 2020 and expired on December 31, 2020. The temporary base salary reductions did not impact other items tied to base salary such as minimum common stock ownership requirements.

•	Compared to annual cash bonus targets, 2020 cash bonuses awarded to the named executive officers during 2020 were below target and averaged 60.6% of target.

•

Although we had a record year of performance in 2019, the Covid-19 pandemic severely impacted our business in 2020. As a result, 2019 Adjusted EPS Awards, which were based on our two-year cumulative Adjusted EPS performance, were earned at 52.5% of target.

In contrast, the company’s financial performance significantly improved in 2021, exceeding both 2020 and 2019 levels, with revenue, net revenue, earnings and free cash flow reaching all-time highs. On a consolidated basis, revenue and net revenue grew 17% and 23%, respectively, compared to 2020. GAAP net income and consolidated adjusted EBITDA increased 144% and 62%, respectively, and GAAP EPS, Adjusted EPS and Core Adjusted EPS increased 143%, 77% and 63%, respectively, compared to 2020. Cash flow from operations and free cash flow increased 29% and 38%, respectively, compared to 2020. We generated a 73% total stockholder return in 2021.

Our strong performance in 2021 resulted in higher payouts for all of our named executive officers.

•	Compared to annual cash bonus targets, 2021 cash bonuses awarded to our named executive officers during 2021 averaged 172% of target.

•	2020 Adjusted EPS Awards were earned at 200% of target.

For 2021, Mr. Sulentic requested, and the Board agreed, that Mr. Sulentic would forego $3.7 million of his total target annual compensation opportunity in light of the ongoing business challenges related to Covid-19 pandemic that existed in March 2021, when the Board set Mr. Sulentic’s 2021 pay opportunity. As reduced from what the Board originally approved, Mr. Sulentic’s total target annual compensation was $12,550,000, comprised of an annual base salary of $920,000 (reduced by $230,000), an annual target performance award of $1,840,000 (reduced by $460,000) and an annual target equity award of $9,790,000 (reduced by $3,010,000). These reductions represent a roughly even reduction as a percentage of each individual pay element from the 2020 target levels. Concurrent with his request to forego $3.7 million of his total target annual compensation opportunity, Mr. Sulentic also agreed to extend his existing Restrictive Covenants Agreement with the company (initially scheduled to expire on December 1, 2023) through December 31, 2025.

CBRE 2022 PROXY STATEMENT	PROXY SUMMARY	8

2021 NEO Total Annual Compensation

Set forth below is the 2021 annual compensation for our named executive officers. The table below differs from the total compensation reported in the Summary Compensation Table in that it excludes certain severance payments and strategic equity awards granted to our named executive officers in connection with a promotion.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Annual Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)

Robert E. Sulentic President and Chief Executive Officer	2021	939,726	—	9,789,859	3,174,000	4,500	13,908,085

Emma E. Giamartino Global Group President, Chief Financial Officer and Chief Investment Officer	2021	520,438	—	1,214,886	1,307,692	4,500	3,047,516

Leah C. Stearns Former Chief Financial Officer	2021	700,000	—	2,574,926	2,150,000	4,500	5,429,426

Michael J. Lafitte Global Chief Executive Officer, Real Estate Investments	2021	735,000	—	2,849,948	1,885,000	4,500	5,474,448

Daniel G. Queenan Global Chief Executive Officer, Advisory Services	2021	700,000	—	2,699,894	1,815,000	4,500	5,219,394

Chandra Dhandapani Chief Transformation Officer and Global Chief Operating Officer, Global Workplace Solutions	2021	700,000	—	1,799,712	1,477,599	4,500	3,981,811

(1)

Salary Column Ms. Giamartino became our Global Group President, Chief Financial Officer and Chief Investment Officer on July 28, 2021. Her salary reflects 30 weeks at her previous base salary and 22 weeks at her current base salary of $680,000.

(2)	Bonus Column Does not include a $1,000,000 one-time promotion cash award paid to Ms. Giamartino.
(3)	Annual Stock Awards Column Does not include a Strategic Equity Award granted to each of Mses. Giamartino and Dhandapani in the amount of $1,500,000.
(4)

All Other Compensation Column Does not include the following amounts paid to Ms. Stearns pursuant to her Transition Agreement: (i) a lump-sum cash severance payment of $2,662,500, (ii) COBRA continuation coverage of $25,345, (iii) outplacement assistance services of $15,000 and (iv) reimbursement of legal fees of $16,908.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future business outlook and performance, capital deployment strategies, performance of investments, and sustainability and social responsibility targets, strategies and goals. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this Proxy Statement. Any forward-looking statements speak only as of the date of this Proxy Statement and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in the company’s Annual Report for the year ended December 31, 2021, particularly those under the captions “Cautionary Note on Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in the company’s press releases and other periodic filings with the SEC.

This Proxy Statement contains certain voluntary disclosures regarding our sustainability and social responsibility goals and related matters because we believe these matters are of interest to our investors; however, we do not believe these disclosures are “material” as that concept is defined by or construed in accordance with the securities laws or any other laws of the U.S. or any other jurisdiction, or as that concept is used in the context of financial statements and financial reporting. These disclosures speak only as of the date on which they are made, and we undertake no obligation and expressly disclaim any duty to correct or update such disclosures, whether as a result of new information, future events or otherwise, except as required by applicable law.

CBRE 2022 PROXY STATEMENT	TABLE OF CONTENTS	9

CBRE 2022 PROXY STATEMENT	PROPOSAL 1: ELECT DIRECTORS — DIRECTOR NOMINATION CRITERIA	10

Proposal 1:

Elect Directors

Our Board has nominated 10 directors for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees were selected to serve on our Board based on one or more of the following criteria:

•	outstanding achievement in their professional careers;

•	broad experience;

•	personal and professional integrity;

•	their ability to make independent, analytical inquiries;

•	financial literacy;
•	mature judgment;

•	high-performance standards;

•	familiarity with our business and industry;

•	an ability to work collegially.

We believe that all of our director nominees have a reputation for honesty and adherence to high ethical standards. Each agreed to be named in this Proxy Statement and to serve if elected.

Director Nomination Criteria

Our Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions. In nominating candidates, our Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. Our Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual orientation or any other category protected by law. When evaluating candidates, our Board considers whether potential nominees possess integrity, accountability, informed judgment, financial literacy, mature confidence and high-performance standards.

Our Board is especially interested in adding candidates over time who are operating executives (particularly current chief executives or other operating executives of other large public companies) or who have a strong technology background and in both cases a passion for building a transformative business on a global basis. Other factors include having directors with international experience, including knowledge of emerging markets or management of business operations and resources that are dispersed across a global platform.

Director Independence

A majority of our Board must be independent, under our Corporate Governance Guidelines and New York Stock Exchange (NYSE) listing standards. Also, at least one member of our Audit Committee should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act, as defined by the rules of the Securities and Exchange Commission, or SEC.

Director Term Limits

Under our by-laws, the Board may not nominate any non-management director for re-election to the Board if that director has completed 12 years of service as an independent member of the Board on or prior to the date of election to which such nomination relates. No exemptions are permitted. Our Board believes that these restrictions contribute to Board stability, vitality and diversity and help ensure that our Board continuously benefits from a balanced mix of perspectives and experiences.

Our focus on Board refreshment has resulted in the addition of seven new directors since the adoption of the director term limits in December 2015.

Director Resignation Policy Upon Change of Employment

Our Board’s Corporate Governance Guidelines require that directors tender their resignation upon a change of their employment. The Corporate Governance and Nominating Committee of our Board of Directors, or the Governance Committee, will then consider whether the change in employment has any bearing on the director’s ability to serve on our Board, our Board’s goals regarding Board composition or any other factors considered appropriate and relevant. Our Board will then determine whether to accept or reject the tendered resignation.

CBRE 2022 PROXY STATEMENT	PROPOSAL 1: ELECT DIRECTORS — DIRECTOR NOMINATION PROCESS	11

Majority Voting to Elect Directors

In uncontested elections, directors are elected by a “majority vote” requirement. Under this requirement, in order for a nominee to be elected in an uncontested election, the nominee must receive the affirmative vote of a majority of the votes cast in his or her election (i.e., votes cast “FOR” a nominee must exceed votes cast as “AGAINST”). Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered votes cast, and so will not affect the outcome of the nominee’s election. The company maintains a plurality vote standard in contested director elections, where the number of nominees exceeds the number of directors to be elected.

If an incumbent director in an uncontested election does not receive a majority of votes cast for such incumbent’s election, the director is required to submit a letter of resignation to the Board for consideration by the Governance Committee. The Governance Committee is required to promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will act on the Governance Committee’s recommendation within 90 days of the date of the certification of election results.

Required Vote

This is an uncontested Board election. In order to be elected, each nominee must receive the affirmative vote of a majority of the votes cast on his or her election (i.e., votes cast “FOR” a nominee must exceed votes cast as “AGAINST”). Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered votes cast, and so will not affect the outcome of the nominee’s election.

Director Nomination Process

The Governance Committee is responsible for identifying and evaluating potential candidates and recommending candidates to our Board for nomination. They also perform assessments of the skills and experiences needed to properly oversee our interests.

The Governance Committee regularly reviews the composition of our Board and determines whether the addition of directors with particular experience, skills or characteristics would make our Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills or characteristics would make our Board more effective, the Governance Committee conducts targeted efforts to identify and recruit individuals who have the identified qualifications.

As a part of the search process, the Governance Committee:

•  May consult with other directors and members of our senior management; and

•  May also hire a search firm to assist in identifying and evaluating potential candidates.

All potential candidates are interviewed by our CEO, our Board Chair, our Governance Committee Chair and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit.

The General Counsel: • Reviews a director questionnaire submitted by the candidate; and • Conducts a background and reference check as appropriate.
The Governance Committee meets to consider the final candidates and makes its recommendation to the Board to nominate or appoint the new director.

The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances so warrant. The Governance Committee will also consider candidates recommended to our Board by our stockholders. See “Stockholder Recommendations and Nominations of Director Candidates” in this Proxy Statement for more information.

CBRE 2022 PROXY STATEMENT	PROPOSAL 1: ELECT DIRECTORS — DIRECTOR NOMINATION PROCESS	12

Director Nominee Skills and Experience Matrix

Our director nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the company and fresh perspectives. The director nominee skills and experience matrix below summarizes some of the key attributes that our Board has identified as particularly valuable to the effective oversight of our company and the execution of our corporate strategy. This director nominee skills and experience matrix is not intended to be an exhaustive list of each of our director nominees’ skills or contributions to the Board. Further information on each director nominee, including some of their specific experience, qualifications, attributes and skills is included in the biographies on pages 14 to 18 of this Proxy Statement.

Skill	Boze	Cobert	Gilyard	Goodman	Jenny	Lopez	Meaney	Munoz	Sulentic	Yajnik

Cyber Security		●							●	●

Finance and Accounting	●	●		●	●	●	●	●	●	●

Global Business Operations	●	●	●	●	●	●	●	●	●	●

Human Capital Management	●	●	●	●	●	●		●	●	●

M&A	●	●	●	●	●	●		●	●	●

Other Public Company Board Service	●		●	●	●	●	●	●	●

Real Estate Industry Experience	●	●	●		●	●	●		●	●

Risk Management	●	●	●	●	●	●	●	●	●	●

Senior Leadership/CEO	●	●		●	●	●	●	●	●	●

Sustainability	●			●		●		●	●	●

Technology and Innovation	●	●	●			●		●	●	●

Demographic Background

Board Tenure (Years)	9	5	3	3	6	6	0	1	9	4

Age	41	63	58	61	66	62	62	63	65	65

Gender	M	F	M	F	M	M	F	M	M	M

Race/Ethnicity

Asian										●

Black/African American			●

Hispanic/Latinx						●		●

White/Caucasian	●	●		●	●		●		●

CBRE 2022 PROXY STATEMENT	PROPOSAL 1: ELECT DIRECTORS — OUR 2022 DIRECTOR NOMINEES	13

Skills and Experience Definitions

Cyber Security

Experience in the development of technology and processes that protect the storage of information and maintain confidentiality.

Finance and Accounting

High-level expertise in finance and accounting, gained through (i) experience as an operating executive with responsibility for all or a portion of a company’s financial reporting, (ii) experience in the financial sector or private equity or as an audit committee member for publicly traded companies, or (iii) an educational background or training in accounting or finance.

Global Business Operations

International experience, including knowledge of emerging markets or management of business operations and resources that are dispersed across a global platform.

Human Capital Management

Experience and expertise related to human resource issues such as attracting and retaining talent, succession planning, engagement of employees, and the development and evolution of culture, including the alignment of culture and long-term strategy.

M&A

Experience overseeing investment capital decisions, strategic investments and mergers and acquisitions.

Other Public Company Board Service

Experience serving on the boards of other public companies.

Real Estate Industry Experience

Deep commercial real estate operating and investment experience.

Risk Management

Experience assessing risk and reviewing measures to address and mitigate material risks.

Senior Leadership/CEO

Experience serving in senior leadership roles at a large organization.

Sustainability

Experience in sustainability initiatives and practices.

Technology and Innovation

Experience in technology-related business, technological functions or experience implementing innovative technological business strategies, as well as an understanding of emerging technology trends.

Board Diversity

The following charts summarize the race & ethnicity, gender, independence and tenure of our 2022 director nominees.

Our 2022 Director Nominees

For our upcoming annual meeting, the Board recommends the election of each nominee as a director. Each nominee has informed the Board that he or she is willing to serve as a director.

A brief biography summarizing the background and qualifications of each director nominee is provided on the following pages.

The Board of Directors recommends a vote “FOR” the election of each of the following 2022 Director Nominees for a one-year term.

CBRE 2022 PROXY STATEMENT	PROPOSAL 1: ELECT DIRECTORS — OUR 2022 DIRECTOR NOMINEES	14

Brandon B. Boze
Age: 41 Director Since: December 2012 Independent	Board Committee: • Executive (Chair)

Skills & Experience

•  Finance and Accounting

•  Global Business Operations

•  Human Capital Management

•  M&A

•  Other Public Company Board Service

•  Real Estate Industry Experience

•  Risk Management

•  Senior Leadership/CEO

•  Sustainability

•  Technology and Innovation

Qualifications

Mr. Boze is the President, a Partner and a member of the Management Committee of ValueAct Capital, a privately owned investment firm that he joined in August 2005.

Prior to joining ValueAct Capital, Mr. Boze was an investment banker at Lehman Brothers, focused on power utilities and technology mergers and acquisitions.

Mr. Boze brings to our Board experience in finance, strategy, mergers and acquisitions and investment business.

He previously served on the board of directors of Trinity Industries, Inc. and Valeant Pharmaceuticals International.

Mr. Boze holds a B.E. from Vanderbilt University and is a CFA charterholder.

Other Public Company Boards

•  None.

Beth F. Cobert
Age: 63 Director Since: May 2017 Independent	Board Committees: • Compensation (Chair) • Governance

Skills & Experience

•  Cyber Security

•  Finance and Accounting

•  Global Business Operations

•  Human Capital Management

•  M&A

•  Real Estate Industry Experience

•  Risk Management

•  Senior Leadership/CEO

•  Technology and Innovation

Qualifications

Ms. Cobert has served as the Chief Operating Officer of the Markle Foundation since July 2020 where she helps lead their Rework America Alliance Initiative, a coalition of non-profits, private sector companies, educators and others that focuses on enabling workers to secure good jobs in the digital economy. She also led Markle’s Skillful initiative as Chief Executive Officer from June 2017 to July 2021.

She previously served as the Acting Director of the U.S. Office of Personnel Management from July 2015 to January 2017, and as the Deputy Director for Management of the U.S. Office of Management and Budget from October 2013 to July 2015. From 2001 to October 2013, Ms. Cobert served as a Senior Partner at McKinsey & Company, a global business strategy consulting firm. From 1990 to 2001, Ms. Cobert was a Partner at McKinsey & Company. She joined the firm in 1984 as an Associate and served in various leadership roles at McKinsey & Company.

Ms. Cobert brings to our Board over 30 years of experience as a consultant in business strategy, where she worked with corporate, non-profit and government entities on key strategic, operational and organizational issues across a range of sectors, including financial services, health care, legal services, real estate and telecommunications. Our Board also benefits from Ms. Cobert’s government service.

Ms. Cobert previously served on the Board of Trustees of Princeton University, as a member of the board of directors and chair of the United Way of the Bay Area and as a member of the Stanford University Graduate School of Business Advisory Council.

Ms. Cobert holds a B.A. from Princeton University and an M.B.A. from Stanford University.

Other Public Company Boards

None.

CBRE 2022 PROXY STATEMENT	PROPOSAL 1: ELECT DIRECTORS — OUR 2022 DIRECTOR NOMINEES	15

Reginald H. Gilyard
	Age: 58 Director Since: November 2018 Independent	Board Committee: • Compensation • Governance

Skills & Experience • Global Business Operations • Human Capital Management • M&A • Other Public Company Board Service • Real Estate Industry Experience • Risk Management • Technology and Innovation

Qualifications

Mr. Gilyard has served as a Senior Advisor to The Boston Consulting Group, Inc. (BCG), a global management consulting firm, since August 2017. Prior to this role, Mr. Gilyard served as the Dean of The Argyros School of Business and Economics at Chapman University from August 2012 to July 2017. Prior to joining Chapman University, Mr. Gilyard served as Partner and Managing Director at BCG, where he led strategy, M&A and business transformation initiatives for large corporations, from 1996 to 2012. Prior to BCG, he served nine years in the U.S. Air Force and three years in the U.S. Air Force Reserves, rising to Major in the Reserves.

Mr. Gilyard brings to our Board more than 20 years of experience developing and implementing successful strategies for Fortune 500 companies, educational institutions and large national foundations.

He serves on the board of directors of First American Financial Corporation, Orion Office REIT Inc. and Realty Income Corporation. He also serves as the Board Chair of Pacific Charter School Development, a real estate development company serving low income families in urban centers across the country.

Mr. Gilyard holds a B.S. from the United States Air Force Academy, an M.S. from the United States Air Force Institute of Technology and an M.B.A. from Harvard Business School.

Other Public Company Boards

•  First American Financial Corporation

•  Orion Office REIT Inc.

•  Realty Income Corporation

Shira D. Goodman
	Age: 61 Director Since: May 2019 Independent	Board Committees: • Audit (Chair) • Compensation

Skills & Experience

•  Finance and Accounting

•  Global Business Operations

•  Human Capital Management

•  M&A

•  Other Public Company Board Service

•  Risk Management

•  Senior Leadership/CEO

•  Sustainability

Qualifications

Ms. Goodman has served as an Advisory Director to Charlesbank Capital Partners, a private equity firm, since January 2019. She previously served as the Chief Executive Officer of Staples, Inc. from September 2016 to January 2018. Ms. Goodman served in roles with increasing responsibility at Staples since joining Staples in 1992, including President and Interim Chief Executive Officer from June 2016 to September 2016, President, North American Operations from January 2016 to June 2016, and President, North American Commercial from February 2014 to June 2016.

Prior to that, she served as Executive Vice President of Global Growth from February 2012 to February 2014, Executive Vice President of Human Resources from March 2009 to February 2012, Executive Vice President of Marketing from May 2001 to March 2009, and in various other management positions. Prior to Staples, Ms. Goodman worked at Bain & Company from 1986 to 1992, in project design, client relationships and case team management.

Ms. Goodman brings to our Board more than 25 years of experience in business operations, marketing, sales force management, human resources, business growth and distribution logistics.

She serves on the board of directors of CarMax, Inc. and previously served on the board of directors of Henry Schein, Inc., Staples, Inc. and The Stride Rite Corporation.

Ms. Goodman holds a B.A. from Princeton University, an M.S. in Management from the Massachusetts Institute of Technology and a J.D. from Harvard University.

Other Public Company Boards

•  CarMax, Inc.

CBRE 2022 PROXY STATEMENT	PROPOSAL 1: ELECT DIRECTORS — OUR 2022 DIRECTOR NOMINEES	16

Christopher T. Jenny
Age: 66 Director Since: January 2016 Independent	Board Committees: • Audit • Governance (Chair)

Skills & Experience

•  Finance and Accounting

•  Global Business Operations

•  Human Capital Management

•  M&A

•  Other Public Company Board Service

•  Real Estate Industry Experience

•  Risk Management

•  Senior Leadership/CEO

Qualifications

Mr. Jenny has served as the Chief Executive Officer of Jennus Innovation, a business development incubator/accelerator, since February 2021 and as its Chair since January 2018. He previously served as a Senior Advisor to EY-Parthenon a global strategy consulting organization, from January 2016 to December 2018 and as a Senior Managing Director from August 2014 to December 2015. He previously served as President and Senior Partner with The Parthenon Group LLC, a Boston-based private management consulting firm, from 1995 to 2014 prior to its merger with Ernst & Young in August 2014. Prior to joining The Parthenon Group LLC in 1995, Mr. Jenny was a Partner at Bain & Company, Inc., a global business strategy consulting firm.

Mr. Jenny brings to our Board more than 30 years of experience as a consultant in business strategy, and has worked on issues related to business-unit strategy, profit improvement and mergers and acquisitions. He has experience as a senior operating executive and has managed portfolio companies for two of the nation’s leading private-equity firms.

He is a member of the board of directors of Jennus Innovation, The Guardian Life Insurance Company of America, Mobile Virtual Player and PLT4M. He previously served on the board of directors of Mac-Gray Corporation.

Mr. Jenny holds a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

Other Public Company Boards

None.

Gerardo I. Lopez
Age: 62 Director Since: October 2015 Independent	Board Committees: • Compensation • Executive • Governance

Skills & Experience

•  Finance and Accounting

•  Global Business Operations

•  Human Capital Management

•  M&A

•  Other Public Company Board Service

•  Real Estate Industry Experience

•  Risk Management

•  Senior Leadership/CEO

•  Sustainability

•  Technology and Innovation

Qualifications

Mr. Lopez has served as an Executive-in-Residence at Softbank Investment Advisers, Inc. since October 2021 and previously served as an Operating Partner and Head of its Operating Group from December 2018 to October 2021. Prior to Softbank, he served as an Operating Partner at High Bluff Capital from June 2018 to December 2018. From January 2018 to March 2018, Mr. Lopez served as a Senior Advisor to Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc. and was its President and Chief Executive Officer from August 2015 to December 2017. Mr. Lopez previously served as President and Chief Executive Officer of AMC Entertainment Holdings, Inc. and its subsidiary, AMC Entertainment Inc., from March 2009 through August 2015. Prior to that, he was Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions from September 2004 to March 2009, and President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez has also held a variety of executive management positions with International Home Foods, Frito Lay, Pepsi-Cola and the Procter & Gamble Company.

Mr. Lopez brings to our Board his skills, knowledge and business leadership as a senior executive at hospitality, entertainment and consumer products companies. He has over 35 years of experience in marketing, sales and operations and management in public and private companies and has public company experience across diverse consumer-focused industries.

He serves on the board of directors of Newell Brands and Realty Income Corporation, and previously served on the board of directors of Brinker International, Inc., Extended Stay America, Inc., AMC Entertainment Holdings, Inc., Digital Cinema Implementation Partners, National Cinemedia, LLC, Open Road Films, Safeco Insurance, TXU, Inc. and Recreational Equipment, Inc.

Mr. Lopez holds a B.A. from George Washington University and an M.B.A. from Harvard Business School.

Other Public Company Boards

•  Newell Brands

•  Realty Income Corporation

CBRE 2022 PROXY STATEMENT	PROPOSAL 1: ELECT DIRECTORS — OUR 2022 DIRECTOR NOMINEES	17

Susan Meaney
	Age: 62 Director Since: March 2022 Independent	Board Committees: • Audit

Skills & Experience • Finance and Accounting • Global Business Operations • Other Public Company Board Service • Real Estate Industry Experience • Risk Management • Senior Leadership/CEO

Qualifications

Ms. Meaney has served as a Senior Advisor to KSL Capital Partners, an investor and operator of travel and leisure businesses, since May 2020. She previously served as a Managing Director of Makena Capital Management, an investment management firm, from 2006 to December 2019. She was a member of the firm’s Management Committee, and one of the firm’s founding partners. Ms. Meaney was responsible for managing the firm’s real estate investments as well as overseeing the real assets portfolio. Prior to joining Makena Capital, Ms. Meaney was the Director of Real Estate and Real Assets Investments for the William & Flora Hewlett Foundation from 2002 to 2006. She served as a Managing Director at the Stanford Management Company from 1993 to 2001, where she co-managed the real estate group. Prior to that, she was responsible for the development and management of the Stanford Research Park.

Ms. Meaney brings to our Board a real estate investor-operator mindset. She is an accomplished investor with a deep and varied background in real estate and real assets.

She is a member of the board of directors of KKR Real Estate Select Trust and serves on the Stanford Bing Overseas Study Program Advisory Council. She is also a member of the board of directors of the Hewlett Foundation and Chair of the Investment Committee, a Trustee of the Urban Land Institute and has recently served on the Dartmouth Investment Committee. She previously served on the Board of Advisors of the Tuck School at Dartmouth.

Ms. Meaney holds an A.B. in Economics, with Honors from Stanford University and an M.B.A. from The Tuck School at Dartmouth.

Other Public Company Boards

•  KKR Real Estate Select Trust

Oscar Munoz
	Age: 63 Director Since: November 2020 Independent	Board Committees: • Audit • Governance

Skills & Experience

•  Finance and Accounting

•  Global Business Operations

•  Human Capital Management

•  M&A

•  Other Public Company Board Service

•  Risk Management

•  Senior Leadership/CEO

•  Sustainability

•  Technology and Innovation

Qualifications

Mr. Munoz has served as a Special Advisor to United Airlines Holdings, Inc. since May 2021. He previously served as its Executive Chair from May 2020 to May 2021, its Chief Executive Officer from September 2015 to May 2020 and President from September 2015 to August 2016. Prior to United, Mr. Munoz served as the President and Chief Operating Officer of CSX Corporation, a railroad and intermodal transportation services company, from February 2015 to September 2015, as Executive Vice President and Chief Operating Officer of CSX from 2012 to 2015, and as Executive Vice President and Chief Financial Officer of CSX from 2003 to 2012.

Mr. Munoz brings to our Board his skills, knowledge and business leadership as a senior executive in various financial and strategic capacities at some of the world’s most recognized consumer brands.

He is a member of the board of directors of Archer Aviation, Inc., salesforce.com, inc. and Univision Holdings, Inc. Mr. Munoz also serves on the board of trustees of Fidelity Investments, the University of Southern California and The Brookings Institution. He previously served on the board of directors of Continental Airlines, Inc., CSX Corporation and United Airlines Holdings, Inc.

Mr. Munoz holds a B.S. in business administration from the University of Southern California and an M.B.A. from Pepperdine University.

Other Public Company Boards

•  Archer Aviation, Inc.

•  salesforce.com, inc.

CBRE 2022 PROXY STATEMENT	PROPOSAL 1: ELECT DIRECTORS — OUR 2022 DIRECTOR NOMINEES	18

Robert E. Sulentic
Age: 65 Director Since: December 2012	Board Committees: • Executive

Skills & Experience

•  Cyber Security

•  Finance and Accounting

•  Global Business Operations

•  Human Capital Management

•  M&A

•  Other Public Company Board Service

•  Real Estate Industry Experience

•  Risk Management

•  Senior Leadership/CEO

•  Sustainability

•  Technology and Innovation

Qualifications

Mr. Sulentic has been our President and CEO since December 2012. Previously, he served in several senior leadership roles, including Group President with responsibility for Asia Pacific, EMEA and the Development Services business; Chief Financial Officer; and President with responsibility for all business segments. At Trammell Crow Company, which CBRE acquired in December 2006, Mr. Sulentic served as Chief Financial Officer, Chief Executive Officer and Board Chair.

This deep and varied background enables Mr. Sulentic to bring significant strategic, financial and operating skills to our Board.

Mr. Sulentic previously served on the following public company boards: CBRE Acquisition Holdings, Inc. (Board Chair), which merged with Altus Power, Inc. (NYSE:AMPS); Staples, Inc. (Independent Board Chair) and Trammell Crow Company (Board Chair).

Mr. Sulentic holds a B.A. from Iowa State University and an M.B.A. from Harvard Business School.

Other Public Company Boards

None.

Sanjiv Yajnik
Age: 65 Director Since: November 2017 Independent	Board Committees: • Audit • Compensation

Skills & Experience

•  Cyber Security

•  Finance and Accounting

•  Global Business Operations

•  Human Capital Management

•  M&A

•  Real Estate Industry Experience

•  Risk Management

•  Senior Leadership/CEO

•  Sustainability

•  Technology and Innovation

Qualifications

Mr. Yajnik has been the President of Capital One Financial Services, a division of Capital One, since June 2009. He is also President and Director of Capital One National Association, one of Capital One’s two national bank subsidiaries, and serves on Capital One’s Executive Committee. In addition, Mr. Yajnik oversees Capital One’s community relations throughout Texas, Oklahoma and Louisiana as President of the company’s South-Central Region. Since joining Capital One in 1998, he has held a number of senior leadership positions in Europe, Canada and the United States.

Prior to Capital One, he held leadership positions at PepsiCo and Circuit City and was a Chief Engineer for Mobil Oil Corporation’s shipping business.

He serves as the Chair of the Collin County Business Alliance, Co-Chair of the Indian American CEO (IACEO) Council and is a member of the executive board of the Dallas Symphony Association. Mr. Yajnik previously served as Chair of the Dallas Symphony Association and Texas Economic Development Corporation.

Mr. Yajnik brings to our board his broad business background and his experience in leading the transformation of a large, service-oriented global organization through technology enablement.

Mr. Yajnik received an M.B.A. with honors from the University of Western Ontario, Canada, and completed the Executive Management Program at Stanford University. He is a medalist Chartered Engineer (I), and graduated with distinction from the Marine Engineering Research Institute, India.

Other Public Company Boards

None.

Dr. Laura D. Tyson, who currently serves on our Board, is not eligible to stand for re-election due to our term limit restrictions and will retire from our Board at the expiration of her current term at the 2022 Annual Meeting. We are grateful for her contributions to CBRE.

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — GOVERNANCE HIGHLIGHTS	19

Corporate Governance

Our Corporate Governance framework is designed to strengthen the Board of Directors’ oversight of management and to serve the long-term interests of our stockholders, employees and other stakeholders. Governance is a continuous focus for us, starting with our Board and committees of the Board that meet several times throughout the year, and extending to management and our employees. We are committed to maintaining the highest standards of business conduct and corporate governance.

Governance Highlights

Corporate Governance

•	Robust director selection process resulting in a diverse Board in terms of gender, race, ethnicity, experience, skills and tenure

•	10 director nominees, 9 of whom are independent

•	Director Term Limits (12 years)

•	Independent Board Chair
•	Annual Board, committee and individual director evaluations and self-assessments

•	Maximum of one Board-nominated management director

•	Robust Standards of Business Conduct and governance policies

•	No “over-boarding” by our directors on other public-company boards

Compensation

•	Pay-for-performance compensation program, which includes performance-based equity grants

•	Annual “say on pay” votes, with most recent favorable “say on pay” vote of approximately 93%
•	Stock ownership requirements for directors and executive officers

•	Policy restricting trading, and prohibiting hedging and short-selling, of CBRE stock

•	Compensation clawback policy for executive officers

Stockholder Rights

•	Annual election of all directors

•	Majority voting requirement for directors in uncontested elections

•	Stockholder rights to call special meetings

•	No poison pill takeover defense plans
•	Stockholders may act by written consent

•	Proxy access for director nominations

•	Ongoing stockholder outreach and engagement

Corporate Governance Materials The following materials, along with other Governance documents, are available on our website, https://ir.cbre.com/governance/governance-documents/default.aspx.

•  Standards of Business Conduct

•  Corporate Governance Guidelines

•  Policy Regarding Transactions with Interested Parties
and Corporate Opportunities

•  Whistleblower Policy

•  Equity Award Policy

•  Anti-Corruption Policy

•  Charter, By-laws and Board Committee Charters

These materials are also available in print to any person, without charge, by emailing us at investorrelations@cbre.com or by written request to:

Investor Relations Department

CBRE Group, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — BOARD STRUCTURE AND LEADERSHIP	20

Governance Policies & Practices

Standards of Business Conduct. Our Board has adopted a Standards of Business Conduct applicable to all directors, officers and employees that states our corporate values and ethical standards, including our commitment to respect, integrity, service and excellence. We are firmly committed to conducting business with the highest integrity and in compliance with the letter and spirit of the law. If the Board grants any waivers from the Standards of Business Conduct to any of our directors or executive officers, or if we amend such policies, we will, if required, disclose these matters through the Investor Relations section of our website on a timely basis.

Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines, which provide a framework within which our Board, assisted by its committees, directs our affairs.

Other key governance policies include:

Policy Regarding Transactions with Interested Parties and Corporate Opportunities. Our Board has adopted a related-party transactions and corporate opportunities policy that directs our Audit Committee to review and approve, among other things, potential conflicts of interest between us and our directors and executive officers.

Whistleblower Policy. We have a Whistleblower Policy that directs our Audit Committee to investigate complaints (received directly or through management) regarding:

•	deficiencies in or noncompliance with our internal accounting controls or accounting policies;

•	circumvention of our internal accounting controls;

•	fraud in the preparation or review of our financial statements or records;

•	misrepresentations regarding our financial statements or reports;

•	violations of legal or regulatory requirements; and

•	retaliation against whistleblowers.

Equity Award Policy. We have an Equity Award Policy that is designed to maintain the integrity of the equity award process and to ensure compliance with all applicable laws. The Equity Award Policy sets forth the procedures that must be followed in connection with employee awards. Our Equity Award Policy is described in greater detail under the heading “Compensation Discussion and Analysis—Section 6. Compensation Policies and Practices.”

Anti-Corruption Policy. Our global Anti-Corruption Policy contains strict prohibitions on any employee or agent of the company offering or providing anything that could be perceived as a bribe to gain or maintain any business advantage.

Compensation Clawback Policy. We have a policy that permits us, subject to the discretion and approval of our Board, to recover cash-based and performance-based-equity incentive compensation paid to any current or former “Section 16 officer” if there is a restatement of our financial results in certain circumstances. These circumstances are described in greater detail under “Compensation Discussion and Analysis—Section  6. Compensation Policies and Practices.”

Board Structure and Leadership

Our Board currently consists of 11 directors, 10 of whom have been nominated for re-election. As previously noted, Dr. Tyson currently serves on our Board, but will not stand for re-election due to our term limit restrictions and will retire from our Board following the expiration of her current term at the Annual Meeting.

All of our directors are elected at each annual meeting of stockholders and hold office until the next election. Our Board has authority under our by-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual meetings of stockholders.

Since 2001, we have separated the roles of CEO and Chair of the Board in recognition of the differences between the two positions. Our CEO is responsible for setting the strategic direction and overseeing the day-to-day leadership and performance of the company. The Chair of our Board, who is independent of management, provides oversight and guidance to our CEO.

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — BOARD MEETINGS AND COMMITTEES	21

Board Meetings and Committees

Our Board held nine meetings during fiscal year 2021 to review significant developments, engage in strategic planning and act on matters requiring Board approval. In 2021, each incumbent director attended at least 75% of our Board meetings and meetings of committees on which he or she served (taken in the aggregate) during the period that he or she served thereon, except for Mr. Lopez whose attendance was 71% in 2021 due to an illness that prevented him from attending meetings beginning in May 2021. Mr. Lopez attended 100% of the Board and committee meetings after his recovery.

Our Board currently has four standing committees that met or acted by written consent during fiscal year 2021: the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee.

The following table describes the current members of each of the committees of our Board, and the number of meetings held during fiscal year 2021:

Director	Board	Audit	Compensation	Governance	Executive

Brandon B. Boze	CHAIR				CHAIR

Beth F. Cobert	●		CHAIR	●

Reginald H. Gilyard	●		●	●

Shira D. Goodman	●	CHAIR	●

Christopher T. Jenny	●	●		CHAIR

Gerardo I. Lopez	●		●	●	●

Susan Meaney	●	●

Oscar Munoz	●	●		●

Robert E. Sulentic	●				●

Laura D. Tyson(1)	●	●

Sanjiv Yajnik	●	●	●

Number of Meetings	9	9	3	4	1

(1)

Dr. Tyson currently serves on our Board, but is not eligible to stand for re-election due to our term limit restrictions and will retire from our Board at the expiration of her current term at the 2022 Annual Meeting.

Each committee (other than the Executive Committee) is composed entirely of directors whom our Board has determined to be independent under current NYSE standards. Each committee operates under a charter approved by our Board that sets out the purposes and responsibilities of the committee and that are published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. In accordance with our Board’s Corporate Governance Guidelines, our Board and each of the Audit Committee, Compensation Committee and Governance Committee conducts an annual performance self-assessment with the purpose of increasing the effectiveness of our Board and its committees. The responsibilities of our Board committees are described below.

Board Attendance at Annual Meeting of Stockholders

Although the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, it is the Board’s policy that all directors should attend these meetings. All of our then-serving directors attended our 2021 annual meeting of stockholders on May 19, 2021, except for Mr. Lopez who was unable to attend due to an illness.

Independent Director Meetings

Our non-management directors meet in executive session without management present each time the full Board convenes for a regularly scheduled meeting. If our Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. The Chair of our Board is a non-management director that presides over executive sessions of our Board.

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — BOARD MEETINGS AND COMMITTEES	22

Board Committees

Audit Committee	Chair: Shira D. Goodman	Members: Christopher T. Jenny* Susan Meaney Oscar Munoz* Laura D. Tyson* Sanjiv Yajnik*

The Audit Committee provides oversight of our accounting and financial reporting and disclosure processes, the adequacy of the systems of disclosure and internal control established by management, our compliance with legal and regulatory requirements and the audit of our financial statements.

THE AUDIT COMMITTEE ALSO:

•	Oversees our risk assessment and risk management process generally;

•	Retains, compensates, oversees and terminates the independent auditor and evaluates its qualifications, independence and performance;

•	Pre-approves all audit and any non-audit services performed by the independent auditor;

•	Reviews the results of the independent audit and internal audits as well as reports from our Chief Financial Officer, our Chief Ethics & Compliance Officer, our Head of Internal Audit, our Chief Digital & Technology Officer and our General Counsel and Chief Risk Officer;

•	Reviews the independent auditor’s report describing our internal quality-control procedures and any material issues raised by the most recent internal quality-control review or any inquiry by governmental authorities;
•	In consultation with the independent auditor, management and internal auditors, reviews the integrity of our internal and external financial reporting processes;

•	Reviews financial statements and releases and guidance provided to analysts and rating agencies;

•	Reviews the Chief Ethics & Compliance Officer’s report on the effectiveness of our compliance with applicable ethical, legal, and regulatory requirements;

•	Reviews our cybersecurity readiness and other policies and procedures related to data governance; and

•	Establishes procedures to handle complaints regarding accounting, internal controls or auditing matters.

In March 2020, approximately two weeks prior to the onset of the Covid-19 pandemic in the Americas, management disclosed material weaknesses in internal controls over financial reporting related to our Global Workplace Solutions segment in the Europe, Middle East & Africa region, or GWS EMEA. We intend to complete the remediation in 2022 with the delivery of additional training of relevant GWS EMEA resources and the operation of the remediated controls for a sufficient period of time for management to conclude, through testing, that these controls are operating effectively.

The Audit Committee’s oversight of these issues is one of its highest priorities. Since March 2020, management has invested significant effort and resources around the implementation of our remediation plans to address these items. As of December 31, 2021, management ensured that the root causes contributing to the majority of the previously reported issues were remediated. While we intend to complete the remediation in 2022, there can be no assurances that we will be able to successfully complete the remediation within the contemplated timeline.

All members of the Audit Committee are “financially literate” under NYSE listing standards.

* These four directors meet the SEC’s qualifications for an “audit committee financial expert.”

All members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and our Board’s Corporate Governance Guidelines, in each case, as such regulations, standards and guidelines apply to audit committee members.

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — BOARD MEETINGS AND COMMITTEES	23

Compensation Committee	Chair: Beth F. Cobert	Members: Reginald H. Gilyard Shira D. Goodman Gerardo I. Lopez Sanjiv Yajnik

The Compensation Committee oversees the development and administration of our executive compensation policies, plans and programs, including reviewing and approving compensation of our executive officers and any compensation contracts or arrangements with our executive officers.

IN ADDITION, THE COMPENSATION COMMITTEE:

•	Reviews the performance of our executive officers, including our CEO;

•	Retains Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant. FW Cook reports directly to the Committee, attends meetings and provides advice to the Committee; and
•	Considers the results of annual stockholder advisory votes on the compensation of our named executive officers in connection with the discharge of its responsibilities.

Each Compensation Committee member qualifies as a “non-employee director” for purposes of the Exchange Act. All members are “independent” under NYSE listing standards applicable to compensation committee members. All members of the Compensation Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and our Board’s Corporate Governance Guidelines, in each case, as such regulations, standards and guidelines apply to compensation committee members.

Governance Committee	Chair: Christopher T. Jenny	Members: Beth F. Cobert Reginald H. Gilyard Gerardo I. Lopez Oscar Munoz

The Governance Committee oversees our Board’s corporate governance procedures and practices, including:

•	Recommendations of individuals for service on our Board; and

•	Recommendations to our Board regarding corporate governance matters and practices, including director compensation and directors’ and officers’ liability insurance.

In addition, the Governance Committee consults with our CEO regarding management succession planning.

All members are “independent” under NYSE listing standards and rules.

Executive Committee	Chair: Brandon B. Boze	Members: Gerardo I. Lopez Robert E. Sulentic

The Executive Committee implements policy decisions of our Board and is authorized to act on our Board’s behalf between meetings of our Board, including by approving certain transactions within dollar thresholds established by our Board.

The Executive Committee also engages in the periodic review of our balance sheet management, borrowings and capital markets activities.

Compensation Committee Interlocks and Insider Participation

Neither Mses. Cobert and Goodman or Messrs. Gilyard, Lopez and Yajnik (all members of the Compensation Committee) has ever been an officer or employee of the company or any of its subsidiaries. In addition, during 2021, none of our directors was employed as an executive officer of another entity where any of our executive officers served on that entity’s board of directors or compensation committee (or its equivalent).

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — SELECTED AREAS OF BOARD OVERSIGHT	24

Selected Areas of Board Oversight

Oversight of Risk Management

The Board oversees risk management.

Full Board

Our Board regularly reviews information regarding our most significant strategic, operational, financial and compliance risks and is responsible for ensuring that the company has crisis management and business continuity plans in place to deal with potential crises. Our Board maintains direct oversight over our enterprise risk management process rather than delegating this function to a Board or management committee.

Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee chair reports about such risks. These committee chair reports are presented at every regularly scheduled Board meeting.

Company management is charged with managing risk through rigorous risk mitigation activities and strong internal controls.

Management

Our Executive Risk Committee is chaired by our Chief Risk Officer and consists of senior executives representing a cross-section of our lines of business, operational areas and geographic regions. Our Executive Risk Committee is responsible for identifying and assessing our most significant risks. After this identification and assessment process, we assign each of our top risks to an executive-level (typically C-suite) risk owner, who is then charged with developing mitigation action plans which are then presented to the Executive Risk Committee.

Multiple times during the year, our Chief Risk Officer provides a detailed presentation on identified significant risks to the Board or a committee of the Board. Certain risks that are determined to be best managed directly by the Board versus management or that are in areas specific to a particular Board committee expertise are monitored and overseen at the Board or committee level as appropriate.

Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out our Board’s risk oversight function.

The Audit Committee

oversees management of risks related to our financial reports and record-keeping and potential conflicts of interest. They also oversee our risk assessment and risk management processes more generally including major business, financial, information technology risks (including cybersecurity and data security risks), legal and reputational risk exposures, as well as risks related to crisis management and business continuity.

The Audit Committee receives quarterly reports from our Chief Financial Officer, our Chief Ethics & Compliance Officer, our Head of Internal Audit, our Chief Digital & Technology Officer as well as updates from our General Counsel and Chief Risk Officer on any developments affecting our overall risk profile and on issues of non-compliance and incident management.

The Compensation Committee

is responsible for overseeing the management of risks relating to our compensation plans and arrangements. For additional information regarding the Compensation Committee’s assessment of our compensation-related risk, please see “Compensation Discussion and Analysis—Section 3. How We Make Compensation Decisions—Compensation Risk Assessment.”

The Governance Committee manages risks associated with corporate governance practices, investor engagement, the independence of the Board and the composition of our Board and its committees.

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — SELECTED AREAS OF BOARD OVERSIGHT	25

Oversight of Strategy

Our Board is responsible for providing governance and oversight over the strategy, operations and management of our company. Each quarter, our Board and management devote a substantial amount of time in strategy-focused meetings discussing strategic issues that are most important to the company. At each regular Board meeting, our Board receives business and strategy updates from leaders across the company and reviews our operating plans and overall financial performance, and provides significant guidance and feedback. Annually, our Board reviews and approves our capital allocation and spending budgets, which are designed to strategically deploy capital intended to facilitate investments required to achieve operational excellence.

Oversight of ESG, Sustainability and Human Capital Management

As part of our Board’s strategic and risk oversight, our Board oversees our ESG strategic planning and risk management policies and procedures. The Board has made a deliberate decision to retain governance of ESG, sustainability and human capital management matters at the Board level. The Board chose not to delegate these matters to a specific committee because it believes that these matters are integral to the company’s future success. Throughout the year, our Board receives reports and engages in discussions with management on key ESG and sustainability matters, including progress on sustainability services we provide to clients to meet their commercial real estate sustainability goals, the company’s diversity, equity and inclusion initiatives, and other efforts to be a responsible company in our communities. The Board also receives annual updates on how ESG risk is being addressed, mitigated and managed across the company, including sustainable development considerations that influence market, reputational, operational and political risks.

Oversight of Succession Planning

Our Board reviews management succession and development plans with the CEO on at least an annual basis, and as needed throughout the year. These plans include CEO succession in the event of an emergency or retirement, as well as the succession plans for the CEO’s direct reports and other employees critical to our continued operations and success.

Oversight of Covid-19 Risks

Over the course of 2021, our Board was actively engaged with management in monitoring the pandemic’s impacts to our business, and management was in regular communication with the Board about the assessment and management of the strategic, operational and financial risks to the company associated with the pandemic.

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — INFORMATION TECHNOLOGY/CYBER SECURITY	26

Information Technology/Cyber Security

Information technology and cyber security are critical components of our risk management program. The Audit Committee receives regular, quarterly reports on these matters from our Chief Digital & Technology Officer and our Chief Information Security Officer. These reports include the status of projects to strengthen the company’s security systems and improve cyber readiness, as well as on existing and emerging threat landscapes.

Risk Oversight of IT/Cyber Security

Our information technology and cyber security program is focused on the following areas:

GOVERNANCE We operate under an Information Security Management System (“ISMS”) which is clearly defined through specific policies and standards.

•  Policies are owned by senior management to ensure that they are well embedded in the business and all subsequent standards align to the wider business strategy.

•  At least annually, these policies are reviewed to ensure they remain relevant.

•  Third-party subject matter experts are leveraged across several fields to ensure we maintain an approach that is in line with leading industry recommendations.

•  Through our ISMS, we meet or exceed ISO and local legislative frameworks.

SECURITY AWARENESS / TRAINING All employees are required to adhere to our Standards of Business Conduct, which identifies an employee’s responsibility for information security.

•  We provide annual cyber security training for all employees, as well as additional role-specific information security training.

•  Security awareness articles are disseminated periodically throughout the year.

•  We sponsor a “Cyber Security Month” in October each year and conduct regular phishing exercises.

TECHNICAL SAFEGUARDS We deploy measures to protect our cloud environments, network perimeter and internal Information Technology platforms.	Protection measures include: • internal and external firewalls; • network intrusion detection and prevention; • penetration testing;	• vulnerability assessments; • threat intelligence; plus • anti-malware and access controls.
SUPPLIER RELATIONSHIPS We conduct vendor security reviews for prospective and current third-party suppliers and service providers.

Vender security reviews evaluate numerous key security controls and the outputs of these reviews are used:

•  as part of business decisions regarding procurement; and

•  to assess their overall security posture relative to a defined set of security criteria.

INCIDENT RESPONSE PLANS We maintain and update incident response plans that address the life cycle of a cyber incident and routinely evaluate the effectiveness of such plans.

Incident response plans focus on:

•  technical issues, including detection, response and recovery;

•  cyber threats, with a focus on external communication and legal compliance; and

•  breach simulations and penetration testing through internal and external exercises.

CERTIFICATIONS Our security program is audited on an annual basis by an accredited certification body, leading accounting firms and institutional clients.	• We have obtained ISO 27001 certifications for our Americas, EMEA and APAC and India IT offices. • We have also certified our platform to SOC1 Type II and SOC2 Type II standards.
INSURANCE	• We maintain an information security insurance policy to protect our company against computer-related crimes and losses.

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — ENVIRONMENTAL AND SOCIAL RESPONSIBILITY	27

Environmental and Social Responsibility

We are determined to set the pace for our sector on key environmental and social topics. We recognize the impact we have on our communities, clients, employees and stakeholders—and why our focus areas of corporate responsibility are key to providing leadership that grows our business in environmentally and socially sustainable ways.

In 2021, we consolidated leadership for ESG matters under a single leader—our Chief Responsibility Officer, a senior executive-level position reporting directly to our Chief Executive Officer. We believe this move gives ESG the visibility, sponsorship and accountability required to build on the gains we have made over the past several years.

In recognition of our progress in ESG, CBRE is the only commercial real estate services provider included in the Dow Jones Sustainability World Index—a feat that we have accomplished for the past three years. In addition, CBRE rose to #11 on Barron’s 100 Most Sustainable Companies in the U.S. list in February 2022, a list we have made for five consecutive years.

Environmental Sustainability

As the world’s largest manager of commercial properties, we believe that we can play an outsized role in helping to limit the rise in global temperatures, while improving the efficiency and sustainability of building operations. There is also a compelling business benefit to us, given the heightened demand from our clients for sustainability services. CBRE signed the Climate Pledge and committed to achieve net-zero carbon emissions by 2040—10 years ahead of the Paris Agreement. We have committed to science-based greenhouse gas reduction targets with a goal of cutting our operational emissions by more than two-thirds by 2035 through 100% renewable electricity in our offices by 2025 and electric vehicle fleet transitions. We also set similarly ambitious greenhouse gas emissions reduction goals for the properties and facilities we manage for our clients.

Our Commitment to Transparency

We are committed to providing transparent, meaningful sustainability information to stakeholders and have published SASB and TCFD-aligned disclosures in our Corporate Responsibility Report since 2017 and 2019, respectively. In addition, our report has been prepared in accordance with the Global Reporting Initiative (GRI) Standards and we have supported the Ten Principles of the United Nations Global Compact (UNGC) for the 14th consecutive year.

Social Responsibility

People are at the center of our strategy to deliver measurably superior outcomes for clients, and therefore we place a high priority on attracting, retaining and developing the best talent. We champion four key values—Respect, Integrity, Service, Excellence—which serve as the foundation upon which our company is built and as a touchstone for how our employees conduct themselves.

Our Covid-19 Response

We made diligent efforts to help our CBRE colleagues and communities that were most acutely impacted by the pandemic. Since the beginning of the Covid-19 pandemic, the company’s Employee Resilience Fund has provided over 17,500 grants totaling $7.7 million to CBRE colleagues who faced financial hardship due to Covid-19.

We also developed and implemented many initiatives during the Covid-19 pandemic to promote and ensure the safety and wellbeing of our employees, including:

•

Adoption of benefit programs to support our people during the Covid-19 pandemic, including special Covid-19 paid time off (PTO) in the U.S. for employees required to miss work due to their own Covid-19 illness or to take care of family members without impacting their accrued PTO;

•	Other relevant region-specific benefits to employees globally;

•	A Covid-19 Risk Assessment Center, responsible for managing and monitoring positive Covid-19 cases among CBRE employees and advising on Covid-19 topics such as travel bans and return to work;

•

A robust communications and safety program to provide up-to-date information, guidance and resources—including a bi-weekly news communication, Stay Connected—which was intended to increase employee engagement due to remote working;

•	A pandemic crisis management plan to build awareness for employees on how to stay safe while working; and

•

Coaching on Covid-19 training in the areas of employee resources (staying focused, connected and well), manager resources (managing and engaging your team), facility resources (managing people maintaining business resources) and community resources (navigating local and federal regulations and health guidelines).

Learning and Development

We prioritize and invest in a multitude of training and development programs that enable employees to build satisfying careers. These include webinars, classroom training, self-paced e-learning, coaching, mentoring and a variety of on-the-job projects. To increase diversity, equity and inclusion awareness and adoption, we also launched a new diversity training program in 2020 for all employees globally. As part of this diversity training program, our senior leaders completed an intercultural development inventory self-assessment, attended a 3-hour instructor-led virtual session and developed an inclusive leader personal action plan.

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — ENVIRONMENTAL AND SOCIAL RESPONSIBILITY	28

Workplace Safety and Wellbeing

We drive a culture where safety and wellbeing have a prominent place in virtually every business decision. We insist on high global standards and leadership accountability and strive to continually improve safety and wellbeing outcomes. We define wellbeing across five dimensions: occupational, social, environmental, physical, and intellectual. In 2021, we hosted our annual global Safety and Wellbeing Week, themed “Connect with Purpose.” Our “Be Well” campaign focused on supporting employee well-being through benefits enhancements, awareness campaigns, podcast series and engagement programs that received external recognition.

Commitment to Diversity, Equity and Inclusion (“DE&I”)

We are committed to increasing the diversity of our workforce and strengthening an inclusive culture where everyone is valued and supported in achieving their full potential. These efforts are led by our Chief Responsibility Officer, a senior executive level position reporting directly to our Chief Executive Officer.

We have many programs and initiatives focused on driving these outcomes. These include deploying a global unconscious bias training program and enacting a policy that focuses on having a diverse talent pool and a diverse panel to interview prospective candidates. We exceeded our goal, announced in 2020, of spending more than $1 billion with diverse suppliers in 2021 and are on course to lift that annual spend to $3 billion by 2025.

Also, as part of our community impact initiative, announced in 2021, we increased engagement with eight non-profit organizations that are helping to improve education and career development opportunities for people from diverse and underrepresented communities. We are also committed to stepping up our volunteerism with these organizations in 2022 and beyond. These efforts will help to build the pipeline of diverse talent well into the future. Our employee business resource groups are an essential element of our DE&I activities, facilitating career and professional development and networking opportunities.

We publicly report demographics, including diversity data contained in our EEO-1 Submission, for our U.S. workforce in our Corporate Responsibility Report.

Our policies and practices have earned the company a place in the Bloomberg Gender-Equality Index for three consecutive years, the Human Rights Campaign’s Corporate Equality Index for nine consecutive years and recognition on the Disability Equality Index.

Employee Engagement

Employee engagement is imperative because people are at the center of our strategy. As a services organization, our ability to engage our employees is critical in achieving our goals. Employee engagement is tied to several key organizational outcomes: employee retention; absenteeism and wellness; productivity; safety; client satisfaction and retention; revenue growth and stockholder returns.

In April 2021, we partnered with an external vendor for the fourth time to conduct a worldwide employee engagement survey. CBRE’s “Your Voice” Employee Engagement Survey provided all employees an opportunity to provide confidential feedback about their work experiences. Our fifth engagement survey launched in late March 2022 and the results will be available later this year. The 2021 survey had a response rate of 84% globally, a significant increase from our 2019 survey response rate of 72%. Our results showed an increase in overall employee engagement. Our biggest gain was in employee wellbeing, showing that employees appreciated the way CBRE prioritized their health throughout the Covid-19 pandemic. Compared with our last survey in 2019, employees gave the company higher marks for work processes, supporting learning and development and acknowledging their outstanding work. Company leaders are committed to making further gains in these key areas through action plans based on employee feedback, and we plan to continue measuring our progress in future surveys.

Communities and Giving

We are committed to supporting and adding value to the communities where our employees live and work around the world, as well as in communities where the need is greatest. In 2021, the CBRE Foundation launched fund-raising programs to assist the victims of the earthquake in Haiti and the tornados in the U.S. Midwest. In December 2021, CBRE and the CBRE Foundation announced a community impact initiative creating collaborations with and contributing $7.25 million to non-profit organizations engaged in combating climate change around the world, improving education and career development opportunities for underrepresented populations, and supporting community betterment initiatives in our global headquarters city of Dallas. CBRE’s total charitable giving, including employee donations, exceeded $18 million in 2021.

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Awards and Recognition In 2021 and in early 2022, our ESG efforts were recognized with the following awards and accolades:

•  We were named to the Dow Jones Sustainability World Index in 2021 for the third year in a row and included in the Dow Jones Sustainability Index – North America for the eighth year in a row. Inclusion in these indexes are based on an assessment of a company’s financially material ESG factors.

•  We remained a constituent of the FTSE4Good Index, which we have been a part of since 2014. The FTSE4Good Index Series is designed to measure the performance of companies demonstrating strong environmental, social and governance practices.

•  In 2022, for the ninth consecutive year, we were named as one of the World’s Most Ethical Companies by Ethisphere, a global leader in defining and advancing the standards of ethical business practices.

•  In 2022, we were listed #11 on Barron’s list of the 100 Most Sustainable Companies in the U.S., marking the fifth consecutive year of recognition. The 1,000 largest U.S. publicly held companies were considered for this recognition based on various environmental, social and governance performance indicators.

•  We were included in the 3BL Media 100 Best Corporate Citizens list for the third year in a row, which recognizes outstanding environmental, social and governance transparency and performance.

•  We earned a place in the 2022 Bloomberg Gender-Equality Index (“GEI”) for the third straight year. The public companies in the Bloomberg GEI support gender equality through policy development, representation and transparency.

•  We were named a Best Place to Work for LGBTQ Equality according to the Human Rights Campaign. CBRE received a perfect score on the 2022 Corporate Equality Index, a national benchmarking survey and report on corporate policies and practices related to LGBTQ workplace equality, for the ninth consecutive year.

•  We received a 2021 EPA ENERGY STAR® Partner of the Year – Sustained Excellence Award, marking the 14th consecutive year of ENERGY STAR recognition.

• We received a AAA score – the highest rating – from MSCI on ESG metrics as of December 2021.

To learn more about our ESG efforts, please view our Corporate Responsibility Report at www.cbre.com/responsibility. The information contained on or available through this website is not a part of, or incorporated by reference into, this Proxy Statement.

Stockholder Engagement

We believe that engagement with our stockholders provide us with a valuable understanding of our stockholders’ perspectives and meaningful opportunities to share our views with them.

Throughout the year, management and members of our Board engage with a significant portion of our stockholders through a variety of forums. Our interactions cover a broad range of governance, financial and business topics. Stockholder feedback is regularly provided to the Board and the company’s management. A brief description of our stockholder engagement efforts are outlined below.

How We Engage • Quarterly earning calls • Investor conferences • Annual Shareholder Meeting • Stockholder Outreach Program

2021 Engagements

•  Extended invitations to engage to institutional shareholders holding in the aggregate over 65% of our shares

•  Met with shareholders representing more than 49% of shares outstanding

•  Hosted over 320 investor interactions

How We Communicate • Annual Report • Proxy Statement • SEC filings • Press releases • Company website • Corporate Responsibility Report	Topics of Discussion • Strategy and execution • Board refreshment • Compensation practices • Risk oversight, stockholder rights • Sustainability • Culture/human capital

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — GOVERNANCE PRACTICES AND POLICIES	30

Communications with our Board

Stockholders and other interested parties may write to the Board Chair (who acts as the lead independent director), the entire Board or any of its members by:

Mail: CBRE Group, Inc. c/o Laurence H. Midler, Executive Vice President, General Counsel, Chief Risk Officer and Secretary 2100 McKinney Avenue, Suite 1250 Dallas, Texas 75201	Email: to larry.midler@cbre.com.

The Board considers stockholder questions and comments to be important and endeavors to respond promptly and appropriately, even though the Board may not be able to respond to all stockholder inquiries directly.

The Board has developed a process to assist with managing inquiries and communications. The General Counsel will review any stockholder communications and will forward to the Chair of our Board, our Board or any of its members a summary and/or copies of any such correspondence that deals with the functions of our Board or committees thereof or that the General Counsel otherwise determines requires their attention. Certain circumstances may require that our Board depart from the procedures described above, such as the receipt of threatening letters or emails or voluminous inquiries with respect to the same subject matter.

Governance Practices and Policies

Director Independence

Under our Board’s Corporate Governance Guidelines and the listing standards of the NYSE, our Board must consist of a majority of independent directors. In addition, all members of the Audit Committee, Compensation Committee and Governance Committee must be independent directors as defined by our Corporate Governance Guidelines and NYSE listing standards. Members of the Compensation Committee must also meet applicable NYSE independence requirements for compensation committee members, and members of the Audit Committee must further satisfy a separate SEC independence requirement, which generally provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries, other than their compensation as directors or members of the Audit Committee or any other committees of our Board or (ii) be an affiliated person of ours.

Our Board regularly conducts a review of possible conflicts of interest and related-party transactions through the use of questionnaires, director self-reporting and diligence conducted by management. This review includes consideration of any investments and agreements between directors and their related persons and the company, including those described under “Related-Party Transactions” in this Proxy Statement, and such person’s beneficial ownership of our securities. The Board has determined that 90% of our director nominees (all except for Mr. Sulentic) are independent in accordance with NYSE listing standards and our Board’s Categorical Independence Standards that it has adopted relating to our director independence. These Categorical Independence Standards are posted on the Corporate Governance section of the Investor Relations page on our website at www.cbre.com.

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Stock Ownership Requirements

In order to align the interests of our Board members and executives with the interests of our stockholders, our Board has adopted stock ownership requirements for non-employee directors, and the Compensation Committee has adopted executive officer stock ownership requirements that are applicable to all of our Section 16 officers.

Non-Employee Directors

Each non-employee director has a minimum common stock ownership requirement of five times the value of the annual stock grants made by us to the non-employee director pursuant to our then current director compensation plan.

If at any time the common stock ownership requirement is not satisfied, the director must retain the shares remaining after payment of taxes and exercise price upon exercise of stock options, the vesting of restricted stock or the settlement of vested restricted stock units, as applicable.

Shares that count toward compliance with the requirements include: shares owned outright by the director (either directly or beneficially, e.g., through a family trust); and shares issued upon the settlement of vested restricted stock units. Shares that do not count toward achievement of the requirements include:

•	shares held by mutual or hedge funds in which the non-employee director is a general partner, limited partner or investor;

•	unexercised outstanding stock options (whether or not vested);

•	unvested/unearned restricted stock units or restricted stock; and

•	shares transferred to a non-employee director’s employer pursuant to such employer’s policies.

Executive Officers

Depending on their positions, our executive officers have a minimum common stock ownership requirement of two to five times their annual base salary.

•	The CEO’s minimum ownership requirement is five times his annual base salary,

•	Each other NEO’s minimum ownership requirement is three times their annual base salary.

If at any time an executive officer’s equity holdings do not satisfy these minimum ownership requirements, depending on his or her position, the executive must retain 100% (for our CEO) or 75% (for our other named executive officers) of the shares remaining after payment of taxes and exercise price upon the exercise of stock options or upon the vesting of restricted stock or the settlement of vested restricted stock units, as applicable.

Shares that count toward compliance with the requirements include:

•	shares owned outright (either directly or indirectly);

•	shares issued upon the settlement of vested restricted stock units; and

•	allocated shares in other company benefit plans.

Unexercised outstanding stock options (whether or not vested) and unvested/unearned restricted stock and restricted stock units do not count toward compliance with the requirements.

Director Compensation

2021 Director Compensation Policy

Our 2021 director compensation policy provides for the following annual compensation for each of our non-employee directors:

BOARD RETAINER	$100,000 in cash, payable upon commencement of director’s annual term.

RESTRICTED STOCK UNIT GRANT	$200,000, granted on the date of the Annual Meeting and vesting on the earlier of the one-year anniversary of grant or the next annual meeting.

ADDITIONAL COMPENSATION FOR COMMITTEE CHAIRS	Payable in cash upon commencement of director’s annual term.

Audit Committee Chair Retainer	$25,000

Compensation Committee Chair Retainer	$20,000

Governance Committee Chair Retainer	$15,000

Our non-employee directors may elect to receive shares of our common stock in lieu of cash payments (in like amounts). Non-employee directors who are appointed or elected off-cycle (i.e., outside an annual meeting) receive a pro rata portion of their cash retainer and restricted stock unit grant based on the length of their service until the next annual meeting.

Our non-employee directors are eligible to defer their compensation through our Deferred Compensation Plan, as described under “Executive Compensation—Summary of Plans, Programs and Agreements—Deferred Compensation Plan.” We also reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

Employee directors do not receive any fees for attendance at meetings or for their service on our Board.

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2022 Director Compensation Policy

In 2022, the Governance Committee conducted a competitive analysis of non-employee director compensation using the same comparator companies that are used for executive compensation comparisons. See “Compensation Discussion and Analysis—Section 3. How We Make Compensation Decisions—Peer Group Benchmarking—Comparative Market Data” for details. The Governance Committee also considered the scale, complexity and financial performance of the company. Based on this review, the Governance committee recommended, and the Board approved the 2022 Director Compensation Policy, effective at our Annual Meeting, which includes certain increases to better align with market practices, as outlined in the following table. Prior to these adjustments, the Board had not increased its director compensation since 2018.

BOARD RETAINER	$110,000 in cash, payable upon commencement of director’s annual term.

RESTRICTED STOCK UNIT GRANT	$220,000, granted on the date of the Annual Meeting and vesting on the earlier of the one-year anniversary of grant or the next annual meeting.

ADDITIONAL COMPENSATION FOR COMMITTEE CHAIRS	Payable in cash upon commencement of director’s annual term

Audit Committee Chair Retainer	$30,000

Compensation Committee Chair Retainer	$25,000

Governance Committee Chair Retainer	$20,000

2021 Director Compensation

The following table provides information regarding compensation earned during the fiscal year ended December 31, 2021 by each non-employee director for his or her Board and committee service. For stock awards in the table below, the dollar amounts indicated reflect the aggregate grant date fair value for awards granted during the fiscal year ended December 31, 2021.

Robert E. Sulentic, who is our President and CEO, is not compensated for his role as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)

Brandon B. Boze	100,000	199,916	—	299,916

Beth F. Cobert	120,000	199,916	—	319,916

Curtis F. Feeny(4)	—	—	—	—

Reginald H. Gilyard	100,000	199,916	—	299,916

Shira D. Goodman	125,000	199,916	—	324,916

Christopher T. Jenny	115,000	199,916	—	314,916

Gerardo I. Lopez	100,000	199,916	—	299,916

Oscar Munoz	100,000	199,916	—	299,916

Laura D. Tyson	100,000	199,916	—	299,916

Ray Wirta(4)	—	—	—	—

Sanjiv Yajnik	100,000	199,916	—	299,916

(1)

Fees Earned or Paid in Cash Column This includes fees associated with the annual Board service retainer and chairing a Board committee. Our non-employee directors may elect to receive shares of our common stock in lieu of cash payments (in like amounts). We reflect these “stock in lieu of cash” payments under the column titled “Fees Earned or Paid in Cash,” and not under the “Stock Awards” column.

(2)

Stock Awards Column Represents the grant date fair value under Financial Accounting Standards Board, Accounting Standards Codification (“ASC”), Topic 718, Stock Compensation, of all restricted stock units granted to the directors during 2021. See also Note 2 “Significant Accounting Policies” and Note 14 “Employee Benefit Plans” to our consolidated financial statements as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for a discussion of the valuation of our stock awards. Shares vest in full on the earlier of the one-year anniversary of grant or the next annual meeting of stockholders.

(3)

Stock Awards Column Each of Mses. Cobert, Goodman and Dr. Tyson and Messrs. Boze, Gilyard, Jenny, Lopez, Munoz and Yajnik was awarded 2,355 restricted stock units pursuant to our director compensation policy. These restricted stock units were valued at the fair market value of our common stock of $84.89 per share on the award date of May 19, 2021.

CBRE 2022 PROXY STATEMENT	CORPORATE GOVERNANCE — DIRECTOR COMPENSATION	33

(4)

Messrs. Feeny and Wirta did not stand for re-election due to our term limit restrictions and retired from the Board effective as of our May 2021 annual meeting. Accordingly, they did not receive any compensation for their service as a director in 2021.

Outstanding Stock Awards (RSUs)

The table below shows the aggregate number of stock awards (i.e., restricted stock units) outstanding for each non-employee director as of December 31, 2021 (no option awards were outstanding on that date):

Name	Aggregate Number of Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding

Brandon B. Boze	2,355	—

Beth F. Cobert	2,355	—

Curtis F. Feeny(1)	—	—

Reginald H. Gilyard	2,355	—

Shira D. Goodman	2,355	—

Christopher T. Jenny	2,355	—

Gerardo I. Lopez	2,355	—

Oscar Munoz	2,355	—

Laura D. Tyson	2,355	—

Ray Wirta(1)	—	—

Sanjiv Yajnik	2,355	—

(1)

Messrs. Feeny and Wirta did not stand for re-election due to our term limit restrictions and retired from the Board effective as of our May 2021 annual meeting. Accordingly, they did not receive any compensation for their services as directors in 2021.

CBRE 2022 PROXY STATEMENT	PROPOSAL 2: RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	34

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. During 2021, KPMG LLP served as our independent accountant and reported on our consolidated financial statements for that year. KPMG LLP has been our independent auditor at all times since 2008.

The Audit Committee periodically considers whether to rotate our independent auditor in order to assure continuing auditor independence. The Board and the members of the Audit Committee believe that the continued retention of KPMG LLP as the company’s independent auditor in fiscal year 2022 is in the best interests of the company and its stockholders.

We expect that representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of KPMG LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If KPMG LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate KPMG LLP’s engagement as our independent accountant without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Required Vote

Approval of this Proposal 2 requires the affirmative vote (i.e., “FOR” votes) of a majority of the shares present or represented and entitled to vote at our Annual Meeting. A vote to “ABSTAIN” will count as “present” for purposes of this proposal and so will have the same effect as a vote “AGAINST” this proposal. In the absence of instructions, your broker may vote your shares on this proposal. For more information, see “Annual Meeting Information—Voting Instructions and Information—If you do not vote/effect of broker non-votes” beginning on page 101.

RECOMMENDATION

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

CBRE 2022 PROXY STATEMENT	PROPOSAL 2: RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35

Audit and Other Fees

The following table shows the fees for audit and other services provided by KPMG LLP for the fiscal years ended December 31, 2021 and 2020 (in millions):

Fees	Fiscal 2021	Fiscal 2020

Audit Fees	$17.9	16.1

Audit-Related Fees	3.1	2.9

Tax Fees	0.9	2.1

All Other Fees	—	—

Total Fees	$21.9	21.1

Audit Fees—Includes fees associated with the audit of our annual financial statements, review of our annual report on Form 10-K and quarterly reports on Form 10-Q, statutory audits, and consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees related to KPMG LLP’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees—Includes fees associated with the audit of our employee benefit plans, accounting consultations related to GAAP and the application of GAAP to proposed transactions. In addition, audit-related fees include those fees related to KPMG LLP’s examination of the effectiveness of our internal controls over client accounting.

Tax Fees—Includes fees associated with tax compliance at international locations, domestic and international tax advice and planning and assistance with tax audits and appeals.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for overseeing and approving our independent auditor’s fees, and pre-approves all audit and permissible non-audit services provided by our independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval process and the fees for the services performed to date. In certain one-off cases, the Audit Committee Chair (on behalf of the Audit Committee) may also pre-approve particular services, with that pre-approval subject to subsequent Audit Committee ratification.

Audit Committee Report

The Audit Committee consists of six directors, each of whom is independent under NYSE rules and applicable securities laws. The Board has determined that each member of the Audit Committee is financially literate as required under NYSE rules. Our Board has also determined that each of Dr. Tyson and Messrs. Jenny, Munoz and Yajnik meet the qualifications of an audit committee financial expert. The Audit Committee operates under a written charter adopted by the Board, a copy of which is published in the Corporate Governance section of the Investor Relations page of our website at www.cbre.com.

The Audit Committee assists the Board in fulfilling its responsibilities to our stockholders with respect to our independent auditors, our corporate accounting and reporting practices, risk oversight and the quality and integrity of our financial statements and reports. The Audit Committee is directly responsible for overseeing the appointment, compensation, retention and oversight of the work of our independent auditor, and the Audit Committee and its chair oversee the selection of our independent auditor’s lead engagement partner. In addition, the Audit Committee reviews and considers all potential related-party and corporate opportunity transactions involving us and our directors and executive officers.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the fiscal year 2021 audit. Following completion of the audit, the Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of our internal controls over financial reporting and the overall quality of our financial reporting.

Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In ensuring that our management fulfilled that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and an assessment of the work of the independent auditors.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with GAAP. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed by the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received from the independent auditors written disclosures and a letter regarding their independence as required by applicable rules of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, discussed with the independent auditors their independence from us and our management and considered the compatibility of non-audit services with the auditors’ independence.

CBRE 2022 PROXY STATEMENT	PROPOSAL 2: RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

In addition, the Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The Board concurred with the selection of KPMG LLP. The Board has recommended to our stockholders that they ratify and approve the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints that we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission of complaints by our employees received through established procedures of concerns regarding questionable accounting or auditing matters. The Audit Committee approved the establishment of an ethics and compliance program in 2004 and receives periodic reports from our Chief Ethics & Compliance Officer regarding that program.

Audit Committee

Shira D. Goodman, Chair

Christopher T. Jenny

Susan Meaney

Oscar Munoz

Laura D. Tyson

Sanjiv Yajnik

Notwithstanding any statement in any of our filings with the SEC that might be deemed to incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Audit Committee is not incorporated into any such filings.

CBRE 2022 PROXY STATEMENT	PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	37

Proposal 3: Advisory Vote on Executive Compensation

Our Board is committed to providing competitive pay opportunities for our executives consistent with the markets in which we complete for talent, and aligning executive compensation with stockholder interests. As a part of that commitment, and in accordance with SEC rules, we are asking you to approve, on an advisory basis, a resolution on the compensation of our named executive officers as reported in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our 2021 executive compensation program and policies for our named executive officers. The Board has adopted a policy providing for annual “say on pay” advisory votes. Accordingly, the next “say on pay” vote will occur at our annual meeting of stockholders in 2023.

In deciding how to vote on this proposal, our Board encourages you to review the “Compensation Discussion and Analysis” discussion in this Proxy Statement for a detailed description of our executive compensation philosophy and programs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that was paid in 2021 to our named executive officers resulting from our compensation objectives, policies and practices as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

We received strong support for our executive compensation program from our stockholders at our 2021 annual meeting of stockholders, at which approximately 93% of the votes cast on the “say on pay” proposal were in favor of the 2020 compensation that we paid to our named executive officers. In addition, stockholders that we engaged with as part of our outreach program generally reported that executive compensation was viewed as well-aligned with performance.

Our executive compensation program is designed to align pay and performance, reinforce our corporate strategy and to attract and retain accomplished and high-performing executives and to motivate those executives to consistently achieve short- and long-term goals consistent with and in furtherance of our corporate strategy. To achieve this goal, we have designed an executive compensation program based on the following principles:

•	Paying for performance—A significant portion of each executive’s potential compensation is “at risk,” with incentive programs tied to financial metrics and strategic performance objectives.

•

Alignment with the interests of stockholders—Equity awards (including those tied to our financial performance) and promoting stock ownership align our executives’ financial interests with those of our stockholders.

•	Attracting and retaining top talent—The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives.

•	Transparency and corporate governance—It is critical to us that we are transparent and reflect best practices in corporate governance when establishing our executive compensation.

The text of the resolution in respect of Proposal 3 is as follows:

RESOLVED, that the compensation paid to our named executive officers for 2021 set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, is hereby approved on an advisory basis.

Required Vote

Approval of this Proposal 3 requires the affirmative vote (i.e., “FOR” votes) of a majority of the shares present or represented and entitled to vote at our Annual Meeting. A vote to “ABSTAIN” will count as “present” for purposes of this proposal and so will have the same effect as a vote “AGAINST” this proposal. A broker non-vote will not count as “present,” and so will have no effect in determining the outcome with respect to this proposal.

RECOMMENDATION

The Board of Directors recommends a vote “FOR” the advisory approval of the compensation of our named executive officers for the fiscal year ended December 31, 2021.

CBRE 2022 PROXY STATEMENT	EXECUTIVE MANAGEMENT	38

Executive Management

Here are summary biographies of our named executive officers who are described below in the Compensation Discussion and Analysis section of this Proxy Statement, as well as our other executive officers as of March 21, 2022.

Madeleine G. Barber Age: 58 Deputy Chief Financial Officer and Chief Accounting Officer

Ms. Barber has been our Deputy Chief Financial Officer and Chief Accounting Officer since July 2021. She previously served as our Senior Vice President, Corporate Finance and Chief Accounting, Tax and Treasury Officer from June 2020 to July 2021, Senior Vice President, Corporate Finance from January 2020 to June 2020 and as Senior Vice President and Chief Tax Officer from December 2016 to June 2020. Prior to joining CBRE, Ms. Barber served in senior finance roles, each with increasing responsibility at Tyco International Plc for 12 years, including as Senior Vice President and Chief Tax Officer from October 2011 to November 2016. Prior to that, she served as a Tax Partner at KPMG LLP from May 2002 to December 2004 and a Tax Partner at Arthur Anderson LLP from August 1988 to May 2002. Ms. Barber holds a B.S. from Villanova University and a J.D. and L.L.M. from the Charles Widger School of Law at Villanova University.

Chandra Dhandapani Age: 54 Chief Transformation Officer and Global Chief Operating Officer, Global Workplace Solutions

Ms. Dhandapani has been our Chief Transformation Officer and Global Chief Operating Officer, Global Workplace Solutions since June 2021. She previously served as our Chief Administrative Officer from June 2020 to June 2021, Chief Digital & Technology Officer from July 2016 to July 2020 and as our Global Group President from May 2019 to June 2020. Prior to joining CBRE, Ms. Dhandapani served in senior technology roles at Capital One Financial for 17 years, including serving as Digital Transformation Leader and Chief Information Officer, Financial Services division of Capital One from January 2013 to July 2016, Managing Vice President and Chief Information Officer, Financial Services division from March 2010 to December 2012 and Vice President and Chief Information Officer, Capital One Auto Finance from August 2009 to March 2010. She previously served on the board of directors of On Deck Capital, Inc. Ms. Dhandapani holds a B.S. from Stella Maris College, University of Madras, India, an M.B.A. from IRMA India and an M.B.A. from the University of Texas at Arlington.

John E. Durburg Age: 56 Global Chief Executive Officer, Global Workplace Solutions

Mr. Durburg has been our Global Chief Executive Officer, Global Workplace Solutions since January 2020. He previously served as our Global Chief Operating Officer from August 2018 to December 2019, Group President from January 2018 to August 2018, Chief Executive Officer—Americas from June 2016 to August 2018, Global President, Advisory and Transaction Services from July 2012 to June 2016 and President of the Central division from August 2011 to July 2012. Prior to that, Mr. Durburg served as Executive Managing Director of the Chicago region from April 2008 to August 2011, Senior Managing Director of the Chicago region from July 2003 to April 2008 and Managing Director of the Chicago region from May 2001 to July 2003. From June 1995 to May 2001, Mr. Durburg was a Vice President and Regional Leasing Director with Jones Lang LaSalle, Chicago. Mr. Durburg holds a B.A. from the Kelley School of Business from Indiana University, Bloomington and an M.B.A. from the Charles H. Jellstadt Graduate School of Business at DePaul University.

Emma E. Giamartino Age: 39 Global Group President, Chief Financial Officer and Chief Investment Officer

Ms. Giamartino has been our Global Group President and Chief Financial Officer since July 2021 and our Global Chief Investment Officer since January 2021. Prior to that, she served as our Executive Vice President of Corporate Development and Global Head of Mergers & Acquisitions from June 2020 to January 2021 and as Head of Mergers & Acquisitions in the Americas from February 2018 to June 2020. Prior to joining CBRE, Ms. Giamartino served as Director of Corporate Development at Verizon Communications from March 2016 to February 2018. She also worked in Nomura’s technology, media and telecommunication investment banking group from June 2010 to March 2016. She began her career at Assured Guaranty (formerly Financial Security Assurance), in the residential mortgage-backed securities group. She previously served as a member of the board of directors of CBRE Acquisition Holdings, Inc., which merged with Altus Power, Inc. (NYSE:AMPS). Ms. Giamartino holds a B.S. in Electrical Engineering from Duke University and an M.B.A. from Columbia Business School.

CBRE 2022 PROXY STATEMENT	EXECUTIVE MANAGEMENT	39

J. Christopher Kirk Age: 56 Global Chief Operating Officer and Global Chief Operating Officer, Advisory Services

Mr. Kirk has been our Global Chief Operating Officer since January 2020 and Global Chief Operating Officer, Advisory Services since January 2021. He previously served as our Chief Executive Talent Officer from August 2018 to December 2019 and Chief Administrative Officer from July 2012 to December 2019. He was our Global Director of Human Resources from June 2010 to July 2012. Mr. Kirk previously served as the Chief Operating Officer from 2007 to July 2011 and General Counsel from 2001 to 2011 of Trammell Crow Company. Prior to joining Trammell Crow Company, Mr. Kirk was a partner at the Dallas office of Vinson & Elkins LLP, where he was a corporate finance, securities and M&A lawyer. Mr. Kirk holds a B.B.A. and an M.B.A. from the University of Texas and a J.D. from the University of Texas School of Law.

Vikram Kohli Age: 42 Global Group President, Business Intelligence

Mr. Kohli has been our Global Group President, Business Intelligence since July 2021. He previously served as our Vice President, Corporate Finance from July 2020 to July 2021, Chief Operating Officer, South East Asia from April 2019 to July 2020, our Regional Managing Director, South East Asia from April 2018 to April 2019, Executive Director, Sales Manager, Asia Pacific from April 2014 to April 2018 and Senior Director, Global Transactions from August 2012 to April 2014. Mr. Kohli joined the Company in June 2001 in India as part of the Transactions team focused on occupier advisory and office leasing and has since served in various finance leadership roles, each with increasing responsibility. Mr. Kohli holds a B.B.A. from Delhi University, College of Business Studies and an M.B.A. from Northwestern University, Kellogg School of Management.

Michael J. Lafitte Age: 61 Global Chief Executive Officer, Real Estate Investments

Mr. Lafitte has been our Global Chief Executive Officer, Real Estate Investments since January 2020 and Chief Executive Officer of Trammell Crow Company, our real estate development subsidiary, since January 2021. He previously served as our Global Chief Executive Officer, Advisory Services from August 2018 to December 2019, Global Group President from June 2016 to August 2018, Chief Operating Officer from February 2013 to June 2016, Global President of our Services business from July 2012 to February 2013 and prior to that was the President of our Americas region from August 2009 to July 2012. Prior to that, he served as President of our Institutional & Corporate Services business beginning in December 2006. He served as President, Global Services of Trammell Crow Company from June 2003 until our acquisition of that company in December 2006, and prior to that served as Trammell Crow Company’s Chief Operating Officer, Global Services beginning in September 2002. Mr. Lafitte holds a B.B.A. from the University of Texas and an M.B.A. from Southern Methodist University.

Laurence H. Midler Age: 57 Executive Vice President, General Counsel, Chief Risk Officer and Secretary

Mr. Midler has been our Executive Vice President and General Counsel since April 2004 and Chief Risk Officer since August 2018. He also serves as our Secretary. Mr. Midler previously served as our Chief Compliance Officer from April 2004 to January 2014. Mr. Midler served as Executive Vice President, General Counsel and Secretary to Micro Warehouse, Inc., from July 2001 until April 2004. Mr. Midler began his legal career as an associate at Latham & Watkins, a global law firm, in 1990. He holds a B.A. from the University of Virginia and a J.D. from The New York University School of Law.

Daniel G. Queenan Age: 50 Global Chief Executive Officer, Advisory Services

Mr. Queenan has been our Global Chief Executive Officer, Advisory Services since January 2020. He previously served as our Global Chief Executive Officer, Real Estate Investments from August 2018 to December 2019, Group President, Real Estate Investments from January 2018 to December 2019, President, CBRE Global Investors from April 2017 to December 2019, Chief Operating Officer, CBRE Global Investors from October 2015 to April 2017, Chief Executive Officer, Trammell Crow Company from April 2011 to March 2016, Chief Executive Officer, Asia Pacific from March 2014 to October 2015, Chief Operating Officer, Asia Pacific from August 2013 to March 2014 and President, Central division of Trammell Crow Company from March 2010 to November 2011. From May 2005 to March 2010, Mr. Queenan was the President and Chief Executive Officer of Opus North Corporation, a large U.S. real estate development company. Mr. Queenan holds a B.A. from Marquette University and a J.D. from Mitchell Hamline School of Law.

Robert E. Sulentic Age: 65 President and Chief Executive Officer

Mr. Sulentic has been our President and CEO since December 2012. Previously, he served in several senior leadership roles, including Group President with responsibility for Asia Pacific, EMEA and the Development Services business; Chief Financial Officer; and President with responsibility for all business segments. At Trammell Crow Company, which CBRE acquired in December 2006, Mr. Sulentic served as Chief Financial Officer, Chief Executive Officer and Board Chair. Mr. Sulentic holds a B.A. from Iowa State University and an M.B.A. from Harvard Business School.

CBRE 2022 PROXY STATEMENT	COMPENSATION DISCUSSION AND ANALYSIS	40

Compensation Discussion

and Analysis

CBRE 2022 PROXY STATEMENT	COMPENSATION DISCUSSION AND ANALYSIS — SECTION 1: INTRODUCTION	41

Section 1.

Introduction

As always, aligning pay and performance was a major focus of our executive compensation program in 2021. The Covid-19 pandemic created an extremely challenging and unpredictable operating environment in 2020 and early 2021. The resilience of our business and our people – coupled with our agility in calibrating expenses during an uncertain market environment – enabled us to deliver financial results in 2021 that surpassed our pre-pandemic performance. Moreover, we emerged in a stronger position operationally, financially and strategically than when the pandemic began.

Executive compensation reflected the resilient performance of our business in 2021. Our pay-for-performance approach aligns management and stockholder interests, resulting in strong outcomes for both parties in 2021. Management-stockholder alignment will remain the centerpiece of our executive compensation program in future years.

Company Performance and Financial Highlights

We delivered strong 2021 results, as key financial metrics – revenue, net revenue, earnings and free cash flow – reached all-time highs. We faced headwinds in early 2021, but we benefited from a supportive macro environment starting in mid-2021, as well as our longstanding work to strengthen our balance sheet and improve our financial resiliency. Our efforts to diversify our business across four dimensions – asset types, lines of business, clients and geographies – and to position CBRE to capitalize on secular tailwinds also helped drive our strong financial performance.

Revenue	Net Revenue (1)	GAAP Net Income

$27.7B	$17.0B	$1.8B

+17%	+23%	+144%

Consolidated Adjusted EBITDA (1)	GAAP EPS	Adjusted EPS (1)

$3.1B	$5.41	$5.80

+62%	+143%	+77%

Core Adjusted EPS (1)	Cash Flow from Operations	Free Cash Flow (1)

$5.33	$2.4B	$2.2B

+63%	+29%	+38%

1-Year Total Stockholder Return (2) (as of 12/31/2021)	3-Year Total Stockholder Return (2) (as of 12/31/2021)	5-Year Total Stockholder Return (2) (as of 12/31/2021)

73%	171%	245%

vs. 29% for S&P 500 (+44% outperformance)	vs. 100% for S&P 500 (+71% outperformance)	vs. 134% for S&P 500 (+111% outperformance)

(1)

These are non-GAAP financial measures. For definitions and more information, see Annex A of this Proxy Statement. Our Board and management use these non-GAAP financial measures to evaluate our performance and manage our operations. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP. The term “GAAP,” as used in this Proxy Statement, means generally accepted accounting principles in the United States.

(2)	Inclusive of dividends, assuming reinvestment.

CBRE 2022 PROXY STATEMENT	COMPENSATION DISCUSSION AND ANALYSIS — SECTION 1: INTRODUCTION	42

Our performance in 2021 resulted in strong stockholder value creation. This extended a long-term record of consistently increased stockholder value.

Comparison of 5-Year Cumulative Total Return(1) among CBRE Group, Inc., the S&P 500 Index(2) and Peer Group(3)

(1)	$100 invested on December 31, 2016 in stock or index-including reinvestment of dividends, fiscal year ending December 31.
(2)	Copyright© 2022 Standard & Poor’s, a division of S&P Global, All rights reserved.
(3)	Peer group contains companies with the following ticker symbols: JLL, CIGI, CWK, ISS, MMI, NMRK, SVS.L (London), EXH0.PA and WD.

Awards & Recognition

In 2021 and early 2022, we were recognized with the following awards and accolades:

CBRE 2022 PROXY STATEMENT	COMPENSATION DISCUSSION AND ANALYSIS — SECTION 1: INTRODUCTION	43

2021 Compensation Updates

In line with the Compensation Committee’s (referred to in this CD&A as the “Committee”) commitment to continuous improvement, and in response to stockholder feedback, the Committee made several enhancements to our executive compensation program in 2021. These changes are designed to further align pay with our long-term strategy and harmonize our goals with the unprecedented and unpredictable operating environment that challenged our business amid the Covid-19 pandemic.

Executive Bonus Plan (“EBP”). The 2021 EBP continued to align pay and performance against key financial and strategic performance measures. In prior years, the EBP used a “multiplicative” calculation where strategic performance modified 50% of the amounts funded by financial performance. For 2021, the EBP was changed to use an “additive” calculation where financial performance determines 50% of the payout and strategic performance determines the remaining 50% of the payout. In connection with this update, the effective maximum EBP payout was reduced from 200% of target to 175% of target. Additionally, payouts for 2021 performance were lower than they would have been under the previous design.

2020 Adjusted EPS Equity Awards. Our longstanding work to strengthen our balance sheet and improve our financial resiliency helped drive our strong financial performance in 2021. However, at the end of 2020 and in early 2021, we faced a particularly challenging operating environment. Our 2020 Adjusted EPS fell short of the goals set at the beginning of 2020. Our expectations for 2021 Adjusted EPS were significantly below the projections set at the beginning of 2020. Our budgeted Adjusted EPS as of the beginning of 2021, plus our actual Adjusted EPS at the end of 2020, would have resulted in a two-year cumulative Adjusted EPS far below the original threshold goal for the 2020 Adjusted EPS Equity Awards. The Committee determined it was in the best interest of all stakeholders to exercise its discretion, consistent with authority granted pursuant to the company’s equity incentive plan, to revise the cumulative adjusted EPS target for the 2020 Adjusted EPS Equity Awards in a prudent manner, ensuring the goals remained rigorous and pay and performance remained aligned.

The prior cumulative Adjusted EPS target was $8.79, which was the sum of $4.15 (approximately 12% growth over the $3.71 achieved in 2019) and $4.64 (approximately 12% growth over $4.15). The revised cumulative Adjusted EPS target of $7.90 was the sum of $3.42 (actual achieved in 2020) and $4.48 (approximately 31% growth over $3.42 in 2020, 21% over 2019, and 19% above 2021 internal budget).

CEO Target Compensation Adjustment. In March 2021, the Board increased Mr. Sulentic’s total target annual compensation to $16.25 million, comprised of $1,150,000 in his annual base salary, $2,300,000 in his annual target performance award and $12,800,000 in his annual target equity award. For 2021, Mr. Sulentic requested, and the Board agreed, that Mr. Sulentic would forego $3.7 million of his total target annual compensation opportunity to align his experience with the experience of stockholders during that period of the pandemic. As reduced, Mr. Sulentic’s total target annual compensation was $12,550,000, comprised of $920,000 in his annual base salary, $1,840,000 in his annual target performance award, and $9,790,000 in his annual target equity award. These reductions represent a roughly even reduction as a percentage of each individual pay element from the 2020 target levels. Concurrent with his request to forego $3.7 million of his total target annual compensation opportunity, Mr. Sulentic also agreed to extend his existing Restrictive Covenants Agreement with the company (initially scheduled to expire on December 1, 2023) through December 31, 2025.

Other NEOs Target Compensation Adjustments. In 2021, as part of the review of target annual compensation opportunities, the Committee approved increases to the annual long term-term equity targets for each of our other named executive officers. The Committee also approved increases to the bonus targets for Ms. Stearns and Messrs. Lafitte and Queenan. These increases (from 2020) position their compensation more appropriately in relation to market compensation levels and our stated compensation philosophy.

2021 Strategic Equity Award and Restrictive Covenants Agreement. In 2021, the Committee granted a strategic equity award (the “2021 Strategic Equity Awards”) with a grant date value of $1,500,000 to each of Ms. Giamartino and Ms. Dhandapani in connection with their promotions to Chief Financial Officer and Chief Transformation Officer, respectively. This was done in order to reflect Mses. Giamartino’s and Dhandapani’s contributions to the company and their ability to drive outperformance on key metrics against peers. The Strategic Equity Awards continue to be an effective way to retain, incentivize, and align executives with stockholders when executives join the company or are promoted into roles where they have more responsibility for, and significant influence over, company performance. The 2021 Strategic Equity Awards have the same general terms and payout curves as the 2017 Strategic Equity Awards discussed in Section 4 below of this CD&A except that the entire award is performance-based in nature, with no time-vesting component.

Additional details about these updates and decisions can be found in “Section 4. Elements of the Compensation Program” in this CD&A.

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Section 2.

Our Executive Compensation Philosophy

Our Pay-for-Performance Philosophy

Our executive compensation program is designed to align pay and performance, reinforce our corporate strategy, attract and retain accomplished and high-performing executives and motivate those executives to consistently achieve short- and long-term goals consistent with our corporate strategy. Our pay philosophy emphasizes pay-for-performance through significant variable compensation tied to accomplishment of financial and strategic objectives.

To do this, we focus a significant percentage of our executive officers’ compensation on both annual and long-term incentive awards intended to drive growth in our business and in our share price in the short- and long-term, with a relatively modest portion of compensation paid in fixed base salary.

Executive Compensation Program Goals

The Committee establishes and administers our executive compensation program. Our short- and long-term compensation incentives are designed to:

LINK PAY TO PERFORMANCE

We place a significant portion of each executive officer’s potential compensation “at risk,” with incentive programs tied to financial metrics and strategic performance objectives.

•  In our annual incentive program, the financial metrics may be at the global level (i.e., based on our global consolidated results) or based on a combination of global and segment performance, depending on the executive’s position. Payouts may be above, at or below target levels, based on achievement of these financial and strategic objectives.

•  All of our long-term incentives have a performance component in that the ultimate value of those incentives depends upon our stock price over a multi-year period. We seek to further link our long-term incentives to our financial results and stockholder returns by awarding a combination of Adjusted EPS Equity Awards and Time Vesting Equity Awards.

ALIGN THE INTERESTS OF OUR EXECUTIVES WITH THOSE OF OUR STOCKHOLDERS

•  Our goal is to instill a sense of ownership in the company through equity-based awards and stock ownership requirements applicable to our directors and executives.

•  Equity awards align an executive’s financial interests with those of our stockholders by creating incentives to preserve and increase stockholder value as well as achieve solid financial results for our stockholders over a multi-year period.

ATTRACT AND RETAIN TOP LEADERSHIP TALENT

•  To successfully execute our business strategy, we must attract and retain top talent in our industry. To accomplish this goal, we provide our executives with compensation opportunities at levels commensurate with other organizations competing for their talents.

BE TRANSPARENT AND REFLECT BEST PRACTICES IN CORPORATE GOVERNANCE

•  In addition to creating compensation programs that are easily understood and tracked, we have adopted governance policies and practices designed to further align executive compensation with long-term stockholder interests.

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2021 Target Compensation Mix

The total 2021 target direct compensation mix for our Chief Executive Officer (“CEO”) and all named Executive Officers (“NEOs”) including our CEO is shown here.

CEO Target Compensation Mix	CEO + NEOs Target Compensation Mix

Overview of Compensation Components

	Compensation Component	Description and Purpose
FIXED	Base Salary

– Provides a level of fixed compensation necessary to attract and retain senior executives.

– Set at a level that recognizes the skills, experience, leadership and individual contribution of each executive as well as the scope and complexity of the executive’s role, giving due consideration to appropriate comparator group benchmarking.

VARIABLE	Annual Performance Awards

– Variable cash incentive opportunity tied to financial metrics and achievement of individual strategic objectives.

– In 2021, the Committee used global adjusted EBITDA and segment operating profit to establish financial performance objectives in order to effectively tie annual cash performance compensation to our operating results. We believe that global adjusted EBITDA and segment operating profit are appropriate measures to evaluate our operating performance because they focus on profitability but exclude certain items that management does not consider directly indicative of the company’s ongoing performance.

– Each executive had a target cash performance award opportunity, one-half of which depends on the company’s financial performance (the “financial payout factor”) and the other half of which depends on the executive’s personal performance (the “strategic payout factor”).

Annual Long-Term Incentives

– Annual grants of time-based and performance-based restricted stock units (RSUs) that are intended to align the interests of our executives with those of stockholders over a multi-year period, and to support executive retention objectives.

– In 2021, our CEO was granted one-third of his target annual long-term incentive award value in the form of a Time Vesting Equity Award, and two-thirds in the form of an Adjusted EPS Equity Award. Our other named executive officers were granted one-half of their target annual long-term incentive award value in the form of a Time Vesting Equity Award, and the other one-half in the form of an Adjusted EPS Equity Award. We describe these two types of awards in greater detail in “Section 4. Elements of Our Compensation Program” in this CD&A.

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Compensation Governance Practices

Our compensation program is designed to promote exceptional performance and align the interests of our executives with the interests of our stockholders while discouraging executives from excessive risk taking.

What We Do	What We Don’t Do

INDEPENDENCE

100% of our Committee members are independent. The Committee engages its own compensation consultant and confirms each year that the consultant has no conflicts of interest and is independent.

STOCK OWNERSHIP REQUIREMENTS

We have stock ownership requirements for our directors and executive officers that require retention of at least 75% (100% for the CEO) of the net-after-tax shares acquired upon the exercise of stock options, the vesting of restricted stock or the settlement of vested restricted stock units until required ownership levels are met.

•  CEO: 5x Base Salary

•  CFO and Other NEOs: 3x Base Salary

•  Non-employee directors: 5x Annual Stock Grant

COMPENSATION CLAWBACK POLICY

We have a “compensation clawback policy” that permits the company, subject to the discretion and approval of our Board, to recover cash-based and performance-based- equity incentive compensation paid to any current or former “Section 16 officer” if there is a restatement of our financial results in certain circumstances.

EQUITY AWARD POLICY

Our Equity Award Policy is designed to maintain the integrity of the equity award process and ensure compliance with all applicable laws. The Equity Award Policy sets the procedures that must be followed in connection with employee awards.

STOCKHOLDER ENGAGEMENT

We regularly engage with our stockholders about our executive compensation program.

NO HEDGING

We have a policy that prohibits all directors, executive officers and other designated insiders from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in hedging or other derivative transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

NO “SINGLE TRIGGER” CHANGE OF CONTROL PAYMENTS

We do not have employment contracts, plans or other agreements that provide for “single trigger” change of control payments or benefits (including automatic accelerated vesting of equity awards upon a change of control only) to any of our named executive officers.

NO SPECIAL PERQUISITES

Our named executive officers receive no special perquisites or other personal benefits, unless such benefits serve a reasonable business purpose, such as benefits specifically relating to healthcare and insurance.

NO TAX GROSS-UPS

As a policy matter, we do not provide tax gross-ups to our named executive officers, other than in connection with tax liabilities incurred with relocations and, if applicable, expatriate tax equalization.

Say on Pay Results

The Committee considers the results of annual stockholder advisory votes on the compensation of our named executive officers in connection with the discharge of its responsibilities. We received strong support for our executive compensation from our stockholders at our 2021 annual meeting of stockholders, at which approximately 93% of the votes cast on the “say on pay” proposal were in favor of the 2020 compensation for our named executive officers. At this Annual Meeting, we will again hold an advisory vote to approve our named executive officer compensation for 2021. The Committee will continue to consider the results of these annual advisory votes in evaluating our executive compensation policies and programs.

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Section 3.

How We Make Compensation Decisions

Compensation Committee Role

At the beginning of each performance year, the Committee determines the appropriate target levels of each component of compensation and establishes annual financial and strategic performance objectives for each executive officer based on factors the Committee deems relevant in its business judgment. Following year-end, performance relative to these objectives is measured, and individual annual performance awards are then determined.

When establishing target compensation levels and annual performance objectives the Committee may consider any factors it deems relevant, including:

•	Industry and market conditions;

•	The company’s financial performance (i.e., based on our global consolidated results and/or segment results);

•	The company’s global and segment performance relative to competitors;

•	Our Board-approved annual operating plan and related strategy and objectives;

•	Individual factors, including performance and expectations, responsibilities, experience, retention risk, succession planning, prior compensation and positioning among other senior executives;

•	Overall effectiveness of the compensation program in achieving, measuring and rewarding desired performance levels;

•	The results of our annual “say on pay” vote;

•	Advice from the Committee’s independent compensation consultant;

•	Market compensation data among comparable companies; and

•	Current and evolving practices and trends among comparable companies.

These factors may vary from year to year based upon the Committee’s subjective business judgment reflecting its members’ collective experience.

Chief Executive Officer Role

Our CEO meets with the Committee and its independent compensation consultant to provide perspective about us and our industry that may be helpful in conducting an accurate survey of relevant market data. In addition, our CEO makes recommendations on non-CEO executive compensation and reviews and provides the Committee with commentary on the competitive pay information regarding non-CEO executive compensation contained in the consultant’s report to the Committee. At the invitation of the Committee, our CEO also attends meetings when the performance of other executive officers is discussed. During these meetings, our CEO provides an assessment of those executives’ performance and recommends a payout percentage with respect to the strategic objectives portion of the annual performance bonus for each of those executive officers. The Committee makes all ultimate compensation decisions with respect to our executive officers (including for our CEO), incorporating both the feedback from its independent compensation consultant and our CEO. Our CEO does not attend Committee discussions where the Committee evaluates his performance or sets his compensation.

Independent Compensation Consultant Role

The Committee has retained Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant. FW Cook reports directly to the Committee, attends meetings and provides advice to the Committee. FW Cook prepares analyses for the Committee based on its review of market data that it believes to be relevant, including compensation levels at, and the financial performance of, a comparator group of companies identified for the relevant period.

FW Cook meets with the Committee and with management to solicit input on job scope, performance, retention issues and other relevant factors. FW Cook then prepares reports for the Committee with respect to management recommendations as to compensation opportunities of the applicable executive officers and the reasonableness of such recommendations. FW Cook works independently with the Committee chair to develop recommendations for CEO compensation. FW Cook also advises the Committee on compensation-related developments and best practices.

FW Cook has not provided the company any services other than the services that it provided to the Committee. After considering, among other things, the other factors described elsewhere in this Proxy Statement with respect to FW Cook’s work for the Committee and (i) the absence of any business or personal relationship between FW Cook and any member of the Committee or any of our executive officers, (ii) a certification from FW Cook that it does not trade in our securities, (iii) FW Cook’s Independence Policy that is reviewed annually by its board of directors, and (iv) FW Cook’s policy of proactively notifying the Committee chair of any potential or perceived conflicts of interest, the Committee has concluded that FW Cook is independent and that its work does not raise any conflict of interest.

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Peer Group Benchmarking—Comparative Market Data

We seek to offer total compensation opportunities competitive with the market in which we compete for executive talent. For some positions, this market is broader than the commercial real estate services and investment industry in which we operate. Accordingly, the Committee periodically reviews comparator company compensation data, general industry compensation survey data and recommendations from the Committee’s independent compensation consultant to understand whether our executive compensation is reasonable and competitive. For certain executives, the Committee examines target compensation levels against business services sector comparators and a broad group of non-manufacturing companies, including those that the Committee considers to be our most comparable public company competitors. This group changes from time to time, and for 2021 executive-compensation-planning purposes it consisted of the following companies:

Benchmarking Compensation Peer Group

Accenture plc	Cushman & Wakefield plc	ManpowerGroup Inc.

AECOM	DXC Technology Company	Marsh & McLennan Companies, Inc.

Aon plc	Fluor Corporation	The Bank of New York Mellon Corporation

Automatic Data Processing, Inc.	Hewlett Packard Enterprise Company	Willis Towers Watson Public Limited Company

Brookfield Asset Management Inc.	Jacobs Engineering Group Inc.

Cognizant Technology Solutions Corporation	Jones Lang LaSalle Incorporated

The group of companies listed above includes business services companies outside our industry, with stature, size and complexity that are generally similar to our own, in recognition of the fact that all of our direct competitors are smaller than us and/or are non-public organizations, and competition for certain senior management talent is not limited to our industry. We believe the compensation paid by the comparator group, taken as a whole, serves as one appropriate reference for our executive compensation, and we do not target any particular compensation percentile within the comparator group when setting executive compensation.

The Committee considers market compensation data that it believes to be reliable and relevant when establishing executive compensation targets. As one factor in setting compensation targets for our CEO, the Committee examines data for comparable positions in the comparator group described above, which indicates, for example, that our CEO’s base salary and annual incentive targets should be significantly more than those of the next highest paid company executive. This is partly a function of competitive market data, which indicates that chief executive officers are paid significantly higher than other executives, but it also reflects the Committee’s view that our CEO bears ultimate responsibility for our global results and our overall success, such that his compensation opportunity should be set higher. Because reliable comparative data for other positions that might be specific to our business, such as a business-line chief executive officer, is not broadly available from the comparator group, the Committee also reviews compensation data from the comparator group for the most comparable level positions (e.g., 2nd or 3rd highest paid). The Committee also reviews data from outside the identified comparator group that it considers to be a reliable indicator of market compensation levels for those positions. As noted above, market compensation data is only one of many factors considered by the Committee when setting the compensation mix and levels for any particular executive. The actual factors considered by the Committee may vary from year to year based upon the Committee’s subjective business judgment reflecting its members’ collective experience.

Consideration of Stockholder Feedback on Executive Compensation

In 2021, we continued our stockholder outreach program and sought feedback from stockholders on a variety of topics, including strategy and execution, board refreshment, compensation practices, risk oversight, stockholder rights, sustainability and culture/human capital. With respect to executive compensation, stockholders generally reported that executive compensation was viewed as well-aligned with performance. The Committee endeavors to incorporate feedback from our stockholders into our annual compensation decisions. For additional information regarding our stockholder engagement program, see “Corporate Governance—Stockholder Engagement” in this Proxy Statement.

Say on Pay Results

The Committee also considers the results of annual stockholder advisory votes on the compensation of our named executive officers in connection with the discharge of its responsibilities. We received strong support for our executive compensation from our stockholders at our 2021 annual meeting of stockholders, at which approximately 93% of the votes cast on the “say on pay” proposal were in favor of the 2020 compensation for our named executive officers. The Committee will continue to consider the results of these annual advisory votes in evaluating our executive compensation policies and programs.

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Compensation Risk Assessment

The Committee annually reviews the risks that may arise from our compensation programs, and in 2021, we undertook a comprehensive assessment of risk relating to those programs. Our management prepared a detailed inventory of all of our compensation programs, and with the assistance of FW Cook, on behalf of the Committee, analyzed each program’s design to determine whether the program creates or encourages excessive or inappropriate risk taking. Based on this review and analysis, we and the Committee have concluded that our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on us.

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Section 4.

Elements of Our Compensation Program

Compensation Elements for NEOs

The compensation program for our named executive officers consists primarily of three elements: base salary, annual performance awards (paid in cash), and long-term equity-based incentives (granted with time-based and performance-based vesting conditions).

We endeavor to attract, motivate and retain exceptional individuals with demonstrated leadership and other capabilities required to implement innovative business initiatives, while concurrently encouraging those leaders to work towards ambitious long-term business objectives. We further seek to customize our pay practices based on individual performance, leadership and potential, as well as global and segment results. We assess our executives in the context of a methodical performance management process. We believe that our pay practices support all of these efforts.

A significant percentage of our executive officers’ annual compensation package is variable, consisting of annual cash performance awards and long-term equity-based incentives. As shown in the charts below, for 2021, the target annual cash performance awards and long-term equity incentives comprised approximately (i) 93% of total target direct compensation for our CEO and (ii) on average 86% of total target direct compensation for our CEO together with our other named executive officers.

2021 CEO “At Risk” Performance-Based Compensation

2021 NEO “At Risk” Performance-Based Compensation

Base Salary

We provide competitive base salaries that allow us to attract and retain a high-performing leadership team at a reasonable level of fixed costs. Base pay levels generally reflect a variety of factors, such as the executive’s skill and experience, the seniority of the position, the difficulty of finding a replacement, affordability and the positioning of the base pay against market salary levels and against base salaries of other senior executives at the company. Base salaries are generally reviewed annually during the first quarter of the year but may also be reviewed at other times if an executive officer’s responsibilities have materially changed or other special circumstances so warrant.

Annual Performance Awards—Executive Bonus Plan

In 2021, the Committee granted annual performance awards to our executive officers under our Executive Bonus Plan, or EBP. Within the framework of the EBP, the Committee establishes target and maximum award opportunities and corresponding performance goals and determines actual payouts for our executives. The EBP is designed to motivate and reward executives by aligning pay with annual performance, and the amount of an award is measured by the executive’s success against a combination of challenging financial and strategic performance objectives established by the Committee. We may determine in any year to pay an award under the EBP in cash, or in the form of company stock or other non-cash forms of compensation.

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EBP Calculation

In 2021, the EBP continued to be based on two key components, financial performance and strategic performance. However, in 2021, the Committee made a technical change to the payout calculation. In prior years, the EBP used a “multiplicative” calculation where strategic performance modifies 50% of the amounts funded by financial performance. The 2021 EBP calculation uses an “additive” calculation where financial performance determines 50% of the payout and strategic performance determines the remaining 50% of the payout. Further, the maximum payout under the strategic performance component was set to 175% of target.

In response to stockholder feedback requesting an increased focus in our compensation program on long-term business strategy, including important ESG initiatives, a significant portion of awards earned under the EBP is based on each executive’s individual contribution to our long-term business strategy, as outlined in pre-established strategic objectives approved by the Committee at the beginning of each year. The Committee made the change from a “multiplicative” to an “additive” design to ensure that each executive’s achievement of the strategic performance goals would stand on its own and would not be inappropriately augmented or reduced by the financial performance component. The Committee believes this strikes a better balance between the importance of financial performance, strategic performance, and line of sight for participants which ultimately better aligns pay and performance.

In connection with this update, the effective maximum payout was reduced from 200% of target to 175% of target. In addition, payouts for 2021 performance under the revised design were lower than they would have been under the previous design.

2021 Financial Metrics Under the EBP

As noted above, in 2021, 50% of each executive’s annual performance award was based on achievement of financial performance targets. The Committee used adjusted EBITDA for our global business (measured against plan) when establishing 2021 financial performance targets under the EBP for our CEO and other corporate executives with enterprise-wide roles to effectively tie compensation to our operating results. We believe that adjusted EBITDA is an appropriate measure to evaluate our operating performance because it focuses on profitability but excludes certain items that management does not consider directly indicative of the company’s ongoing performance.

For our executives who run our business segments, their 2021 financial performance targets were based on a combination of adjusted EBITDA for the global business and segment operating profit. We believe segment operating profit is an appropriate measure to evaluate segment operating performance because it focuses on profitability but excludes certain items that management does not consider directly indicative of the relevant segment’s ongoing performance. Segment operating profit is also the metric by which management tracked segment financial performance in 2021. We believe it is appropriate that the financial metrics driving compensation outcomes match the metrics by which the business is managed. We believe that this combined measurement encourages our executives to collaborate across and contribute to the success of our entire enterprise, while also holding executives accountable for the results of the segment they lead.

Following year-end, our actual financial performance is then compared to the targeted financial performance. For our executives to be eligible to receive any award under the financial component of the EBP for 2021, our actual financial performance had to exceed 70% of the applicable target for adjusted EBITDA/segment operating profit. Performance at the target level for adjusted EBITDA/segment operating profit would have resulted in a payout of 100% of target for the financial component, and performance at 130% or greater of the target level for adjusted EBITDA/segment operating profit would have resulted in a payout of 200% of target for the financial component. For performance between 70% and 130% of the target goal, payout for the financial component is linearly interpolated.

The 2021 adjusted EBITDA/segment operating targets for our named executive officers, as compared to actual adjusted EBITDA/actual segment operating profit in 2021, were as follows:

	Target for 2021 adjusted EBITDA/segment operating profit (in millions)		Actual 2021 adjusted EBITDA/segment operating profit (in millions)		Actual Achievement Against Target		Financial Payout Factor		Relevant Business Objective Weighting
Robert E. Sulentic Emma E. Giamartino Leah C. Stearns		$2,099		$2,898	138%		200%		Global (100%)
Michael J. Lafitte	$ $	2,099 305	$ $	2,898 520	138 170.5	% %	200 200	% %	Global (50%) REI (50%)
Daniel G. Queenan	$ $	2,099 1,482	$ $	2,898 2,055	138 138.6	% %	200 200	% %	Global (50%) Advisory (50%)
Chandra Dhandapani	$ $	2,099 665	$ $	2,898 701	138 105.4	% %	200 118.1	% %	Global (62.5%) GWS (37.5%)

See “Section 5. 2021 NEO Compensation and Performance Summaries” in this CD&A for a discussion of each named executive officer’s 2021 financial objectives.

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2022 Financial Metrics under the EBP

For 2022, the Committee continued to use adjusted EBITDA for our global business (measured against plan) to establish 2022 financial performance targets under the EBP for our CEO and other corporate executives with enterprise-wide roles. We also continued to use a combination of adjusted EBITDA and segment operating profit to set 2022 financial performance targets for executives who run our business segments. Historically, our Board has set challenging annual financial targets to achieve strategic growth and increase stockholder value, and our 2022 operating plan assumes continued solid growth over 2021. We do not disclose the specific financial targets for 2022 due to competitive reasons.

2021 Strategic Objectives under the EBP

Although company financial performance is critical to our success, the Committee also believes that a substantial portion of the EBP award (50% for 2021) should take into account the executive’s overall performance, including important strategic objectives. The strategic objective component of annual performance awards under the EBP is both qualitative and quantitative in measurement. These pre-set objectives—which the Committee approves for each executive at the beginning of each performance year—enable the Committee to influence management’s performance against strategies beyond near-term financial objectives to include certain strategic objectives related to ESG initiatives, the quality of our earnings, the positioning of our business for the future and the mitigation of risk. We believe this approach is also responsive to our stockholders that have requested linking earned incentive compensation to annual progress against longer-term strategic goals, including important ESG initiatives. See “Section 5. 2021 NEO Compensation and Performance Summaries” in this CD&A for a discussion of the specific 2021 strategic objectives approved for each named executive officer.

Pursuant to the EBP, following the end of the performance year, the CEO (or in the case of the CEO, the Committee) reviews each executive’s overall performance, taking into account the various strategic objectives that were established at the beginning of the year and any special factors that could have affected performance during the year, such as other objectives and measures that may have become important to us or the executive during the year that are not reflected in the formal strategic objectives approved at the beginning of the performance year.

Under our EBP, the CEO (or the Committee, as applicable) then determines the payout factor, as a percentage of target, for the strategic performance component using the ratings framework below:

Strategic Performance Measurement Scorecard

Rating	Performance Assessment	Strategic Payout Factor (% of Target)

1	Far Below Expectations	0%

2	Partially Met Expectations	75%

3	Met Expectations	100%

4	Somewhat Exceeded Expectations	125%

5	Far Exceeded Expectations	150%

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2021 CEO Strategic Performance Objectives

For 2021, our CEO’s strategic performance objectives consisted of the following:

Metric	Target	Actual

Enhance the company’s perception among investors.	Lead effort to have CBRE rerated relative to the S&P 500.	We separated ourselves from our direct competitors relative to our valuation multiple and general operating performance but fell short on some areas.

Establish clear aspirations for employee engagement.	Escalate focus on rank and file, as measured by improved engagement scores.	Engagement scores improved from the previous year as a result of increased focus on training and benefits, as well as a very well-received response to the company’s Covid-related Employee Resilience Program.

Drive efforts related to capital investment.	Escalate efforts across the business related to capital investment, as measured by the potential value creation opportunities.	The effort to escalate our capital investment program in 2021 resulted in us committing $2 billion, including $1.2 billion for strategic acquisitions and growth investments, with remaining upside to produce more investment opportunities bottom-up.

Advance our corporate responsibility.	Advance corporate responsibility with gains in diversity and sustainability.	In 2021, we increased African American and gender diversity in our leadership ranks. We ran a successful Vice Chair sponsored Diverse Broker Recruiting program. We also improved diversity in our supplier procurement program and increased market facing sustainability investments, including Turner & Townsend and Altus Power.

Make material gains in succession planning.	Ensure advancement of succession planning across segments and corporate functions.	Succession planning was advanced in numerous areas including: senior leadership, Advisory geographic leadership in the Americas, GWS Enterprise leadership, People, Finance, Corporate Development, and both Trammell Crow Company and Investment Management.

Based on the Committee’s review of Mr. Sulentic’s strategic objectives, we noted his achievement across all strategic objectives exceeded expectations, which warranted an above target payout of 145%. The strategic components for our other NEOs are discussed in greater detail in “Section 5. 2021 NEO Compensation and Performance Summaries” of this CD&A.

2021 EBP Award Payout Determination

The payouts for the financial component and the strategic component of the EBP award, each as described above, are then added together to arrive at a total 2021 EBP award. Payout on the financial component (weighted 50%) may range from 0 to 200% of target, while payout on the strategic component (weighted 50%) may range from 0 to 150% of target. As a result, the maximum payout for 2021 EBP awards is 175% of target. The Committee may also determine to issue to our CEO a supplemental and discretionary award under our EBP in exceptional and exceedingly deserving circumstances, and our CEO (subject to ratification by the Board or the Committee) may determine to issue to our other executive officers a supplemental and discretionary bonus under the EBP in such circumstances not to exceed 200% of the target award. No supplemental EBP awards were awarded in 2021.

“Section 5. 2021 NEO Compensation and Performance Summaries” in this CD&A describes how each named executive officer’s EBP payout for 2021 was calculated.

Long-Term Incentive Awards

We use equity compensation as a long-term incentive to create alignment with stockholders, to reward achievement of multi-year financial objectives, and as a retention tool for top executives that have the most direct impact on corporate results. The link to performance in our long-term incentive grants is prospective in nature. For example, equity grants encourage executives not only to contribute to the creation of additional stockholder value but also to help maintain and preserve existing stockholder value—because the executives share in that value through their equity. Our equity grants are subject to multi-year vesting schedules, which help us to retain key talent.

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Annual Long-Term Incentive Program

In 2021, the Committee granted annual equity awards in two forms—a Time Vesting Equity Award and an Adjusted EPS Equity Award.

2021 Annual Equity Award Grant Metrics

TIME VESTING EQUITY AWARD RSUs	Vest 25% per year on each of March 3, 2022, 2023, 2024 and 2025, subject to the executive’s continued service.

ADJUSTED EPS EQUITY AWARD Performance-based RSUs

May be earned from 0 to 200% of the target number of performance-based RSUs, based on the extent to which our cumulative 2021 to 2022 adjusted EPS performance meets, exceeds or falls short of established targets. We do not disclose these targets prior to the end of the performance period for competitive reasons.

If actual adjusted EPS is less than the minimum threshold, then none of the units will be earned. Achievement of the threshold, target, and maximum adjusted EPS goals would result in payout of 50%, 100%, and 200% of the target units, respectively. The payout is linearly interpolated for performance between the adjusted EPS threshold and target and for performance between and the adjusted EPS target and maximum.

Any earned performance-based RSUs vest in full in March 2024.

AWARD DETERMINATIONS

For our CEO, the Committee determines the amount of his equity award. For our other executive officers, our CEO recommends to the Committee the recipients of equity awards as well as the amount of each award. In evaluating these recommendations and making its final award determinations for all executive officers, the Committee considers:

•  the executive’s position within our organization;

•  ongoing performance and expected contributions by the executive to our future success; and

•  input from the Committee’s independent compensation consultant (FW Cook), taking into consideration relevant market data (when applicable), pay equity among the relevant employee group and other factors.

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Other Compensation Elements

DEFERRED COMPENSATION PLAN (DCP)

The plan provides select management employees whose incomes exceed a certain threshold (including our executive officers) and non-employee directors a tax-efficient method to defer compensation to future years, thus increasing the value of our overall compensation program in support of our recruitment and retention objectives.

•  None of our non-employee directors or named executive officers, except Ms. Dhandapani, deferred compensation under the DCP in 2021.

The DCP is described in more detail under “Executive Compensation—Summary of Plans, Programs and Agreements—Deferred Compensation Plan.”

SEVERANCE PLAN

We have a Change in Control and Severance Plan for Senior Management, or Severance Plan, in which all of our named executive officers for 2021 participate. The Committee believes that the Severance Plan is reflective of current compensation practices and trends and is essential to recruiting, retaining and developing high-quality executive talent in the competitive market because it provides protection to the executive if the company does not retain him or her in certain circumstances.

Participants under the Severance Plan are eligible to receive:

•  severance benefits upon a qualifying termination of employment, including enhanced benefits for a qualifying termination that occurs within a window period surrounding a change in control of the company, and

•  continued vesting in respect of equity awards held by them if they remain employed with us on the date of a change in control of the company (or accelerated vesting if such equity awards are not assumed by the successor company).

TREATMENT OF ANNUAL EQUITY AWARDS ON TERMINATION DUE TO DEATH, DISABILITY AND RETIREMENT	The award agreements under which we granted our 2018, 2019, 2020 and 2021 equity awards provide for continued or accelerated vesting of the unvested portion of those awards in the event of termination of employment due to death, disability or retirement.

TREATMENT OF STRATEGIC EQUITY AWARDS ON QUALIFYING TERMINATION OR RETIREMENT	The award agreements under which we granted the Strategic Equity Awards provide for continued or accelerated vesting of a pro-rata amount of the unvested portion of those awards in the event of termination of employment due to death or disability, by the company without cause or the grantee for good reason, or due to retirement.

BENEFITS

We believe the following other elements of compensation are important to attract, motivate and retain the top executive talent for which we compete.

•  Our named executive officers are eligible to participate in the same health, welfare and insurance benefit plans in which our employees are generally able to participate.

•  In addition, we offer our named executive officers out of country medical coverage and reimbursement for an annual physical.

•  Some or all of our executive officers may also participate in broad-based plans and policies (such as our 401(k) plan).

2021 Compensation Decisions

CEO Target Compensation Adjustment

In March 2021, the Board increased Mr. Sulentic’s total target annual compensation to $16,250,000, comprised of his annual base salary ($1,150,000), annual target performance award ($2,300,000) and annual target equity award ($12,800,000). The Board believes that the increase in Mr. Sulentic’s total target compensation was warranted in light of the company’s performance over the past several years, and that the structure of his compensation package aligns with long-term stockholder value creation. The company has had an outstanding track record since Mr. Sulentic became CEO in December 2012, as reflected in strong revenue and earnings growth and stockholder return. While he has exhibited strong leadership throughout his tenure, the Board noted he provided exceptional leadership navigating the company through the Covid-19 pandemic. As a result of Mr. Sulentic’s leadership, the company emerged in a stronger position operationally, financially and strategically than when the pandemic began. During Mr. Sulentic’s tenure, the company has also made significant environmental, social and governance progress, as evidenced by its inclusion in the Dow Jones Sustainability World Index and the Bloomberg Gender-Equality Index, among others.

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For 2021, Mr. Sulentic requested, and the Board agreed, that Mr. Sulentic would forego $3.7 million of his total target annual compensation opportunity ($230,000 from his base salary, $460,000 from his 2021 EBP target award, and $3,010,000 from his total 2021 annual equity award) in light of the ongoing business challenges related to Covid-19 pandemic that existed in March 2021, when the Board set Mr. Sulentic’s 2021 pay opportunity. As reduced from what the Board originally approved, Mr. Sulentic’s total target annual compensation was $12,550,000, comprised of his annual base salary ($920,000), annual target performance award ($1,840,000) and annual target equity award ($9,790,000). These reductions represent a roughly even reduction as a percentage of each individual pay element from the 2020 target levels.

	Base Salary	EBP Target Awards	Total Annual Equity Awards	Total Target Compensation

2020 Target Compensation	$1,000,000	$2,000,000	$10,650,000	$13,650,000

2021 Target Compensation (Approved on 3/3/2021)	$1,150,000	$2,300,000	$12,800,000	$16,250,000

Actual 2021 Target Compensation (After Mr. Sulentic’s voluntary reduction in Target Compensation)	$920,000	$1,840,000	$9,790,000	$12,550,000

Decrease in Actual 2021 Target Compensation Relative to 2020	$80,000	$160,000	$860,000	$1,100,000

Decrease in Actual 2021 Target Compensation Relative to 2021 Target Compensation (Approved on 3/3/2021)	$230,000	$460,000	$3,010,000	$3,700,000

At the same time, Mr. Sulentic also agreed to extend his existing Restrictive Covenants Agreement with the company (initially scheduled to expire on December 1, 2023) through December 31, 2025. Mr. Sulentic’s Restrictive Covenants Agreement provides for one-year post-termination non-competition and non-solicitation covenants in the event of a resignation without good reason or a termination for cause prior to its expiration date.

Other NEOs Target Compensation Adjustments

In 2021, as part of the review of target annual compensation opportunities, the Committee approved increases to the annual long term-term equity targets for each of our other named executive officers. The Committee also approved increases to the EBP targets for Ms. Stearns and Messrs. Lafitte and Queenan. These increases (from 2020) reflect their strong performance and position their compensation more appropriately in relation to market compensation levels and our stated compensation philosophy. For more information, see “Section 5. 2021 NEO Compensation and Performance Summaries” in this CD&A. Additionally, in connection with her promotion to Global Group President, Chief Financial Officer and Chief Investment Officer, Ms. Giamartino received a $1,000,000 promotion cash award. Information regarding the terms of Ms. Giamartino’s employment can be found under “Executive Compensation—Employment Agreements—Giamartino Agreement.”

	2021 Base Salary	2021 EBP Target Awards	Total 2021 Annual Equity Awards

Emma E. Giamartino(1)	$680,000	$769,231	$1,215,000

Leah C. Stearns(2)	$700,000 (No change)	1,075,000 (Increase of $75,000)	$2,575,000 (Increase of $275,000)

Michael J. Lafitte	$735,000 (No change)	$1,160,000 (Increase of $60,000)	$2,850,000 (Increase of $190,000)

Daniel G. Queenan	$700,000 (No change)	$1,100,000 (Increase of $100,000)	$2,700,000 (Increase of $400,000)

Chandra Dhandapani(1)	$700,000	$913,462	$1,800,000

(1)	Mses. Giamartino and Dhandapani were not named executive officers for 2020, and so we do not present compensation information for them for that year.
(2)	Ms. Stearns transitioned out of the Chief Financial Officer role and into an advisory role on July 27, 2021.

Revisions to 2020 Adjusted EPS Equity Awards

In 2020, as part of our commitment to align pay and performance, we granted (including to our named executive officers for 2021) Adjusted EPS Equity Awards. The goals for the 2020 Adjusted EPS Equity Awards were set approximately one month prior to the onset of the Covid-19 pandemic. Throughout 2020 and into early 2021, we faced an extremely challenging operating environment with significant uncertainty and market volatility.

In March 2021, the Committee discussed the performance-to-date of the 2020 Adjusted EPS Awards. Despite the fact that the company had significantly preserved stockholder value and 2020 Adjusted EPS was only 8% (for purposes of calculating payouts for Adjusted EPS Equity Awards) below 2019, cumulative 2020-2021 Adjusted EPS was expected to be well below the threshold goal under the 2020 Adjusted EPS Equity Awards. At the time of the Committee’s deliberations, there was still significant uncertainty in the market, and the Committee wanted to maintain management’s motivation to drive financial performance that generated long-term stockholder value. Further, the Committee took into consideration the challenging labor market and increased competition for talent. Upon weighing its potential options, the Committee determined it was in the best interest of all stakeholders to exercise its discretion, consistent with authority granted pursuant to the company’s equity incentive plan, to revise the cumulative adjusted EPS target for the 2020 Adjusted EPS Awards in a prudent manner, ensuring the goals remained rigorous and pay and performance remained aligned. While a discussion of the pre- and post-pandemic goals are below, it is important to note that at the time of revision, the expected probable outcome of the award remained below threshold even under the revised goals.

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Pre-Pandemic Goals

As noted above, in 2020, we granted (including to our named executive officers for 2021) Adjusted EPS Equity Awards. These 2020 Adjusted EPS Equity Awards were granted with a target number of RSUs, of which zero to 200% could be earned based on the extent to which the company achieved adjusted EPS targets over a minimum threshold as measured on a cumulative basis for the 2020 and 2021 fiscal years. The cumulative adjusted EPS “threshold,” “target” and “max” for the 2020 Adjusted EPS Equity Awards were originally set at $8.32, $8.79 and $9.28, respectively. The target goal of $8.79 was developed by applying an approximately 12% cumulative compound annual growth in Adjusted EPS to the 2019 base year Adjusted EPS of $3.71 (i.e., sum of $4.15 (approximately 12% growth over $3.71) and $4.64 (approximately 12% growth over $4.15)).

Threshold and maximum goals were similarly established by using two-year cumulative compound annual growth rates four percentage points below and above the target, respectively.

Harmonizing Goals with the Impact of the Pandemic

As discussed in greater detail below, our 2020 Adjusted EPS fell short of goals set at the beginning of the year, but still represented a significant accomplishment that positioned us well for the success we achieved in 2021. In early 2021, the Committee determined that it was in the best interest of all stakeholders to exercise its discretion, consistent with authority granted pursuant to the company’s equity incentive plan, to revise the cumulative adjusted EPS target for the 2020 Adjusted EPS Awards in a prudent manner, ensuring the goals remained rigorous and pay and performance remained aligned.

The prior cumulative Adjusted EPS target was $8.79, which was the sum of $4.15 (approximately 12% growth over the $3.71 achieved in 2019) and $4.64 (approximately 12% growth over $4.15). The revised cumulative Adjusted EPS target was $7.90, which was the sum of $3.42 (the actual achieved in 2020) and $4.48 (approximately 31% growth over $3.42 in 2020, 21% over 2019, and 19% above 2021 internal budget).

The Committee believed that achieving Adjusted EPS in 2021 of $4.48—the 2021 Adjusted EPS required to achieve target payout under the revised goals and a growth target of 31% over 2020—was a very rigorous hurdle for management, especially considering the decline of Adjusted EPS of 8% (for purposes of calculating the payout for Adjusted EPS Equity Awards) in 2020 and the challenging market dynamics. At the time of the adjustment, the expected probable outcome for actual cumulative 2020-2021 Adjusted EPS was still below the threshold goal. Notwithstanding that the goals were reduced, the adjusted goals were still highly rigorous.

Certified Achievement for Adjusted EPS Equity Awards Granted in 2020

On February 18, 2022, the Committee certified the company’s cumulative adjusted EPS performance for the performance period at $8.75. As a result, payout was 200% of target for the 2020 Adjusted EPS Equity Awards.

The Committee considered whether to apply downward discretion to the payout for named executive officers and ultimately decided against this approach. The Committee determined that the payout for the 2020 Adjusted EPS Equity Awards had effectively aligned pay and performance as intended. The Committee believed it was important to honor its commitment to management and recognize their outstanding achievements against the rigorous goals set in 2021 that, again, had an expected probable outcome of below threshold at the time they were set. In addition to achieving record financial performance in 2021, the Committee also considered the following:

Balance Sheet/Capital Deployment Accomplishments

•	Generated record free cash flow of nearly $2.2 billion, up 38% from 2020 and 132% from 2019.

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•

Deployed approximately $2 billion of capital, including $1.2 billion for strategic acquisitions and growth investments (includes Turner & Townsend, Industrious investment and Altus Power investment) and $0.4 billion for share repurchases.

•	Issued $500 million 10-year senior notes at 2.5%, the lowest coupon rate in company history.

Operational accomplishments

•	Achieved top ranking for global investment sales market share for the 11th consecutive year according to Real Capital Analytics.

•	Unveiled new brand positioning.

•	Expanded property development capabilities into Europe.

Sustainability Accomplishments

•	Committed to achieving net zero by 2040 and signed The Climate Pledge.

•	Consolidated leadership for ESG matters under a single leader—our Chief Responsibility Officer, a senior executive-level position reporting directly to our CEO.

•	Maintained our status as the only commercial real estate services provider included in the Dow Jones Sustainability World Index for three consecutive years.

The 2020 Adjusted EPS Equity Awards are subject to forfeiture in certain circumstances as set forth in their award agreement. The certified result differs from our publicly reported Adjusted EPS results because they (i) include adjustments for one-time, direct Covid-19 related expenses in 2020 (e.g., frontline worker bonuses, charitable contributions for Covid-19 and social justice causes, Covid-19 Employee Response Center costs, PPE and office deep cleaning costs, etc.), net of government subsidies, aggregating $0.15, and (ii) exclude $0.47 of gains in 2021 from non-controlling equity investments that are not directly related to our business segments, including a one-time gain on deconsolidation of the SPAC.

Refer to Annex A for a reconciliation of cumulative GAAP EPS to cumulative Adjusted EPS, as certified by the Committee.

2017 Strategic Equity Award

The 2017 Strategic Equity Award is a six-year cliff vesting award with challenging performance hurdles, that required executives to enter into restrictive covenants as described below. This award was structured to:

•	encourage focus on longer-term business outcomes (performance periods are six years); and

•	provide our executives with a significant and incremental financial incentive to achieve superior outcomes for our stockholders.

The Committee views these awards as crucial to our compensation program and our philosophy of aligning pay and performance. As seen below, the Committee has used these awards to create immediate alignment within the executive ranks by allowing key individuals to participate in the same program or effectively the same program with the same goals and performance periods in cases of new hires or promotions since the original 2017 Strategic Equity Awards were granted.

NEO Eligibility: In 2017, in exchange for the execution of certain restrictive covenants described below, a group of our most senior executives around the globe, including Messrs. Lafitte and Queenan and Ms. Dhandapani, received Strategic Equity Awards with a six-year cliff vesting period (2018-2023). Upon joining the company in 2019, Ms. Stearns also received a Strategic Equity Award having the same terms and conditions as the Strategic Equity Awards granted in 2017. As described below, upon their promotion in 2021, Mses. Giamartino and Dhandapani received Strategic Equity Awards. The Strategic Equity Awards continue to be an effective way to retain, incentivize, and align executives with stockholders when executives join the company or are promoted into roles where they have more significant influence on company performance.

The Committee also offered Mr. Sulentic a significant Strategic Equity Award, which Mr. Sulentic declined. Notwithstanding the fact that Mr. Sulentic does not participate in the 2018-2023 program, Mr. Sulentic entered into the same Restrictive Covenants Agreement with the company as our other named executive officers.

The Strategic Equity Award granted to Messrs. Lafitte and Queenan and Mses. Dhandapani and Stearns is strongly performance-based, with vesting of two-thirds of the award to each executive driven by the extent to which the company achieves rigorous cumulative Adjusted EPS and total stockholder return performance hurdles relative to the S&P 500 over a six-year performance period.

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The Strategic Equity Award is split into three types of RSU awards:

TIME VESTING STRATEGIC EQUITY AWARD (one-third of target grant value)	VESTING: Cliff vests on December 1, 2023.

RELATIVE TSR (“rTSR”) STRATEGIC EQUITY AWARD (one-third of target grant value)

Granted with a target number of RSUs, zero to 175% of which may be earned based on the cumulative total stockholder return (“TSR”) of the company compared to the cumulative TSR of each of the other companies comprising the S&P 500 on December 1, 2017 (the “S&P 500 Comparison Group”).

PERFORMANCE PERIOD: Six-year measurement period commencing on December 1, 2017 and ending on December 1, 2023.

VESTING: Vesting will occur on the date on which the Committee certifies the performance percentile ranking achieved (which certification will occur as soon as practicable following the end of the performance period, but in no event more than 60 days).

RELATIVE EPS (“rEPS”) STRATEGIC EQUITY AWARD (one-third of target grant value)

Granted with a target number of RSUs, zero to 175% of which may be earned based on the cumulative adjusted EPS growth of the company compared to the cumulative EPS growth, as reported under GAAP, of each of the other companies in the S&P 500 Comparison Group.

PERFORMANCE PERIOD: Six-year measurement period commencing on January 1, 2018 and ending on December 31, 2023.

VESTING: Vesting will occur on the date on which the Committee certifies the performance percentile ranking achieved (which certification will occur as soon as practicable following the end of the performance period, but in no event more than 90 days).

Performance and Payout Schedule for rTSR and rEPS Awards

The performance and payout schedule for the rTSR and rEPS Strategic Equity Awards is intended to be challenging, as evidenced by the fact that these performance awards will not vest unless the company’s performance on the relevant metric exceeds 50th percentile performance. The payout schedule for the rTSR and rEPS Strategic Equity Awards is as follows:

CBRE’s rTSR Performance (Percentile Rank)	% of Target rTSR Share Units that Vest	CBRE’s rEPS Performance (Percentile Rank)	% of Target rEPS Share Units that Vest

<= 50th Percentile	0%	<= 50th Percentile	0%

>= 75th Percentile	175%	>= 75th Percentile	175%

The payout percentage is linearly interpolated if the company’s performance percentile ranking falls between the 50th percentile and 75th percentile.

Restrictive Covenants Agreement Executed in Connection with Strategic Equity Award

As a condition to receiving the Strategic Equity Award, the group of global senior executives participating in the program, including Messrs. Lafitte and Queenan and Ms. Dhandapani entered into a restrictive covenants agreement with the company which provides for certain post-termination non-competition, non-solicitation of clients and non-solicitation of employees covenants. Ms. Stearns also entered into this restrictive covenants agreement upon joining the company. Although Mr. Sulentic declined his Strategic Equity Award as stated above, he nonetheless entered into the same restrictive covenants agreement with the company as our other named executive officers.

2021 Strategic Equity Award and Restrictive Covenants Agreement

In 2021, the Committee granted a strategic equity award (the “2021 Strategic Equity Awards”) with a grant date value of $1,500,000 to each of Ms. Giamartino and Ms. Dhandapani in connection with their promotions to Chief Financial Officer and Chief Transformation Officer, respectively. This was done in order to better reflect Mses. Giamartino’s and Dhandapani’s contributions to the company and their ability to drive outperformance on key metrics against peers. The Strategic Equity Awards continue to be an effective way to retain, incentivize, and align executives with stockholders when executives join the company or are promoted into roles where they have more significant influence on company performance.

The 2021 Strategic Equity Awards have the same general terms and payout curves as the 2017 Strategic Equity Awards discussed above, except that the entire award is performance-based in nature, with no time-vesting component.

The 2021 Strategic Equity Award is split into two types of RSU awards:

•

rTSR Strategic Equity Award (one-half of target grant value)—granted with a target number of RSUs, zero to 175% of which may be earned based on the cumulative TSR of the company compared to the cumulative TSR of each of the companies in the S&P 500 Comparison Group over a six-year measurement period commencing on December 1, 2017 and ending on December 1, 2023.

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•

rEPS Strategic Equity Award (one-half of target grant value)—granted with a target number of RSUs, zero to 175% of which may be earned based on the cumulative adjusted EPS growth of the company compared to the cumulative EPS growth, as reported under GAAP, of each of the other companies in the S&P 500 Comparison Group over a six-year measurement period commencing on January 1, 2018 and ending on December 31, 2023.

As a new recipient of a strategic equity award, Ms. Giamartino executed a Restrictive Covenants Agreement with the same terms as our other named executive officers.

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Section 5.

2021 NEO Compensation and Performance Summaries

Linking Pay and Performance

Summaries of the compensation decisions made by the Compensation Committee in recognition of our named executive officers’ performance during 2021 are described below.

Robert E. Sulentic President and Chief Executive Officer

Base Salary	$920,000		Target Compensation Mix

Total Long-Term Annual Equity Awards – Adjusted EPS – Time Vesting	Adjusted EPS	$6,526,667
	(at Target)
	Time Vesting	$3,263,333
	Total	$9,790,000

Annual Performance Awards – Executive Bonus Plan	Financial Objectives (weighted 50%)

Global adjusted EBITDA - 100%

Actual Achievement Against Target: 138%

Financial Component Payout: 200%

Strategic Component Payout: 145%

Strategic Objectives (weighted 50%)

Mr. Sulentic was expected to achieve specific objectives set for him in support of the company’s corporate strategy:

– Enhance the company’s perception among investors;

– Establish clear aspirations for employee engagement across the enterprise;

– Drive escalated efforts across enterprise related to capital investment;

– Advance corporate responsibility with particular focus on diversity and sustainability; and

– Make material gains in succession planning and executive development for senior leaders and roles.

Based on the Committee’s review of Mr. Sulentic’s strategic objectives, we noted his achievement across all strategic objectives exceeded expectations, which warranted an above target payout of 145%.

				2021 Target $1,840,000	2021 Payout $3,174,000

In March 2021, the Board increased Mr. Sulentic’s total target annual compensation to $16,250,000, comprised of his annual base salary ($1,150,000), annual target performance award ($2,300,000) and annual target equity award ($12,800,000).

For 2021, Mr. Sulentic requested, and the Board agreed, that Mr. Sulentic would forego $3.7 million of his total target annual compensation opportunity in light of the ongoing business challenges related to Covid-19 that existed at the time Board set Mr. Sulentic’s 2021 target pay opportunity.

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Emma E. Giamartino Global Group President, Chief Financial Officer and Chief Investment Officer

Base Salary	$680,000		Target Compensation Mix

Total Long-Term Annual Equity Awards – Adjusted EPS – Time Vesting	Adjusted EPS	$607,500
	(at Target)
	Time Vesting	$607,500
	Total	$1,215,000

Annual Performance Awards – Executive Bonus Plan	Financial Objectives (weighted 50%)

Global adjusted EBITDA - 100%

Actual Achievement Against Target: 138%

Financial Component Payout: 200%

Strategic Component Payout: 140%

Strategic Objectives (weighted 50%)

Ms. Giamartino was expected to achieve specific objectives set for her in support of the company’s corporate strategy:

– Develop a framework for identifying and executing strategic M&A and REI investments;

– Develop a mechanism to objectively measure and generate insights regarding the financial impact of the company’s investment activities;

– Develop a list of M&A and “sponsor” targets furthering the company’s strategic priorities;

– Launch an industrial open-end core+ fund leveraging TCC development;

– Develop a capital allocation and portfolio investment strategy for TCC and IM; and

– Make direct positive impacts on diversity.

Based on Mr. Sulentic’s review of Ms. Giamartino’s performance, the Committee approved an above target payout of 140%.

				2021 Target $769,231	2021 Payout $1,307,692

Ms. Giamartino participated in the Senior Management Bonus Plan from January 1, 2021, through July 27, 2021, and became a participant in the EBP effective with her July 28, 2021 promotion and designation as a Section 16 officer. Her bonus target is prorated to reflect 30 weeks at her previous target ($600,000) and 22 weeks at her current target ($1,000,000). Bonus methodology is identical under the two plans. Ms. Giamartino also received a $1,000,000 transition bonus and $1,500,000 Strategic Equity Award in connection with her promotion to Chief Financial Officer.

Leah C. Stearns Former Chief Financial Officer

Base Salary	$700,000		Target Compensation Mix

Total Long-Term Annual Equity Awards – Adjusted EPS – Time Vesting	Adjusted EPS	$1,287,500
	(at Target)
	Time Vesting	$1,287,500
	Total	$2,575,000

Annual Performance Awards – Executive Bonus Plan	Financial Objectives (weighted 100%) Global adjusted EBITDA - 100% Actual Achievement Against Target: 138% Financial Component Payout: 200%			2021 Target $1,075,000	2021 Payout $2,150,000

Pursuant to the company’s Severance Plan, Ms. Stearns’ 2021 bonus is based solely on global adjusted EBITDA performance, without regard to any assessment of personal performance. Information regarding the terms of Ms. Stearns’ Transition Agreement can be found under “Executive Compensation—Employment Agreements—Stearns Transition Agreement.”

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Michael J. Lafitte Global Chief Executive Officer, Real Estate Investments

Base Salary	$735,000		Target Compensation Mix

Total Long-Term Annual Equity Awards – Adjusted EPS – Time Vesting	Adjusted EPS	$1,425,500
	(at Target)
	Time Vesting	$1,425,500
	Total	$2,850,000

Annual Performance Awards – Executive Bonus Plan	Financial Objectives (weighted 50%)

Global adjusted EBITDA - 50%

REI segment operating profit - 50%

Actual Achievement Against Target:

138% (Global)

170.5% (REI)

Global Financial Component Payout: 200%

REI Financial Component Payout: 200%

Strategic Component Payout: 125%

StrategicObjectives (weighted 50%)

Mr. Lafitte was expected to achieve specific objectives set for him in support of the company’s corporate strategy:

– Effectively restructure the TCC development financing program;

– Establish an open-ended industrial core fund;

– Make material progress in growing TCC’s presence in industrial and multi-family;

– Continue to drive efficiency and cost effectiveness of the investment management business;

– Pursue the acquisition of strategic targets; and

– Make direct positive impacts on diversity.

Based on Mr. Sulentic’s review of Mr. Lafitte’s performance, the Committee approved an above target payout of 125%.

				2021 Target $1,160,000	2021 Payout $1,885,000

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Daniel G. Queenan Global Chief Executive Officer, Advisory Services

Base Salary	$700,000		Target Compensation Mix

Total Long-Term Annual Equity Awards – Adjusted EPS – Time Vesting	Adjusted EPS	$1,350,000
	(at Target)
	Time Vesting	$1,350,000
	Total	$2,700,000

Annual Performance Awards – Executive Bonus Plan	Financial Objectives (weighted 50%)

Global adjusted EBITDA - 50%

Advisory segment operating profit - 50%

Actual Achievement Against Target:

138% (Global)

138.6% (Advisory)

Global Financial Component Payout: 200%

Advisory Financial Component Payout: 200%

Strategic Component Payout: 130%

StrategicObjectives (weighted 50%)

Mr. Queenan was expected to achieve specific objectives set for him in support of the company’s corporate strategy:

– Effectively transition new leaders into Advisory COO roles;

– Achieve material gains in local market data superiority and portfolio administration capability;

– Make material gains in succession planning and executive development for Advisory Services senior leaders and producers; and

– Make direct positive impacts on diversity.

Based on Mr. Sulentic’s review of Mr. Queenan’s performance, the Committee approved an above target payout of 130%.

				2021 Target $1,100,000	2021 Payout $1,815,000

CBRE 2022 PROXY STATEMENT	COMPENSATION DISCUSSION AND ANALYSIS — SECTION 5: 2021 NEO COMPENSATION AND PERFORMANCE SUMMARIES	65

Chandra Dhandapani Chief Transformation Officer and Global Chief Operating Officer, Global Workplace Solutions

Base Salary	$700,000		Target Compensation Mix

Total Long-Term Annual Equity Awards – Adjusted EPS – Time Vesting	Adjusted EPS	$900,000
	(at Target)
	Time Vesting	$900,000
	Total	$1,800,000

Annual Performance Awards – Executive Bonus Plan	Financial Objectives (weighted 50%)

Global adjusted EBITDA - 62.5%

GWS segment operating profit - 37.5%

Actual Achievement Against Target:

138% (Global)

105.4% (GWS)

Global Financial Component Payout: 200%

GWS Financial Component Payout: 118.1%

Strategic Component Payout: 140%

StrategicObjectives (weighted 50%)

Ms. Dhandapani was expected to achieve specific objectives set for her in support of the company’s corporate strategy:

– Continue to rebuild the People Function;

– Identify and act on areas of opportunity for process automation and related cost savings;

– Ensure that there are strong senior executive succession plans in place across the corporate functions and business segments;

– Achieve material gains in local market data superiority;

– Advance the company’s marketing capability with specific focus on local marketing support and updating the company’s website; and

– Make direct positive impacts on diversity.

Based on Mr. Sulentic’s review of Ms. Dhandapani’s performance, the Committee approved an above target payout of 140%.

				2021 Target $913,462	2021 Payout $1,477,599

Ms. Dhandapani transitioned from her Chief Administrative Officer role with a bonus target of $1,000,000 to Chief Transformation Officer and Global COO, GWS, effective June 2, 2021, with a bonus target of $850,000. Her prorated bonus target for 2021 is $913,462, representing 22 weeks at $1,000,000 and 30 weeks at $850,000. Her calculated bonus is based on 100% global adjusted EBITDA performance in her previous role and 62.5% global adjusted EBITDA and 37.5% GWS SOP in her new role. Ms. Dhandapani also received a $1,500,000 Strategic Equity Award in connection with her new role.

CBRE 2022 PROXY STATEMENT	COMPENSATION DISCUSSION AND ANALYSIS — SECTION 6: COMPENSATION POLICIES AND PRACTICES	66

Section 6.

Compensation Policies and Practices

Equity Ownership Policy

Our objective to link compensation to our long-term success is reinforced by an equity ownership policy applicable to our executives. To further align our executives’ interests with our stockholders over the long term, this policy restricts selling of company stock by each executive officer until the executive acquires and maintains significant levels of company stock.

For our named executive officers, the minimum ownership requirements are indicated in the table below. Our executives are permitted to satisfy their ownership requirements over time through existing and new equity awards. As of December 31, 2021, all of our current named executive officers (except for Ms. Giamartino, who became an executive officer on July 28, 2021) have satisfied their minimum ownership requirements.

Stock Ownership Requirement

Name	Minimum Requirement

Robert E. Sulentic	5x Base Salary

Emma E. Giamartino	3x Base Salary

Michael J. Lafitte	3x Base Salary

Daniel G. Queenan	3x Base Salary

Chandra Dhandapani	3x Base Salary

A further description of this policy can be found under “Corporate Governance—Governance Practices and Policies—Stock Ownership Requirements” in this Proxy Statement.

Policies Restricting Stock Trading and Prohibiting Hedging and Short-Selling

We have a pre-clearance policy and process for trades in company securities that all directors, executive officers and other designated insiders must follow. Under this policy, our directors, executive officers and other designated insiders are prohibited from trading in company securities outside of our quarterly trading windows, and trades inside the windows are subject to pre-clearance through our General Counsel, in each case except under pre-approved SEC Rule 10b5-1 trading plans.

We prohibit all directors, executive officers and other designated insiders from:

•	engaging in short-term investment activities such as arbitrage trading or day trading;

•	taking short positions in the company’s securities;

•	purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds); or

•	engaging in hedging or other derivative transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

This is intended to prohibit our directors, executive officers and designated insiders from insulating themselves from the effects of poor stock price performance.

No “Single Trigger” Change of Control Payments

•

We do not have agreements or plans that provide for “single trigger” change of control payments or benefits (including automatic accelerated vesting of equity awards upon a change of control only) to any of our named executive officers.

No Tax Gross-Ups

•

As a policy matter, we do not provide tax gross-ups to our named executive officers, other than in connection with tax liabilities incurred with relocations and, if applicable, expatriate tax equalization.

CBRE 2022 PROXY STATEMENT	COMPENSATION DISCUSSION AND ANALYSIS — SECTION 6: COMPENSATION POLICIES AND PRACTICES	67

Compensation Clawback Policy

Our compensation clawback policy permits us, subject to the discretion and approval of the Board, to recover cash-based and performance-based-equity incentive compensation (e.g., our Adjusted EPS Equity Awards) paid to any current or former “Section 16 officer” (as so designated by the Board and our Audit Committee under Rule 16a-1(f) of the Exchange Act) in the event of a restatement of our financial results in certain circumstances described below.

Specifically, the policy provides that (i) if we are required to restate our financial statements due to material non-compliance by us with any financial reporting requirement under securities laws (other than due to changes in accounting policy, generally accepted accounting principles or applicable law), (ii) fraud or willful misconduct contributed to the restatement, and (iii) any executive officer received a recoverable incentive-based compensation award in excess of the amount that he or she would have received had the restated financial statements been in effect for the period in which the incentive-based compensation amount was awarded, then we are entitled to recover the overpayment. The policy permits clawback from any executive who received an award overpayment, irrespective of whether the executive contributed to the fraud or willful misconduct. Awards are subject to clawback under the policy for up to three years after the award (or any portion thereof) vests (for awards subject to vesting conditions) or is granted (for all other recoverable incentive-based compensation).

Equity Award Policy and Procedures for Equity Grants

We have an Equity Award Policy that is designed to maintain the integrity of the equity award process. This policy has the following characteristics:

•	Requires Board approval for delegation by the Committee to any other committee or individual of its authority under our equity incentive plans;

•

Provides that the effective date of a grant is the date the Committee approves the award, unless a later date is required (for instance in connection with a grant to a new hire who starts work on a date after the Committee has approved the award, or the opening of a trading window);

•	Provides that the exercise price of stock options and value of restricted stock and RSU awards is determined using the closing price of our common stock on the NYSE on the grant date; and

•

Permits our CEO to make special recruitment and retention awards in the periods between Committee meetings, but never to executive officers or an award consisting of stock options, and there are limitations on the terms and amounts of those grants as well as a requirement to provide reports of such grants to the Committee.

The policy is published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com.

Tax Deductibility and Accounting Implications

As a general matter, the Committee always takes into account the various tax and accounting implications of compensation. When determining amounts of equity grants to executives and employees, the Committee also examines the accounting cost associated with the grants.

Section 162(m) of the Internal Revenue Code, or Section 162(m), limits the tax deductibility of compensation for certain executive officers that is more than $1 million. Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” This exemption for “performance-based compensation” was repealed, effective for taxable years beginning after December 31, 2017. The Committee continues to have the flexibility to pay nondeductible compensation if it believes it is in the best interests of the company.

CBRE 2022 PROXY STATEMENT	COMPENSATION COMMITTEE REPORT	68

Compensation Committee Report

The Compensation Committee reviewed and discussed with management of the company the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee

Beth F. Cobert, Chair

Reginald H. Gilyard

Shira D. Goodman

Gerardo I. Lopez

Sanjiv Yajnik

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Compensation Committee Report is not incorporated into any such filings.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY COMPENSATION TABLE	69

Executive Compensation

Summary Compensation Table

The following table includes compensation information for the fiscal years ended December 31, 2021, 2020 and 2019 for our CEO, Chief Financial Officer and the three other most highly compensated executive officers in 2021.

In March 2021, the Board increased Mr. Sulentic’s total target annual compensation to $16,250,000, comprised of his annual base salary ($1,150,000), annual target performance award ($2,300,000) and annual target equity award ($12,800,000). For 2021, Mr. Sulentic requested, and the Board agreed, that Mr. Sulentic would forego $3.7 million of his total target annual compensation opportunity in light of the ongoing business challenges related to Covid-19 that existed at the time the Board set Mr. Sulentic’s 2021 target pay opportunity. For additional information, see “Compensation Discussion and Analysis—Section 4. Elements of Our Compensation Program—2021 Compensation Decisions” in this Proxy Statement.

				Stock Awards ($)

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Annual Stock Award(2)(3) ($)	Strategic Equity Award(4) ($)	One-Time Transition Equity Award ($)	Total Stock Awards ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)

Robert E. Sulentic(7)	2021	939,726	—	9,789,859	—	—	9,789,859	3,174,000	4,500	13,908,085
President and Chief	2020	249,315	—	10,649,973	—	—	10,649,973	1,089,677	4,500	11,993,465
Executive Officer	2019	1,000,000	—	9,999,919	—	—	9,999,919	2,415,000	4,500	13,419,419

Emma E. Giamartino(8)	2021	520,438	1,000,000	1,214,886	1,789,763	—	3,004,649	1,307,692	4,500	5,837,279
Global Group President, Chief Financial Officer and Chief Investment Officer

Leah C. Stearns	2021	700,000	—	2,574,926	—	—	2,574,926	2,150,000	2,724,253	8,149,179
Former Chief Financial	2020	621,178	—	2,299,964	—	—	2,299,964	544,838	4,500	3,470,480
Officer	2019	443,014	1,632,877	1,392,294	3,060,919	1,999,961	6,453,174	114,709	472,826	9,116,600

Michael J. Lafitte	2021	735,000	—	2,849,948	—	—	2,849,948	1,885,000	4,500	5,474,448
Global CEO, Real Estate	2020	652,237	—	2,659,968	—	—	2,659,968	753,839	4,500	4,070,544
Investments	2019	735,000	—	2,659,921	—	—	2,659,921	1,175,167	4,500	4,574,588

Daniel G. Queenan(8)	2021	700,000	—	2,699,894	—	—	2,699,894	1,815,000	4,500	5,219,394
Global CEO, Advisory	2020	621,178	—	2,299,964	—	—	2,299,964	373,349	4,500	3,298,991
Services

Chandra Dhandapani(8)	2021	700,000	—	1,799,712	1,789,763	—	3,589,475	1,477,599	4,500	5,771,574
Chief Transformation Officer and Global COO, Global Workplace Solutions

Bonus Column (1)

(1)

The amount in this column includes a one-time promotional cash award of $1,000,000 for Ms. Giamartino in connection with her promotion to Global Group President, Chief Financial Officer and Chief Investment Officer, which is subject to repayment in case of certain terminations without good reason, or for cause, within three years of July 28, 2021.

Annual Stock Award Column (2), (3)

(2)

See Note 2 “Significant Accounting Policies” and Note 14 “Employee Benefit Plans” to our consolidated financial statements as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for a discussion of the valuation of our stock awards.

(3)	Our 2021 annual equity awards were made under and governed by the 2019 Equity Incentive Plan, as described below under “Summary of Plans, Programs and Agreements” and include:

Time Vesting Equity Awards

The	following awards are scheduled to vest 25% per year over four years (on each of March 3, 2022, 2023, 2024 and 2025):

•	March 3, 2021 grants to Mr. Sulentic (41,885 RSUs), Ms. Giamartino (3,850 RSUs), Ms. Stearns (16,525 RSUs), Mr. Lafitte (18,290 RSUs), Mr. Queenan (17,327 RSUs) and Ms. Dhandapani (8,984 RSUs);

•	a July 28, 2021 grant to Ms. Giamartino, in the amount of 3,379 RSUs; and

•	a June 2, 2021 grant to Ms. Dhandapani in the amount of 2,221 RSUs.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — EMPLOYMENT AGREEMENTS	70

Adjusted EPS Equity Awards

These awards are eligible to be earned based on the extent to which the company achieves adjusted EPS targets (over a minimum threshold) measured on a cumulative basis for the 2021 and 2022 fiscal years, with full vesting of any earned amount on March 3, 2024:

•

March 3, 2021 grants with the following target unit amounts: Mr. Sulentic (83,771 RSUs), Ms. Giamartino (3,850 RSUs), Ms. Stearns (16,525 RSUs), Mr. Lafitte (18,290 RSUs), Mr. Queenan (17,327 RSUs) and Ms. Dhandapani (8,984 RSUs);

•	a July 28, 2021 grant to Ms. Giamartino with a target unit amount of 3,379 RSUs; and

•	a June 2, 2021 grant to Ms. Dhandapani with a target unit amount of 2,221 RSUs.

For our Adjusted EPS Equity Awards, in this table we have assumed that achievement at 100% of target is the probable outcome of the related performance conditions, which was our assumption on the grant date. For the Adjusted EPS Equity Awards granted in 2021, the aggregate grant date fair value for these awards, assuming the achievement of the highest level of performance (which is 200% of the target unit amount), is $13,053,197 for Mr. Sulentic, $1,214,885 for Ms. Giamartino, $2,574,926 for Ms. Stearns, $2,849,948 for Mr. Lafitte, $2,699,893 for Mr. Queenan and $1,799,711 for Ms. Dhandapani.

Strategic Equity Award Column (4)

(4)

The amounts in this column represent a Strategic Equity Award granted to Mses. Giamartino and Dhandapani on the same vesting terms as the Strategic Equity Awards made to our other senior executives in 2017. These Strategic Equity Awards were made under and governed by the 2019 Equity Incentive Plan.

Relative TSR (“rTSR”) Strategic Equity Awards with a target unit amount equal to 9,626 RSUs to each of Mses. Giamartino and Dhandapani, are eligible to be earned based on measuring the cumulative total stockholder return (“TSR”) of the company against the cumulative TSR of each of the other companies comprising the S&P 500 on December 1, 2017 (the “Comparison Group”) with a minimum threshold over a six-year measurement period. For rTSR Strategic Equity Awards granted to each of Mses. Giamartino and Dhandapani in 2021, the aggregate grant date fair value for these awards, assuming the achievement of the highest level of performance (which is 175% of the target unit amount), is $1,819,597.

For these awards, full vesting of any earned amount is no later than 60 days after December 1, 2023. We have assumed based on a Monte Carlo simulation that achievement at 138.65% of target is the probable outcome of the related performance conditions, which was our assumption on the grant date.

Relative EPS (“rEPS”) Strategic Equity Awards with a target unit amount equal to 9,626 RSUs to each of Mses. Giamartino and Dhandapani, are eligible to be earned based on measuring the cumulative Adjusted EPS growth of the company against the cumulative EPS growth, as reported under GAAP (“GAAP EPS”), of each of the other members of the Comparison Group with a minimum threshold over a six-year measurement period. For rEPS Strategic Equity Awards granted to each of Mses. Giamartino and Dhandapani in 2021, the aggregate grant date fair value for these awards, assuming the achievement of the highest level of performance (which is 175% of the target unit amount), is $1,312,394.

For these awards, full vesting of any earned amount is no later than 90 days after December 31, 2023. We have assumed that achievement at 100% of target is the probable outcome of the related performance conditions, which was our assumption on the grant date.

Non-Equity Incentive Plan Compensation Column (5)

(5)

The amounts in this column relate to compensation pursuant to our annual performance award plan referred to in this Proxy Statement as the EBP, which is described below under “Summary of Plans, Programs and Agreements.” Amounts reflected in this table are based on the achievement of financial and strategic performance objectives that are established at the beginning of each fiscal year. However, pursuant to the Severance Plan, Ms. Stearns’ 2021 EBP payout is based solely on global adjusted EBITDA performance, without regard to any of her strategic performance objectives.

All Other Compensation Column (6)

(6)

The amounts in this column for each of our NEOs reflect our matching contributions to their 401(k) accounts pursuant to our employee 401(k) match policy based on their respective contributions to such accounts. In addition, for Ms. Stearns under her Transition Agreement, includes a lump-sum cash severance payment of $2,662,500, COBRA continuation coverage of $25,345, outplacement assistance services of $15,000 and reimbursement of legal fees incurred in connection with her negotiations in respect of her separation from the company of $16,908.

Mr. Sulentic (7)

(7)

With respect to his outstanding equity awards, Mr. Sulentic became retirement eligible in September 2018. For additional information regarding the treatment of such awards upon retirement, please refer to the discussion under “—Severance Plan; Treatment of Death, Disability and Retirement Under 2018, 2019, 2020 and 2021 Equity Award Agreements; Treatment of Qualifying Termination and Retirement Under Strategic Equity Award Agreements.”

Year Column (8)

(8)	Under applicable SEC rules, we have excluded compensation for Ms. Giamartino for 2020 and 2019, Mr. Queenan for 2019 and Ms. Dhandapani for 2020 and 2019, as they were not NEOs during those years.

Employment Agreements

Except for Mses. Giamartino, Stearns and Dhandapani, none of our named executive officers for 2021 are party to an employment agreement.

Giamartino Agreement

The company and Ms. Giamartino entered into a letter agreement on July 28, 2021 (the “Giamartino Offer Letter”) in connection with her promotion to Global Group President, Chief Financial Officer and Chief Investment Officer. Pursuant to the Giamartino Offer Letter, Ms. Giamartino (i) receives a base salary of $680,000 per annum, (ii) is eligible for a discretionary annual bonus award under the terms of the EBP, with a target bonus of $1,000,000, (iii) beginning in 2022, will be recommended to the Compensation Committee for an annual RSU award with an approximate grant date value of $1,820,000, expected to be granted 50% in the form of a time-vesting equity award and 50% in the form of a performance-vesting equity award, (iv) received an incremental 2021 RSU award with a grant date value of $615,000 (50% in the form of a time-vesting equity award, and 50% in the form of an adjusted EPS equity award), with the same vesting provisions as the annual equity awards granted to Ms. Giamartino and our other named executive officers on March 3, 2021, and (v) was paid a one-time promotional cash award of $1,000,000, which is subject to repayment in case of certain terminations without good reason, or for cause, within three years of July 28, 2021. Ms. Giamartino is a participant in the Severance Plan and is eligible for severance benefits thereunder. In connection with her promotion, Ms. Giamartino executed a restrictive covenants agreement in substantially similar form to that which was executed by our other senior executives.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — GRANTS OF PLAN-BASED AWARDS	71

Stearns Transition Agreement

On July 27, 2021, the company and Ms. Stearns entered into an employment and transition agreement (the “Stearns Transition Agreement”) to memorialize Ms. Stearns’ transition from the CFO role and subsequent separation from the company as of December 31, 2021. The Stearns Transition Agreement superseded Ms. Stearns’ prior offer letter with the company. Because Ms. Stearns’ separation was a Qualifying Termination, Ms. Stearns is entitled to receive payments and benefits under the company’s Severance Plan. Ms. Stearns will also remain eligible, pursuant to the terms of the applicable award agreements to which her Strategic Equity Awards were granted—which provides for continued vesting upon a SEA Qualifying Termination—to receive a pro rata portion of her Strategic Equity Awards. For additional information, please see “Severance Plan; Treatment of Death, Disability and Retirement Under 2018, 2019, 2020 and 2021 Equity Award Agreements; Treatment of Qualifying Termination and Retirement Under Strategic Equity Award Agreements” starting on page 77.

Since Ms. Stearns’ separation on December 31, 2021 (i) she has received a total lump sum cash payout of $2,662,500 and (ii) has received distribution of 60,540 shares subject to her equity awards. She will also vest in 85,281 shares in the two years following her separation date for her other equity awards. For her equity awards where the performance period has not yet ended, the number of shares included above reflects the number subject to continued vesting, assuming target performance (except the 2020 Adjusted EPS Equity Awards is reflected at 200% of her target number); however, Ms. Stearns will remain eligible to receive the maximum number of shares that are subject to her respective award agreements. Once certified, the performance achievement factor contained in each award will be applied to calculate the number of shares due to her pursuant to each equity award. Ms. Stearns was not required, pursuant to the terms of Ms. Stearns’ prior offer letter, to repay the cash transition bonus that she received upon joining the company as she did not resign from the company, nor was she terminated for cause. Upon Ms. Stearns’ separation, she also received COBRA continuation coverage (with Ms. Stearns only having to pay the active employee amounts) for 18 months, as well as outplacement services. As noted above, the severance benefits set forth in the Stearns Transition Agreement are consistent with the terms found in the company’s Severance Plan and Ms. Stearns’ existing award agreements. Ms. Stearns provided a general release in favor of the company and received reimbursement for reasonable legal fees incurred in connection with her negotiations in respect of her separation from the company.

Dhandapani Agreement

The company and Ms. Dhandapani entered into a letter agreement on February 23, 2022 (the “Dhandapani Offer Letter”) to memorialize the terms of her employment upon her promotion to Chief Transformation Officer and Global Chief Operating Officer, Global Workplace Solutions. The Dhandapani Offer Letter supersedes a prior offer letter between Ms. Dhandapani and the company. Pursuant to the Dhandapani Offer Letter, Ms. Dhandapani (i) receives a base salary of $750,000, effective April 1, 2022, (ii) is eligible for a discretionary annual bonus award under the terms of the EBP, with a target bonus of $1,100,000, and (iii) beginning in 2022, will be recommended to the Compensation Committee for an annual RSU award with an approximate grant date value of $2,650,000. Ms. Dhandapani continues to be subject to the restrictions set forth in the Amended and Restated Restrictive Covenants Agreement entered into as of May 17, 2019 and is also a participant in the Severance Plan and is eligible for severance benefits thereunder.

Grants of Plan-Based Awards

The following table includes information concerning stock and cash awards for the fiscal year ended December 31, 2021 to the persons named in the table under the heading “Summary Compensation Table,” which awards were granted pursuant to our 2019 Equity Incentive Plan or EBP described below under “Summary of Plans, Programs and Agreements.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2)(3) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert E. Sulentic			—	1,840,000	3,220,000	—	—	—	—	—
	03/03/21	(4)	—	—	—	—	—	—	41,885	3,263,260
	03/03/21	(5)	—	—	—	41,885	83,771	167,542	—	6,526,599

Emma E. Giamartino			—	769,231	1,346,154	—	—	—	—	—
	03/03/21	(4)	—	—	—	—	—	—	3,850	299,954
	07/28/21	(4)	—	—	—	—	—	—	3,379	307,489
	03/03/21	(5)	—	—	—	1,925	3,850	7,700	—	299,954
	07/28/21	(5)	—	—	—	1,689	3,379	6,758	—	307,489
	03/03/21	(6)	—	—	—	—	9,626	16,845	—	1,039,801
	03/03/21	(7)	—	—	—	—	9,626	16,845	—	749,962

Leah C. Stearns			—	1,075,000	2,150,000	—	—	—	—	—
	03/03/21	(4)	—	—	—	—	—	—	16,525	1,287,463
	03/03/21	(5)	—	—	—	8,262	16,525	33,050	—	1,287,463

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — GRANTS OF PLAN-BASED AWARDS	72

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2)(3) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael J. Lafitte			—	1,160,000	2,030,000	—	—	—	—	—
	03/03/21	(4)	—	—	—	—	—	—	18,290	1,424,974
	03/03/21	(5)	—	—	—	9,145	18,290	36,580	—	1,424,974

Daniel G. Queenan			—	1,100,000	1,925,000	—	—	—	—	—
	03/03/21	(4)	—	—	—	—	—	—	17,327	1,349,947
	03/03/21	(5)	—	—	—	8,663	17,327	34,654	—	1,349,947

Chandra Dhandapani			—	913,462	1,598,559	—	—	—	—	—
	03/03/21	(4)	—	—	—	—	—	—	8,984	699,943
	06/02/21	(4)	—	—	—	—	—	—	2,221	199,912
	03/03/21	(5)	—	—	—	4,492	8,984	17,968	—	699,943
	06/02/21	(5)	—	—	—	1,110	2,221	4,442	—	199,912
	03/03/21	(6)	—	—	—	—	9,626	16,845	—	1,039,801
	03/03/21	(7)	—	—	—	—	9,626	16,845	—	749,962

Estimated Future Payouts Under Non-Equity Incentive Plan Awards Column (1)

(1)

For our executives to receive an EBP award based on our financial performance in 2021, as measured by adjusted EBITDA/segment operating profit, our performance had to exceed 70% of the applicable adjusted EBITDA/segment operating profit goal. Upon achievement just over the 70% threshold (e.g., 70.0000001%), the amount of the EBP award payable would be negligible, and therefore no amount is shown in the “Threshold” column.

Grant Date Fair Value of Stock and Option Awards Column (2), (3)

(2)

For our Adjusted EPS Equity Awards granted in 2021, in this table we have assumed that achievement at 100% of target is the probable outcome of the related performance conditions, which was our assumption on the grant date.

(3)	The closing price of our common stock on March 3, 2021 was $77.91 per share, on June 2, 2021 was $90.01 per share and on July 28, 2021 was $91.00 per share.

Grant Date Column (4), (5), (6), (7)

(4)

Represents Time Vesting Equity Awards of RSUs that were granted to each of our named executive officers on March 3, 2021, and an additional (i) 3,379 Time Vesting Equity Awards of RSUs that were granted to Ms. Giamartino on July 28, 2021 and (ii) 2,221 Time Vesting Equity Awards of RSUs that were granted to Ms. Dhandapani on June 2, 2021, each of which are scheduled to vest 25% per year over four years (on each of March 3, 2022, 2023, 2024 and 2025).

(5)

Represents Adjusted EPS Equity Awards of RSUs that were granted to each of our named executive officers on March 3, 2021, and an additional (i) 3,379 Adjusted EPS Equity Awards of RSUs that were granted to Ms. Giamartino on July 28, 2021 and (ii) 2,221 Adjusted EPS Equity Awards of RSUs that were granted to Ms. Dhandapani on June 2, 2021, each of which are eligible to be earned based on our achievement against certain adjusted EPS targets (over a minimum threshold) as measured on a cumulative basis for the 2021 and 2022 fiscal years, with full vesting of any earned amount on March 3, 2024.

“Threshold” column amounts represent the number of shares (50% of the target unit amount) that would be issued upon achievement of adjusted EPS performance threshold goal.
“Target” column amounts represent the number of shares (100% of the target unit amount) that would be issued upon achievement of adjusted EPS performance target goal.
“Maximum” column amounts represent the number of shares (200% of the target unit amount) that would be issued upon achievement of adjusted EPS performance at or above the maximum goal.
The payout is linearly interpolated for performance between the various adjusted EPS performance goals.

(6)

Represents rTSR Strategic Equity Awards of RSUs that were granted to each of Mses. Giamartino and Dhandapani, which are eligible to be earned based on measuring the cumulative TSR of the company against the cumulative TSR of each of the other companies in the Comparison Group over a six-year measurement period, with full vesting of any earned amount no later than 60 days after December 1, 2023.

“Threshold” column amounts: Upon achievement of relative TSR just over the 50th percentile threshold goal (e.g., 50.0000001%-ile), the amount of the rTSR Strategic Equity Award payable would be negligible, and as such no amount is shown in the “Threshold” column.

“Target” column amounts represent the number of shares (100% of the target unit amount) that would be issued upon achievement of relative TSR at the target relative TSR goal.
“Maximum” column amounts represent the number of shares (175% of the target unit amount) that would be issued upon achievement of relative TSR at or above the 75th percentile .
There is linear interpolation of payout for relative TSR performance between the 50th percentile and 75th percentile.

(7)

Represents rEPS Strategic Equity Awards of RSUs that were granted to each of Mses. Giamartino and Dhandapani, which are eligible to be earned based on measuring the cumulative EPS growth, as reported under GAAP EPS, of each of the other members of the Comparison Group over a six-year measurement period, with full vesting of any earned amount no later than 90 days after December 31, 2023.

“Threshold” column amounts: Upon achievement of relative EPS growth just over the 50th percentile threshold goal (e.g., 50.0000001%-ile), the amount of the rEPS Strategic Equity Award payable would be negligible, and as such no amount is shown in the “Threshold” column.

“Target” column amounts represent the number of shares (100% of the target unit amount) that would be issued upon achievement of relative EPS growth at the target relative EPS growth goal.

“Maximum” column amounts represent the number of shares (175% of the target unit amount) that would be issued upon achievement of relative EPS growth at or above the 75th percentile. There is linear interpolation of payout for relative EPS growth between the 50th percentile and 75th percentile.

For a full description of our EBP and Stock Awards, see “Compensation Discussion and Analysis—Section 4. Elements of Our Compensation Program” in this Proxy Statement.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	73

Outstanding Equity Awards at Fiscal Year-End

The following table includes information concerning stock awards that remain unvested as of December 31, 2021 that are held by the persons named in the table under the heading “Summary Compensation Table.”

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested(1)(2)(3)(4)(5)(6)(7)(8) (#)	Market Value of Shares or Units of Stock That Have Not Vested(9) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(10)(11)(12)(13) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9) ($)

Robert E. Sulentic	202,750	22,000,402	413,514	44,870,404

Emma E. Giamartino	14,620	1,586,416	33,710	3,657,872

Leah C. Stearns(14)	28,498	3,092,319	89,537	9,715,660

Michael J. Lafitte	114,999	12,478,542	167,552	18,181,067

Daniel G. Queenan	89,667	9,729,766	136,236	14,782,968

Chandra Dhandapani	47,245	5,126,555	87,332	9,476,395

Number of Shares or Units of Stock That Have Not Vested Column (1), (2,), (3), (4), (5), (6), (7), (8)

Time Vested Equity Awards.

(1)

Strategic Equity Awards. The following number of stock units granted on December 1, 2017 remained unvested as of December 31, 2021: Mr. Lafitte (42,448 RSUs), Mr. Queenan (30,871 RSUs) and Ms. Dhandapani (11,576 RSUs). These unvested stock units will vest on December 1, 2023.

(2)

2018 Annual Equity Awards. The following number of stock units granted on February 16, 2018 remained unvested as of December 31, 2021: Mr. Sulentic (18,104 RSUs), Ms. Giamartino (830 RSUs), Mr. Lafitte (9,809 RSUs), Mr. Queenan (4,056 RSUs) and Ms. Dhandapani (2,581 RSUs). An additional 830 stock units remained unvested as of December 31, 2021 in connection with a new hire grant to Ms. Giamartino on February 16, 2018. These unvested stock units vested on February 16, 2022.

(3)

2019 Annual Equity Awards. The following number of stock units granted on February 28, 2019 remained unvested as of December 31, 2021: Mr. Sulentic (32,889 RSUs), Ms. Giamartino (1,758 RSUs), Mr. Lafitte (17,819 RSUs), Mr. Queenan (14,737 RSUs) and Ms. Dhandapani (6,699 RSUs). An additional 2,114 stock units remained unvested as of December 31, 2021 in connection with a grant to Ms. Dhandapani on May 17, 2019. One-half of these unvested stock units vested on February 28, 2022 and the other half will vest on February 28, 2023.

(4)

Stearns Transition Agreement. For Ms. Stearns, under her Transition Agreement, 4,860 unvested stock units granted to her on May 15, 2019 (as Time Vesting Equity Awards) and 10,471 unvested stock units granted on May 15, 2019 (as a Transition Equity Award), will vest on June 30, 2023. Additionally, 5,801 unvested stock units granted on March 3, 2020 (as Time Vesting Equity Awards), and 4,815 unvested stock units granted on March 3, 2021 (as Time Vesting Equity Awards), will also vest on June 30, 2023.

(5)

2020 Annual Equity Awards. The following number of stock units granted on March 3, 2020 remained unvested as of December 31, 2021: Mr. Sulentic (44,400 RSUs), Ms. Giamartino (2,274 RSUs), Mr. Lafitte (17,279 RSUs), Mr. Queenan (14,940 RSUs) and Ms. Dhandapani (8,445 RSUs). One-third of these unvested stock units vested on March 3, 2022, and the remaining stock units will vest in equal increments on each of March 3, 2023 and 2024.

(6)

Incremental 2020 Annual Equity Award. 1,699 unvested stock units granted on June 1, 2020 to Ms. Giamartino remained unvested as of December 31, 2021. These unvested stock units will vest in equal increments on each of June 1, 2022, 2023 and 2024.

(7)

2021 Annual Equity Awards. The following number of stock units granted on March 3, 2021 remained unvested as of December 31, 2021: Mr. Sulentic (40,322 RSUs), Ms. Giamartino (3,850 RSUs), Mr. Lafitte (18,290 RSUs), Mr. Queenan (17,327 RSUs) and Ms. Dhandapani (8,984 RSUs). An additional (i) 3,379 stock units remained unvested as of December 31, 2021 in connection with a grant to Ms. Giamartino on July 28, 2021 and (ii) 2,221 stock units remained unvested as of December 31, 2021 in connection with a grant to Ms. Dhandapani on June 2, 2021. 25% of these unvested stock units vested on March 3, 2022, and the remaining stock units will vest in equal increments on each of March 3, 2023, 2024 and 2025.

2019 Adjusted EPS Equity Awards. With respect to the total number of unvested stock units listed in this column:

(8)

The following number of stock units granted on February 28, 2019 remained unvested as of December 31, 2021: Mr. Sulentic (67,035 RSUs), Mr. Lafitte (9,354 RSUs), Mr. Queenan (7,736 RSUs) and Ms. Dhandapani (3,516 RSUs). An additional 1,109 stock units remained unvested as of December 31, 2021 in connection with a grant to Ms. Dhandapani on May 17, 2019. These unvested stock units vested on February 28, 2022.

These stock units were initially granted at target as follows: Mr. Sulentic (132,636 RSUs), Mr. Lafitte (17,818 RSUs), Mr. Queenan (14,737 RSUs) and Ms. Dhandapani (8,812 RSUs). These stock units were earned at 52.5% of target based on the level of adjusted EPS achieved (as certified by the Compensation Committee on March 3, 2021). However, the number of restricted units earned by Mr. Sulentic has been reduced by those earned restricted units for which vesting occurred on December 13, 2021 in order to satisfy the tax withholding obligation that arose because he is retirement eligible and therefore deemed to have vested in all of the earned restricted units for employment tax purposes once the performance vesting condition no longer applies.

For Ms. Stearns, under her Transition Agreement, 2,551 unvested stock units granted on May 15, 2019 will vest on June 30, 2023.

Market Value of Shares or Units of Stock That Have Not Vested / Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested Columns (9)

(9)

Amounts reflected in this column were calculated by multiplying the number of unvested stock units by $108.51, which was the per-share closing price of our common stock on December 31, 2021. For the Adjusted EPS Equity Awards, rTSR Strategic Equity Awards and rEPS Strategic Equity Awards, these figures assume that those awards are later issued at their target number of shares, except for the Adjusted EPS Equity Awards granted in 2020 and 2021. As described below in footnote (12) to this table, the 2020 Adjusted EPS Equity Awards will be issued at a greater number of shares than their target (200% of target), and we have reflected this greater number of shares in this table. Pursuant to SEC disclosure rules, we are also required to reflect the maximum number of shares (200% of target) for the 2021 Adjusted EPS Equity Awards in this table.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested Column (10), (11), (12), (13)

(10)

rTSR Strategic Equity Awards. The following number of stock units granted on December 1, 2017 remained unvested as of December 31, 2021: Mr. Lafitte (42,448 RSUs), Mr. Queenan (30,871 RSUs) and Ms. Dhandapani (11,576 RSUs). 9,626 stock units granted on March 3, 2021 to each of Ms. Giamartino and Ms. Dhandapani and 12,122 stock units granted on May 15, 2019 granted to Ms. Stearns, remained unvested as of December 31, 2021. These unvested rTSR Strategic Equity Awards represents the target number of stock units, from zero to 175% of which are eligible to be earned based on our achievement against certain relative total shareholder return targets over a six-year performance measurement period that commenced on December 1, 2017 and ends on December 1, 2023, with full vesting of any earned amount no later than 60 days after December 1, 2023.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — OPTION EXERCISES AND STOCK VESTED	74

(11)

rEPS Strategic Equity Awards. The following number of stock units granted on December 1, 2017 remained unvested as of December 31, 2021: Mr. Lafitte (42,448 RSUs), Mr. Queenan (30,871 RSUs) and Ms. Dhandapani (11,576 RSUs). 9,626 stock units granted on March 3, 2021 to each of Ms. Giamartino and Ms. Dhandapani and 11,907 stock units granted on May 15, 2019 granted to Ms. Stearns, remained unvested as of December 31, 2021. These unvested rEPS Strategic Equity Awards represents the target number of stock units, from zero to 175% of which are eligible to be earned based on our achievement against adjusted EPS targets over a six-year performance measurement period that commenced on January 1, 2018 and ends on December 31, 2023, with full vesting of any earned amount no later than 90 days after December 31, 2023.

(12)

2020 Adjusted EPS Equity Awards. The following number of stock units granted on March 3, 2020 remained unvested as of December 31, 2021: Mr. Sulentic (122,986 RSUs), Mr. Lafitte (23,038 RSUs), Mr. Queenan (19,920 RSUs) and Ms. Dhandapani (11,259 RSUs). These unvested performance based stock units represent the target number of stock units, from zero to 200% of which are eligible to be earned based on our achievement against certain adjusted EPS performance targets as measured on a cumulative basis for the 2020 and 2021 fiscal years, with full vesting of any earned amount on March 3, 2023. On February 18, 2022, the Compensation Committee certified the company’s cumulative adjusted EPS performance for the performance period at $8.75, versus a cumulative adjusted EPS “target” in those grants of $7.90. As such, Messrs. Sulentic, Lafitte and Queenan and Ms. Dhandapani will vest on March 3, 2023 into 245,972, 46,076, 39,840 and 22,518 stock units (200% of their target number of RSUs), respectively, subject to forfeiture in certain circumstances as set forth in their award agreement. We have reflected this greater number of shares in this table.

For Ms. Stearns, under her Transition Agreement, 19,920 unvested stock units granted on March 3, 2020 were adjusted for actual performance (200% of their target number of RSUs) and the resulting stock units vested on February 25, 2022. 19,920 of the vested stock units were distributed on February 25, 2022 and 19,920 stock units will be distributed on June 30, 2023. We have reflected this greater number of shares in this table.

(13)

2021 Adjusted EPS Equity Awards. The following number of stock units granted on March 3, 2021 remained unvested as of December 31, 2021: Mr. Sulentic (167,542 RSUs), Ms. Giamartino (7,700 RSUs), Mr. Lafitte (36,580 RSUs), Mr. Queenan (34,654 RSUs) and Ms. Dhandapani (17,968 RSUs). An additional (i) 6,758 stock units were granted on July 28, 2021 to Ms. Giamartino and (ii) 4,442 stock units granted on June 2, 2021 granted to Ms. Dhandapani, remained unvested as of December 31, 2021. These unvested performance based stock units represent the maximum number of stock units (200% of target) which are eligible to be earned based on our achievement against certain adjusted EPS performance targets as measured on a cumulative basis for the 2021 and 2022 fiscal years, with full vesting of any earned amount on March 3, 2024.

For Ms. Stearns, under her Transition Agreement, 25,668 unvested stock units granted on March 3, 2021 will vest in equal increments on March 3, 2023 and June 30, 2023.

Ms. Stearns’ Awards (14)

(14)

The company has entered into a Transition Agreement with Ms. Stearns, and any unvested award will vest pursuant to the vesting schedule set forth in the Transition Agreement. For additional information regarding Ms. Stearns’ unvested awards, please refer to the discussion under “Executive Compensation—Employment Agreements—Stearns Transition Agreement.”

Option Exercises and Stock Vested

The following table includes information about stock option exercises and vesting of stock awards during the fiscal year ended December 31, 2021 for our named executive officers. The dollar amounts in the table below are based on the market value of our common stock on the respective dates of vesting multiplied by the number of shares that vested on such date.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Robert E. Sulentic(1)	—	—	214,178	15,562,786

Emma E. Giamartino	—	—	3,860	293,316

Leah C. Stearns	—	—	60,931	6,119,041

Michael J. Lafitte	—	—	71,669	5,204,223

Daniel G. Queenan	—	—	36,404	2,671,407

Chandra Dhandapani	—	—	29,340	2,240,991
(1)

Includes the vesting of 4,161 shares for Mr. Sulentic on December 13, 2021 in order to satisfy the tax withholding obligation that arose because Mr. Sulentic is retirement eligible and therefore deemed to have vested in all of the earned restricted units for employment tax purposes once the performance vesting condition no longer applies.

CEO Pay Ratio

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance stockholder value. In 2021, the ratio of CEO pay of $13,920,821 to median employee pay of $57,349 was 243:1.

As is permitted under SEC rules, we identified the median employee by examining the annual base salary for all individuals, excluding our CEO, who were employed by us at the end of 2021. We included all active and on-leave employees, whether employed on a full-time, part-time or seasonal basis. We did not make any adjustments or estimates with respect to annual base salary compensation, and we did not annualize compensation for any full-time employees that were not employed by us for all of 2021.

Under the de minimis exclusion, we excluded a total of 5% of our employee population from the following countries: Argentina, Austria, Bahrain, Bulgaria, Colombia, Costa Rica, Croatia, Dominican Republic, Egypt, Finland, Greece, Hungary, Indonesia, Kenya, Korea, Luxembourg, Morocco, New Zealand, Norway, Pakistan, Panama, Peru, Portugal, Romania, Saudi Arabia, Serbia, Slovakia, Slovenia, South Africa, Sri Lanka, Sweden, Taiwan, Turkey, United Arab Emirates, Uruguay and Venezuela.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	75

We employed statistical sampling to identify a group of employees within 2.5% of the median based on annual base salary, then selected the median employee from this group. We then calculated 2021 CEO pay, which includes Mr. Sulentic’s base salary, bonus, equity awards, employer-paid insurance premiums and 401(k) match. We used the same methodology in calculating 2021 pay for the median employee.

We believe that our methodology results in a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. However, given the different methodologies that public companies will use to determine an estimate of their CEO pay ratio, the estimated CEO pay ratio reported above should not be used as a basis for comparison between us and other companies.

Summary of Plans, Programs and Agreements

2019 Equity Incentive Plan

Our 2019 Equity Incentive Plan, or the 2019 Plan, which was approved by our stockholders on May 17, 2019, authorizes the grant of stock-based awards to our employees, directors and independent contractors and is administered by our independent Compensation Committee. The 2019 Plan will terminate on March 1, 2029 unless earlier terminated. As of December 31, 2021, a total of 11,023,007 shares of our Class A common stock have been reserved for issuance under the 2019 Plan. The number of shares issued or reserved pursuant to the 2019 Plan, or pursuant to outstanding awards, is subject to adjustment on account of a stock split of our outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off or other similar occurrence. Stock options and stock appreciation rights granted under the 2019 Plan are subject to a maximum term of ten years from the date of grant. All awards granted under the 2019 Plan are generally subject to a minimum one-year vesting schedule.

As of December 31, 2021, assuming the maximum number of shares under our performance-based awards will later be issued (which includes shares that could be issued over target related to performance awards issued and outstanding under our 2017 Equity Incentive Plan), 3,590,079 shares remained available for future grants under the 2019 Plan.

Recent Share Price. On March 21, 2022, the closing price of our common stock on the NYSE was $90.27 per share.

2017 Equity Incentive Plan

Our 2017 Equity Incentive Plan, or the 2017 Plan, which authorized the grant of stock-based awards to our employees, directors and independent contractors was terminated in May 2019 in connection with the adoption of our 2019 Plan, which is described above. Given that our 2017 Plan terminated in May 2019, no new awards may be granted thereunder. However, as of December 31, 2021, assuming the maximum number of shares under our outstanding performance-based awards will later be issued, 3,591,138 outstanding RSU awards granted under the 2017 Plan to acquire shares of our Class A common stock remain outstanding according to their terms, and we will continue to issue shares to the extent required under the terms of such outstanding awards (noting that any shares granted above target will be deducted from the 2019 Plan reserve described above).

2012 Equity Incentive Plan

Our 2012 Equity Incentive Plan, or the 2012 Plan, which authorized the grant of stock-based awards to our employees, directors and independent contractors was terminated in May 2017 in connection with the adoption of our 2017 Plan, which is described above. Given that our 2012 Plan terminated in May 2017, no new awards may be granted thereunder. However, as of December 31, 2021, assuming the maximum number of shares under our outstanding performance-based awards will later be issued, 30,148 outstanding RSU awards granted under the 2012 Plan to acquire shares of our Class A common stock remain outstanding according to their terms, and we will continue to issue shares to the extent required under the terms of such outstanding awards.

Executive Bonus Plan (“EBP”)

The EBP is designed to motivate and reward executives by aligning our annual performance awards with actual performance, and the amount of an EBP award is measured by the executive’s success against a combination of challenging financial and strategic performance objectives established by the Compensation Committee. The principal features of the EBP are summarized below.

Eligibility. Our executives who are designated by our Board as “Section 16 officers” are eligible to participate in the EBP. Currently, there are 10 executives designated as Section 16 officers.

Performance. Awards under the EBP are based on the achievement of certain financial and strategic performance objectives and targeted levels of performance with respect to those objectives. Financial performance objectives under the EBP are based on adjusted EBITDA and segment operating profit performance, with targets based upon our annual financial and operating plan approved by our Board. The strategic performance objectives are determined on a participant-by-participant basis and are based on the achievement of specific objectives in each participant’s area of responsibility. Strategic performance objectives for the CEO and other EBP participants are approved by our Compensation Committee.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	76

Award Determination. The Compensation Committee establishes a target award amount for each participant in the EBP early in the performance period, and the Compensation Committee determines the actual amount awarded after the conclusion of the fiscal year. The Compensation Committee may also determine to issue to our CEO a supplemental and discretionary award under our EBP in exceptional and exceedingly deserving circumstances, and our CEO (subject to ratification by the Board or the Compensation Committee) may determine to issue to our other executive officers a supplemental and discretionary bonus under the EBP in such circumstances.

For a description of how the annual performance award payouts under the EBP were determined for 2021 as well as other features of the EBP, see “Compensation Discussion and Analysis—Section 4. Elements of Our Compensation Program—Annual Performance Awards—Executive Bonus Plan.” The process for calculating the strategic performance portion of the EBP award is also described in greater detail in that section.

Deferred Compensation Plan (“DCP”)

The DCP provides an opportunity for select management employees whose income exceeds a certain threshold (including our executive officers) and non-employee directors to elect to defer a portion of their compensation to future years. The DCP is administered by a committee of three or more individuals (the “DCP Committee”) selected by our CEO. The DCP Committee in its discretion selects which persons can participate in the DCP and the calendar year(s) in which they can participate. Participants in the DCP make an irrevocable election whether to defer a portion of their compensation with respect to a particular calendar year and whether to receive distributions of their deferred amounts from a certain calendar year in a lump sum payment on a specified date, or in installments over a period of two to five years, subject to earlier payment in the event of a separation of service prior to retirement. Participants may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments selected by them. Almost all of the investment options in the DCP are identical, subject to certain asset class variations, to the investment options in our 401(k) Plan described below. The DCP is an unfunded plan and is intended to comply both with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and with the Employee Retirement Income Security Act of 1974, as amended.

Ms. Dhandapani is our only named executive officer who participated in, or had any account balance under the DCP in 2021. The following table sets forth information concerning non-qualified deferred compensation during the fiscal year ended December 31, 2021:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Chandra Dhandapani	216,381	—	195,183	—	1,217,139
(1)

The amount in this column is not reported as compensation for the fiscal year ended December 31, 2021 in the “Summary Compensation Table” since it does not reflect above-market or preferential earnings.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan. Most of our U.S. employees, other than certain qualified real estate agents having the status of independent contractors under Internal Revenue Code Section 3508 and non-plan electing unionized employees, are eligible to participate in this plan. The 401(k) plan provides for participant contributions as well as a company match. A participant is allowed to contribute to the 401(k) plan from 1% to 75% of his or her compensation, subject to limits imposed by applicable law. Participants are entitled to invest up to 25% of their 401(k) account balance in shares of our common stock, except that participants may not have more than 25% of their plan assets allocated to our common stock as measured at any year-end. As of December 31, 2021, approximately 1.1 million shares of our common stock were held as investments by participants in our 401(k) plan. The 401(k) plan has been enhanced to include automatic enrollment as of October 1, 2021. New employees are automatically enrolled in the plan at a 3% pre-tax contribution level. New employees are able to opt out of auto enrollment and/or increase or decrease their contribution rate if they choose.

MATCHING CONTRIBUTIONS

•  In 2021, we matched 67% of our employee’s contributions up to the first 6% of the employee’s annual compensation for participants with an annual base salary of less than $100,000 and we matched 50% of our employee’s contributions up to the first 6% of the employee’s annual compensation for participants with an annual base salary of $100,000 or more (up to $150,000 of compensation).

VESTING

•  As of October 1, 2021, all participants hired after January 1, 2007 are eligible to vest 33.33% for each plan year they are employed until they are 100% vested after three years of service.

•  Prior to October 1, 2021, for all 401(k) plan participants hired after January 1, 2007, our matching contributions vest 20% per year for each plan year they are employed, until they are 100% vested after five years of service.

•  All 401(k) plan participants hired before January 1, 2007 have full and immediate vesting in our matching contributions.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	77

Severance Plan; Treatment of Death, Disability and Retirement Under 2018, 2019, 2020 and 2021 Equity Award Agreements; Treatment of Qualifying Termination and Retirement Under Strategic Equity Award Agreements

Severance Plan

We have a Severance Plan in which all of our executive officers participate. Participants in the Severance Plan (which we refer to as “Covered Employees” within this “Severance Plan” section) are not eligible to participate in any other severance plan sponsored by us. Our CEO is designated as a “Tier I” participant, and all of our other current named executive officers are presently designated as “Tier II” participants under the Severance Plan. Covered Employees are eligible to receive under the Severance Plan (i) severance benefits upon a “Qualifying Termination” (which we describe below), including enhanced benefits for a Qualifying Termination that occurs within a window period surrounding a “Change in Control” (as defined in the Severance Plan) of the company, and (ii) accelerated and continued vesting in respect of equity awards held by them if they remain employed with us on the date of a change in control of the company, all subject to an effective release of claims against the company, compliance with restrictive covenants, and certain other conditions.

We describe these severance benefits in detail immediately below.

SEVERANCE BENEFITS UNDER SEVERANCE PLAN UPON A QUALIFYING TERMINATION

The Severance Plan provides the Covered Employee with the following severance payments and benefits upon a termination of employment either (1) by us other than for “Cause” and other than for “Poor Performance” or (2) by the Covered Employee for “Good Reason” or a “Qualifying Termination” (each such capitalized term as defined in the Severance Plan):

•

a lump-sum cash payment equal to (a) 2.0 for the Tier I participant or 1.5 for Tier II participants, multiplied by (b) the sum of (1) the Covered Employee’s annual base salary plus (2) his or her target annual cash bonus award;

•	payment of a pro-rated portion of the Covered Employee’s annual cash bonus award for the year of termination (with the bonus calculated based on actual performance for our executive officers);

•

payment of any unpaid annual bonus in respect of a prior fiscal year (or other applicable performance period) that ended on or before the date of termination (without any requirement to remain employed through the payment date to earn such bonus);

•	continued health-care coverage for up to 18 months post-termination, with the Covered Employee paying active employee premium rates; and

•	outplacement assistance for up to 12 months post-termination.

Upon a Qualifying Termination, equity awards will vest as follows (unless the underlying equity award agreement provides for more favorable vesting, in which case such agreement controls except in the case of the Strategic Equity Awards, which are not subject to the Severance Plan):

•

If the Qualifying Termination occurs at any time outside of the Change in Control Protection Period (as defined below), accelerated vesting of a pro-rated portion of all outstanding unvested time-vesting equity awards or, if the award is subject to performance-based vesting conditions, continued eligibility to vest based on the actual achievement of the performance objectives following the completion of the applicable performance period with respect to a pro-rated portion of all outstanding unvested performance-vesting equity awards, in each case, based on the number of days employed from the grant date through the date of termination plus an additional number of days corresponding to the Covered Employee’s severance multiple (24 months for the Tier I participant or 18 months for Tier II participants), subject to the following deferred equity delivery requirements:

–

50% of the accelerated portion of time-vesting RSUs or time-vesting restricted stock will be delivered on the date of termination and the remaining 50% will be delivered at the end of the applicable period during which the Covered Employee is subject to the restrictive covenants under the Severance Plan as described below. The applicable period is 24 months following the termination date for the Tier I participant and 18 months following the termination date for the Tier II participants. This period is referred to herein as the “restricted period.” If the Covered Employee does not comply with the restrictive covenants under the Severance Plan during the applicable restricted period, then 50% of the accelerated portion of shares underlying time-vesting options will be forfeited.

–

For the portion of performance-vesting RSUs or restricted stock that were subject to continued eligibility to vest and are actually earned based on the level of achievement of the applicable performance goals:

–

50% will be delivered at the end of the applicable performance period and the remaining 50% will be delivered at the later of the end of the performance period or the end of the restricted period, subject to the Covered Employee’s compliance with the restrictive covenants during the restricted period.

–

For the portion of shares underlying performance-vesting options that were subject to continued eligibility to vest and are actually earned based on the level of achievement of the applicable performance goals:

–	50% will be forfeited if the Covered Employee does not comply with the restrictive covenants under the Severance Plan during the restricted period.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	78

–

If a Covered Employee exercises any time-vesting options or performance-vesting options during the applicable restricted period, then the shares acquired upon such exercise will be held by us and may not be sold or transferred by such Covered Employee before the end of such restricted period, and, if such Covered Employee does not comply with the restrictive covenants, then each such share will be automatically repurchased by us at a price equal to the lower of the fair market value of such share and the exercise price per share of such option.

–

Also, if a Covered Employee is retirement eligible prior to the Qualifying Termination under the terms of an award, then with respect to any shares underlying RSUs subject to that award that would continue to vest following the Covered Employee’s retirement only, (i) the shares attributable to the accelerated portion of the above-described time-vesting RSUs shall instead be delivered to the Covered Employee on each of the remaining vesting dates for such time-vesting RSUs, as would be the case if the Covered Employee had retired and (ii) the shares attributable to any performance-vesting RSUs that remained eligible to vest as described above and for which the applicable performance goals are achieved but the RSUs would have otherwise continued to remain subject to a time-based vesting condition, such shares shall also be delivered to the Covered Employee on the date(s) on which the time-vesting condition would have been satisfied absent a Qualifying Termination.

•

If the Qualifying Termination occurs within a Change in Control Protection Period, then immediate and fully accelerated vesting of all outstanding unvested equity awards will occur (or their as-assumed, -converted or -replaced awards as described below under “Severance Plan Treatment of Equity Awards Held by Non-Terminated Participants upon a Change in Control”) with none of the equity underlying the to-be-vested awards subject to deferred delivery. If the award is subject to performance-based vesting conditions, then the Compensation Committee will determine the number of shares subject to the award based on the projected achievement of the performance goals after taking into account actual achievement through the date of such Change in Control. The “Change in Control Protection Period” means the period beginning 120 days prior to the date of a Change in Control and ending on the second anniversary of such Change in Control.

The Covered Employee’s receipt of severance payments and benefits under the Severance Plan is conditioned upon his or her execution of an effective release of claims against the company and compliance with restrictive covenants set forth in the Severance Plan for the restricted period. This includes a covenant prohibiting the solicitation of the company’s customers and employees. This restricted period may be reduced or eliminated by either the Compensation Committee or, if and to the extent required to comply with, the laws of the jurisdiction in which the Covered Employee was primarily providing services to the company immediately prior to such termination.

SEVERANCE PLAN TREATMENT OF EQUITY AWARDS HELD BY NON-TERMINATED PARTICIPANTS UPON A CHANGE IN CONTROL

The Severance Plan provides that if the Covered Employee remains employed on the date on which a Change in Control occurs, then:

For any outstanding time-vesting equity awards held by the Covered Employee (other than the Time Vesting Strategic Equity Awards, which are not subject to the Severance Plan):

•

if the company’s successor does not assume, convert or replace such awards with publicly-traded equity securities (or their equivalent) having an equivalent value (and vesting schedule), then the awards, to the extent unvested, will immediately vest in full; or

•

if the company’s successor so assumes, converts or replaces such awards, then the awards will remain subject to vesting in accordance with their terms (including the provisions described above regarding the treatment of such award upon a Qualifying Termination).

For any outstanding performance-vesting equity awards held by the Covered Employee (other than the rTSR Strategic Equity Awards and the rEPS Strategic Equity Awards, neither of which are subject to the Severance Plan), the Compensation Committee will determine the projected achievement of the performance goals upon such Change in Control after taking into account actual achievement through the date of such Change in Control, and such projected performance will be used to determine the number of options or shares subject to such award that will remain eligible to vest as provided below (such options or shares, the “Vesting Eligible Shares”) (any shares that do not remain eligible to vest based on the Compensation Committee’s determination of projected performance being automatically forfeited on the date of such Change in Control); and

•

if the company’s successor does not assume, convert or replace the performance-based equity award of Vesting Eligible Shares with publicly-traded equity securities (or their equivalent) having an equivalent value, then each outstanding Vesting Eligible Share subject to such award will immediately vest in full; or

•

if the company’s successor so assumes, converts or replaces the performance-based equity award of Vesting Eligible Shares, then each outstanding award will convert into a time-vesting equity award that will vest in full on the date that the award would otherwise have fully vested in accordance with its terms (subject to the provisions described above regarding the treatment of such award upon a Qualifying Termination).

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	79

HYPOTHETICAL DECEMBER 31, 2021 TERMINATION UNDER OUR SEVERANCE PLAN

In the hypothetical event that any of our named executive officers for 2021 (other than Ms. Stearns) incurred a Qualifying Termination on December 31, 2021, they would have received the following severance benefits under the Severance Plan:

Name		Cash Severance ($)		Pro-Rata Bonus(3) ($)	Accelerated Vesting of RSUs(4) ($)	Health and Welfare Benefits(5) ($)	Total* ($)

Robert E. Sulentic	No Change in Control	5,520,000	(1)	3,174,000	55,640,674	25,597	64,360,271

	During Change in Control Protection Period	5,520,000	(1)	3,174,000	57,780,815	25,597	66,500,412

Emma E. Giamartino	No Change in Control	2,520,000	(2)	1,307,692	1,726,938	33,595	5,588,225

	During Change in Control Protection Period	2,520,000	(2)	1,307,692	2,370,835	33,595	6,232,122

Michael J. Lafitte	No Change in Control	2,842,500	(2)	1,885,000	13,166,497	26,029	17,920,026

	During Change in Control Protection Period	2,842,500	(2)	1,885,000	14,856,865	26,029	19,610,394

Daniel G. Queenan	No Change in Control	2,700,000	(2)	1,815,000	11,016,369	33,595	15,564,964

	During Change in Control Protection Period	2,700,000	(2)	1,815,000	12,583,145	33,595	17,131,740

Chandra Dhandapani	No Change in Control	2,325,000	(2)	1,477,599	6,534,363	33,595	10,370,557

	During Change in Control Protection Period	2,325,000	(2)	1,477,599	7,529,726	33,595	11,365,920

*	Figures in this table assume no reduction in severance benefits due to operation of Internal Revenue Code 280G.

Cash Severance Column (1), (2)

(1)	Represents a lump-sum cash payment equal to two times (2x) the sum of (a) the annual base salary plus (b) the target annual cash bonus award for 2021.

(2)	Represents a lump-sum cash payment equal to one-and-a-half times (1.5x) the sum of (a) the annual base salary plus (b) the target annual cash bonus award for 2021.

Pro Rata Bonus Column (3)

(3)	Represents the actual annual cash bonus award for 2021.

Accelerated Vesting of RSUs Column (4)

(4)

Amounts shown are calculated by aggregating the sums determined by multiplying, for each outstanding unvested equity award (excluding the Strategic Equity Awards, which are not subject to the Severance Plan) as follows:

Multiply (x) the number of unvested stock units accelerating as a result of the Qualifying Termination (a portion of which may be subject to deferred delivery and continued compliance with restrictive covenants as described above), by (y) our per-share closing stock price on December 31, 2021 of $108.51.

The value of accelerated Adjusted EPS Equity Awards is calculated assuming that the applicable performance measures are achieved at their target unit amount, except for the following:

-	our Adjusted EPS Equity Awards granted in 2019, which were earned at 52.5% of target based on the level of adjusted EPS achieved (as certified by the Compensation Committee on March 2, 2021), and

-	our Adjusted EPS Equity Awards granted in 2020, which were earned at 200% of target based on the level of adjusted EPS achieved (as later certified by our Compensation Committee on February 18, 2022).

Health and Welfare Benefits Column (5)

(5)	Represents the approximate value of continued health-care coverage at active employee rates for a period of 18 months and the approximate value of outplacement assistance for 12 months.

Death, Disability and Retirement Under 2018, 2019, 2020 and 2021 Annual Equity Award Agreements

Any unvested portion of our annual equity awards is generally forfeited upon termination of an executive’s employment with the company, except as provided for under our Severance Plan described above. In addition to the Severance Plan, the award agreements under which our 2018, 2019, 2020 and 2021 annual equity awards were granted provide for continued or accelerated vesting of the unvested portion of those awards in certain death, disability and retirement circumstances.

2018 ANNUAL EQUITY AWARDS

•

For 2018 Time Vesting Equity Awards, if the grantee’s employment terminates due to death or disability, then any unvested portion of the award will become immediately vested. If the death or disability termination event occurs within twelve months following the vesting commencement date, then the unvested portion of the respective award that will immediately vest will be pro-rated based on the number of days worked during such 12-month period prior to the termination event. If the grantee’s employment terminates due to retirement, then any unvested portion of the award will continue to vest in 25% annual increments on the original vesting schedule, subject to the grantee’s compliance with non-competition, non-solicitation and confidentiality covenants through the applicable vesting date(s). However, if the grantee dies after retiring from the company, then any unvested portion of the award will become immediately vested. If a retirement termination event occurs before December 31 of the year of the applicable vesting commencement date for such award, then the entire Time Vesting Equity Award is forfeited.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	80

•

For 2018 Adjusted EPS Equity Awards, if the grantee’s employment terminates due to death, disability or retirement, then the award will vest on the date on which it would have otherwise vested under the original vesting schedule, but only if the company satisfies the minimum adjusted EPS performance threshold and, in the case of retirement subject to the grantee’s compliance with non-competition, non-solicitation and confidentiality covenants through the applicable vesting date(s). The number of shares underlying the award that ultimately vest (if any) will be based on our actual adjusted cumulative EPS over the performance period relative to the adjusted EPS targets set forth in the award. If the death, disability or retirement termination event occurs within twelve months following the vesting commencement date, then the unvested portion of the respective award that will continue to vest will be pro-rated based on the number of days worked during such 12-month period prior to the termination event.

2019, 2020 AND 2021 ANNUAL EQUITY AWARDS

•

For 2019, 2020 and 2021 Time Vesting Equity Awards, if the grantee’s employment terminates due to death or disability, then any unvested portion of the award will become immediately vested. If the death or disability termination event occurs within twelve months following the vesting commencement date, then the unvested portion of the respective award that will immediately vest will be pro-rated based on the number of days worked during such 12-month period prior to the termination event. If the grantee’s employment terminates due to retirement, then any unvested portion of the award will continue to vest in 25% annual increments on the original vesting schedule, subject to the grantee’s compliance with non-competition, non-solicitation and confidentiality covenants through the applicable vesting date(s). However, if the grantee dies after retiring from the company, then any unvested portion of the award will become immediately vested. If a retirement termination event occurs before December 31 of the year of the applicable vesting commencement date for such award, then the entire Time Vesting Equity Award is forfeited.

•

For 2019, 2020 and 2021 Adjusted EPS Equity Awards, if the grantee’s employment terminates due to death, disability or retirement, then the award will vest on the date on which it would have otherwise vested under the original vesting schedule, but only if the company satisfies the minimum adjusted EPS performance threshold and, in the case of retirement subject to the grantee’s compliance with non-competition, non-solicitation and confidentiality covenants through the applicable vesting date(s). The number of shares underlying the award that ultimately vest (if any) will be based on our actual adjusted cumulative EPS over the performance period relative to the adjusted EPS targets set forth in the award. If the death or disability termination event occurs within twelve months following the grant date, then the unvested portion of the respective award that will immediately vest will be pro-rated based on the number of days worked during such 12-month period prior to the termination event. If a retirement termination event occurs on or after December 31 of the year of the applicable vesting commencement date for such award, then the unvested portion of the award will continue to vest without proration. However, if a retirement termination event occurs before December 31 of the year of the applicable vesting commencement date for such award, then the entire Adjusted EPS Equity Award is forfeited.

DEFINITIONS

•

A “retirement” with respect to our named executive officers means that the grantee has voluntarily terminated employment at age 62 or older with at least ten years of continuous service to the company.

•

A “disability” means the grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months.

HYPOTHETICAL DECEMBER 31, 2021 TERMINATION DUE TO DEATH OR DISABILITY

In the hypothetical event that any of our named executive officers for 2021 (other than Ms. Stearns) had terminated employment on December 31, 2021 due to death or disability under the circumstances covered by our 2018, 2019, 2020 and 2021 annual award agreements, they would have received (either immediately or over time, depending on the circumstances of the termination) the following in respect of their unvested 2018, 2019, 2020 and 2021 annual equity awards:

Name	2018 Annual Equity Awards ($)	2019 Annual Equity Awards ($)	2020 Annual Equity Awards ($)	2021 Annual Equity Awards ($)	Total ($)

Robert E. Sulentic	1,964,465	10,842,753	31,508,266	11,186,513	55,501,997

Emma E. Giamartino	180,126	190,761	431,110	1,011,096	1,813,093

Michael J. Lafitte	1,064,375	2,948,543	6,874,651	3,305,866	14,193,435

Daniel G. Queenan	440,117	2,438,545	5,944,177	3,131,816	11,954,655

Chandra Dhandapani	280,064	1,458,157	3,359,795	1,905,002	7,003,018

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	81

The foregoing amounts assume: (i) the Adjusted EPS Equity Awards granted in 2019 were earned at 52.5% of target (as certified by the Compensation Committee on March 2, 2021), (ii) the Adjusted EPS Equity Awards granted in 2020 were earned at 200% of target (as certified by the Compensation Committee on February 18, 2022), (iii) the Adjusted EPS Equity Awards granted in 2021 are achieved at their “target” adjusted EPS performance level, and (iv) all awards were valued at the closing price of our common stock on December 31, 2021, which was $108.51 per share.

HYPOTHETICAL DECEMBER 31, 2021 TERMINATION DUE TO RETIREMENT

In the hypothetical event that Mr. Sulentic had terminated his employment on December 31, 2021 due to retirement under the circumstances covered by our 2018, 2019, 2020 and 2021 annual award agreements, he would have received (either immediately or over time, depending on the circumstances of the termination) the following in respect of his unvested 2018, 2019, 2020 and 2021 annual equity awards:

Name	2018 Annual Equity Awards ($)	2019 Annual Equity Awards ($)	2020 Annual Equity Awards ($)	2021Annual Equity Awards ($)	Total ($)

Robert E. Sulentic(1)	1,964,465	10,842,753	31,508,266	13,465,331	57,780,815

(1)

Mr. Sulentic became retirement eligible in September 2018. Mses. Giamartino and Dhandapani and Messrs. Lafitte and Queenan were not retirement eligible on December 31, 2021 and therefore are not included in the table above.

The foregoing amounts assume (i) the Adjusted EPS Equity Awards granted in 2019 were earned at 52.5% of target (as certified by the Compensation Committee on March 2, 2021), (ii) the Adjusted EPS Equity Awards granted in 2020 were earned at 200% of target (as certified by the Compensation Committee on February 18, 2022), (iii) the Adjusted EPS Equity Awards granted in 2021 are achieved at their “target” adjusted EPS performance level, (iv) all awards were valued at the closing price of our common stock on December 31, 2021, which was $108.51 per share, and (v) that Mr. Sulentic complied with the applicable non-competition, non-solicitation and confidentiality covenants through all applicable vesting dates.

Qualifying Termination or Retirement Under Strategic Equity Award Agreements

Any unvested portion of the Strategic Equity Awards is generally forfeited upon a termination of employment that occurs prior to, in the case of the Time Vesting Strategic Equity Awards, their December 1, 2023 vesting date, and, in the case of the rTSR Strategic Equity Awards and the rEPS Strategic Equity Awards, the date on which the Compensation Committee certifies the applicable performance percentile ranking achieved (which certification will occur as soon as practicable, but in no event more than 60 days in the case of the rTSR Strategic Equity Awards or 90 days in the case of the rEPS Strategic Equity Awards, following the end of the six-year performance period for such RSUs).

However, the award agreements under which the Strategic Equity Awards were granted provide for continued or accelerated vesting of a pro-rata amount of the unvested portion of those awards in the event of a termination due to (i) retirement or (ii) death, disability, by the company without cause or by the grantee for good reason (collectively referred to hereafter as a “SEA Qualifying Termination”).

In summary:

TIME VESTING STRATEGIC EQUITY AWARDS

If the grantee’s employment is terminated due to a SEA Qualifying Termination, then a pro rata portion of the awards will vest on the date of termination determined based on the number of days the grantee was employed during the six-year vesting period, with delivery of the underlying shares delayed until December 1, 2023 if required by Section 409A of the Internal Revenue Code in the event the grantee was retirement eligible prior to the SEA Qualifying Termination.

If a SEA Qualifying Termination occurs following a change in control of the company (as defined in the 2017 Plan), then all unvested Time Vesting Strategic Equity Awards will automatically vest on the date of such termination.

If the grantee’s employment is terminated due to retirement at any time on or after the first anniversary of the grant date, then, so long as the grantee has not breached any restrictive covenants to which they are subject, a pro rata portion of the awards will vest on December 1, 2023 (with the remaining awards being forfeited).

If the termination due to retirement occurs prior to the first anniversary of the grant date, all of the Time Vesting Strategic Equity Awards will be forfeited upon such termination without consideration.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	82

rTSR STRATEGIC EQUITY AWARDS

If the grantee’s employment is terminated during the performance period and prior to a change in control of the company due to a SEA Qualifying Termination at any time or due to retirement at any time on or after the first anniversary of the grant date, then, so long as the grantee has not breached any restrictive covenants to which they are subject, a pro rata portion of the rTSR Strategic Equity Awards will vest on the vesting measurement date, based on actual performance as of such date.

If a change in control of the company occurs during the performance period, then the performance period will end as of the closing date of the change in control, and the number of rTSR Strategic Equity Awards that will be earned (and therefore remain eligible to vest following such change in control) will be determined in accordance with the original percentile ranking goals, but the closing date of the change in control will be used as the measurement date and the price per share payable in connection with such change in control will be the final value of the company’s Class A common stock. Any rTSR Strategic Equity Awards that are so earned will vest on December 1, 2023 (subject to the grantee’s continued employment on such date) or if the grantee’s employment is terminated at any time following the change in control and prior to December 1, 2023 due to a SEA Qualifying Termination or due to retirement (so long as such retirement occurs on or after the first anniversary of the grant date), then any rTSR Strategic Equity Awards so earned will vest on the date of such termination. Any rTSR Strategic Equity Awards not so earned will be automatically forfeited upon the closing of the change in control.

rEPS STRATEGIC EQUITY AWARDS

If the grantee’s employment is terminated during the performance period and prior to a change in control of the company (due to a SEA Qualifying Termination or due to retirement on or after the first anniversary of the grant date), then, so long as the grantee has not breached any restrictive covenants to which they are subject, a pro rata portion of the rEPS Strategic Equity Awards will vest on the vesting measurement date, based on actual performance as of such date.

If a change in control of the company occurs during the performance period, then the performance period will end as of the most recent quarter-end prior to the closing date of the change in control. The number of rEPS Strategic Equity Awards that will be earned (and therefore remain eligible to vest following such change in control) will be determined in accordance with the original percentile ranking goals. However, the most recent quarter-end prior to the closing date of the change in control will be used as the measurement date for purposes of measuring the growth in Adjusted EPS over the performance period.

Any awards that are so earned will vest on December 31, 2023 (subject to the grantee’s continued employment on such date). If the grantee’s employment is terminated at any time following the change in control and prior to December 31, 2023 due to a SEA Qualifying Termination or due to retirement (so long as such retirement occurs on or after the first anniversary of the grant date), then any rEPS Strategic Equity Awards so earned will vest on the date of such termination.

Any rEPS Strategic Equity Awards not so earned will be automatically forfeited upon the closing of the change in control.

DEFINITIONS

“Cause” means the occurrence of any one or more of the following events by the grantee:

•	conviction of (or plea of guilty or no contest to) a felony involving moral turpitude;

•	willful and continued failure to substantially perform their designated duties or to follow lawful and authorized directions of the company after written notice from or on behalf of the company;

•	willful misconduct (including willful violation of the company’s policies that are applicable to such grantee) or gross negligence that results in material reputational or financial harm to the company;

•	any act of fraud, theft, or any material act of dishonesty by the grantee regarding the company’s business;

•	a material breach of fiduciary duty to the company (including without limitation, acting in competition with, or taking other adverse action against, the company during the period of the grantee’s employment with the company, including soliciting our employees for alternative employment);
•	any illegal or unethical act (inside or outside of such grantee’s scope of employment) by the grantee that results in material reputational or financial harm to the company;

•	any material misrepresentation regarding personal and/or company performance and/or the company’s records for personal or family financial benefit;

•	a material or systematic unauthorized use or abuse of corporate resources of the company for personal or family financial benefit; or

•	a refusal to testify or cooperate in legal proceedings or investigations involving the company. For purposes of this definition, the “company” means the company and its subsidiaries and affiliates.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	83

“Good reason” means the occurrence of any one or more of the following events without the grantee’s prior written consent:

•	a material adverse change in the grantee’s duties or responsibilities (such that the compensation paid to the grantee would not continue to be deemed rational based on their revised duties or responsibilities);

•	a reduction of more than 10% in the grantee’s base salary as in effect for the 12-month period immediately prior to such reduction, other than in connection with an across-the-board reduction of the base salaries of similarly situated employees or due to changes in the grantee’s duties and responsibilities with the grantee’s prior written consent;

•	a reduction of more than 10% in the grantee’s annual target bonus as in effect immediately prior to such reduction or the grantee becoming ineligible to participate in bonus plans applicable to similarly situated employees, other than in connection with an across-the-board reduction of the annual target bonuses of similarly situated employees or due to changes in the grantee’s duties and responsibilities with the grantee’s prior written consent;

•	the failure by the company to make any annual equity grant to the grantee or a reduction of more than 10% of the grantee’s annual equity grant as compared to the annual equity grant made to the grantee in the preceding fiscal year of the company, unless (A) a reduction of annual equity grants or a change in equity philosophy or practice occurs that does not disproportionately affect the grantee relative to other similarly situated employees who receive equity grants, or (B) such failure to grant or reduction of such grants occurs due to changes in the grantee’s duties and responsibilities with the grantee’s prior written consent;

•	if the grantee is a participant in the Severance Plan, the failure of any successor to the company to assume the Severance Plan upon a change in control of the company; or

•	a change in the grantee’s principal place of work to a location of more than 50 miles in each direction from their principal place of work immediately prior to such change in location, so long as such change increases the grantee’s commute from their principal residence by more than 50 miles in each direction and more than 3 times per week on average.

In order to resign for “good reason,” a grantee must provide a notice of termination to the company within 90 days of the initial existence of the facts or circumstances constituting such event, the company must fail to cure such facts or circumstances within 30 days after receipt of such notice and the date on which the grantee’s termination occurs must be no later than 30 days after the expiration of the cure period.

“Disability” has the same meaning it has under the Severance Plan and “retirement” has the same meaning it has for purposes of the company’s annual equity awards.

HYPOTHETICAL DECEMBER 31, 2021 TERMINATION DUE TO SEA QUALIFYING TERMINATION OR RETIREMENT (NO CHANGE IN CONTROL)

In the hypothetical event that any of our named executive officers (other than Mr. Sulentic, who declined the Compensation Committee’s offer of a Strategic Equity Award, and Ms. Stearns) during 2021 had terminated employment on December 31, 2021 due to a SEA Qualifying Termination or retirement, they would have received either immediately or over time, depending on the circumstances of the termination) the following in respect of their Strategic Equity Awards:

Name	Time Vesting Strategic Equity Awards ($)	rTSR Strategic Equity Awards ($)	rEPS Strategic Equity Awards ($)	Total ($)

Emma E. Giamartino	—	316,198	307,083	623,281

Michael J. Lafitte	3,136,482	3,136,482	3,092,752	9,365,716

Daniel G. Queenan	2,281,097	2,281,097	2,249,195	6,811,389

Chandra Dhandapani	855,276	1,171,474	1,150,423	3,177,173

These amounts assume:

•

the level of performance achieved for both the rTSR Strategic Equity Awards and the rEPS Strategic Equity Awards will be the level which causes the target number of rTSR Strategic Equity Awards and rEPS Strategic Equity Awards to vest;

•	all awards were valued at the closing price of our common stock on December 31, 2021, which was $108.51 per share;

•	the named executive officer complied with the applicable restrictive covenants through all applicable vesting dates; and

•

for each type of award, the actual number of awards that vested was determined using proration based on, with respect to Ms. Giamartino, service from March 3, 2021 to December 31, 2021 and with respect to Messrs. Lafitte and Queenan and Ms. Dhandapani, service from December 1, 2017 through December 31, 2021.

CBRE 2022 PROXY STATEMENT	EXECUTIVE COMPENSATION — SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS	84

HYPOTHETICAL DECEMBER 31, 2021 TERMINATION DUE TO SEA QUALIFYING TERMINATION OR RETIREMENT (CHANGE IN CONTROL)

In the hypothetical event that a change in control of the company had occurred on December 31, 2021 and any of our named executive officers (other than Mr. Sulentic, who declined the Compensation Committee’s offer of a Strategic Equity Award, and Ms. Stearns) during 2021 had terminated employment due to a SEA Qualifying Termination or retirement following such change in control, they would have received (either immediately or over time, depending on the circumstances of the termination) the following in respect of their Strategic Equity Awards:

Name	Time Vesting Strategic Equity Awards ($)	rTSR Strategic Equity Awards ($)	rEPS Strategic Equity Awards ($)	Total ($)

Emma E. Giamartino	—	1,827,851	593,658	2,421,509

Michael J. Lafitte	4,606,032	8,060,557	2,618,021	15,284,610

Daniel G. Queenan	3,349,812	5,862,144	1,904,025	11,115,981

Chandra Dhandapani	1,256,112	4,026,047	1,307,545	6,589,704

We have assumed that (i) all awards were valued at the closing price of our common stock on December 31, 2021, which was $108.51 per share and, for purposes of the rTSR Strategic Equity Awards, that this closing price was also the final value of the company’s Class A common stock for purposes of calculating the price per share payable in connection with the change in control and (ii) the named executive officer complied with the applicable restrictive covenants through all applicable vesting dates.

CBRE 2022 PROXY STATEMENT	PROPOSAL 4: APPROVE THE AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	85

Proposal 4: Approve the Amended and Restated 2019 Equity Incentive Plan

Summary

At the Annual Meeting, we are asking you to approve an amendment and restatement of our 2019 Equity Incentive Plan (the “2019 Plan”), in order to increase the number of shares of our common stock reserved for issuance under the 2019 Plan by an additional 7,700,000 shares (the “Amendment”). The Amendment was approved by the Board, subject to stockholder approval, and the Board recommends that stockholders vote in favor of this proposal at the Annual Meeting.

•	If stockholders approve this proposal, then the Amendment will become effective as of the date of stockholder approval.

•

If stockholders do not approve this proposal, then the Amendment will not take effect and the 2019 Plan will continue in effect in its present form and we will continue to grant awards under the terms of such plan until the shares remaining available for issuance are exhausted.

Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2019 Plan. The remainder of this discussion, when referring to the 2019 Plan, refers to the amended and restated 2019 Plan as if this proposal is approved by our stockholders, unless otherwise specified or the context otherwise references the 2019 Plan prior to the amendment and restatement.

Our continuing ability to offer equity incentive awards under the 2019 Plan is critical to our ability to attract, motivate and retain qualified personnel. The Amendment is essential to meet our forecasted needs in respect of equity incentives.

Corporate Governance Best Practices:

The 2019 Plan provides for good corporate governance practices, such as:

•	requirement for stockholder approval for any repricing of options or stock appreciation rights (“SARs”);

•	administration by a committee composed of independent directors;

•	no automatic single-trigger vesting upon a change in control;
•	“clawback” or recoupment of compensation provisions;

•	limitations on share recycling;

•	a minimum vesting period for all awards (subject to certain exceptions); and

•	specific limits on total director compensation.

The Amendment is necessary to promote our long-term success and the creation of stockholder value by:

•	Enabling us to continue to attract and retain the services of key employees who would be eligible to receive grants;

•	Aligning participants’ interests with stockholders’ interests through incentives that are based upon the performance of our common stock;

•	Motivating participants, through equity incentive awards, to achieve long-term growth in the company’s business, in addition to short-term financial performance; and

•	Providing a long-term equity incentive program that is competitive as compared to other companies with whom we compete for talent.

CBRE 2022 PROXY STATEMENT	PROPOSAL 4: APPROVE THE AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	86

We currently grant stock-based incentive awards to our employees, consultants and non-employee directors under our 2019 Plan. Prior to adoption of the 2019 Plan, we granted stock-based incentive awards to our employees, consultants and non-employee directors under our 2017 Equity Incentive Plan (the “2017 Plan”), our 2012 Equity Incentive Plan (the “2012 Plan”) and our Second Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”). The 2004 Plan was terminated in 2012 when we adopted the 2012 Plan, the 2012 Plan was terminated in 2017 when we adopted the 2017 Plan, and the 2017 Plan was terminated in 2019 when we adopted the 2019 Plan. As of March 21, 2022, only 2,336,959 shares remain available under the 2019 Plan, if we assume the maximum number of shares that may be issued under our performance based equity awards currently outstanding as of such date will later be issued.

The 2019 Plan, as amended and restated, would authorize a total of 17,415,277 shares of our common stock (the “Share Reserve”) for grants to participants, which represents an increase of 7,700,000 shares of our common stock that would be available under the 2019 Plan (the “Share Increase”). The impact of this requested Share Increase and our recent grant practices are shown below:

Key Metrics

Dilutive effect of Share Increase	2.2%

Total potential dilution, including currently outstanding awards	5.1%

Average annual burn rate, prior three fiscal years	0.60%

Burn Rate Calculation:

The following table sets forth information regarding historical awards granted during 2019, 2020, and 2021, and the corresponding “burn rate,” which is calculated as the number of shares subject to Time Vesting Equity Awards granted in a fiscal year plus the number of shares subject to performance vesting awards vested in fiscal year; divided by the weighted average number of common shares outstanding for that fiscal year.

•	Shares canceled or forfeited are not excluded from the calculation.

•	Awards earned upon the attainment of performance criteria are counted in the year in which they are earned rather than the year in which they are granted.

We continue to manage our burn rate of awards granted to reasonable levels in light of changes in our business and the number of outstanding shares while ensuring that our overall executive compensation program is competitive and supports the company’s performance objectives.

Year	Time-Vesting Full-Value Shares Granted	Performance- Vesting Full-Value Shares Earned	Options Granted	Total Shares Granted	Weighted Average Number of Common Shares Outstanding - Basic (“CSO”)	Burn Rate = Total Shares Granted / CSO

2019	1,514,730	57,485	0	1,572,215	335,795,654	0.47%

2020	1,150,761	1,284,542	0	2,435,303	335,196,296	0.73%

2021	1,339,969	681,400	0	2,021,369	335,232,840	0.60%

				3-year Average Burn Rate		0.60%

Potential Dilution Calculation:

We considered the potential dilution that would result from stockholder approval of the Amendment. The Share Increase, if this proposal is approved by our stockholders, represents 2.2% of our shares of common stock outstanding as of March 21, 2022, on a fully-diluted basis. The potential dilution from the Amendment is 5.1%, on a fully-diluted basis, following stockholder approval of this proposal, as outlined in the following table.

(a) Share Increase subject to stockholder approval	7,700,000

(b) Shares available for issuance under the 2019 Plan as of March 21, 2022	2,336,959

(c) Shares underlying unvested full-value awards outstanding as of March 21, 2022(1)	7,702,900

(d) Shares of common shares outstanding as of March 21, 2022	330,667,625

(e) Total potential dilution (including underlying outstanding awards) ((a+b+c)/(a+b+c+d))	5.1%

(1)	There are no options outstanding.

CBRE 2022 PROXY STATEMENT	PROPOSAL 4: APPROVE THE AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	87

The Share Increase is intended to manage our equity compensation needs for the next four years, based on our past grant practices and the current market value for our shares.

As of March 21, 2022, the fair market value of a share of our common stock (as determined by the closing price quoted by NYSE on that date) was $90.27 per share.

The 2019 Plan will continue to permit the discretionary award of restricted stock, stock units, incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”) and/or other equity awards to participants. Such awards may continue to be granted under the Share Increase beginning on the date of stockholder approval of the Amendment and continuing through May 18, 2032, or the earlier termination of the 2019 Plan, subject to the number of available shares remaining in the 2019 Plan.

Text of 2019 Plan

The complete text of the 2019 Plan is attached as Annex B to this Proxy Statement. Stockholders are urged to review the 2019 Plan together with the following information, which is qualified in its entirety by reference to Annex B. If there is any inconsistency between this Proposal 4 and the 2019 Plan terms, or if there is any inaccuracy in this Proposal 4, the terms of the 2019 Plan shall govern.

Key Features of the 2019 Plan

Certain key features of the 2019 Plan are summarized as follows:

•	The 2019 Plan authorizes for grant a maximum equal to the Share Reserve. The dilutive effect of the Share Increase is approximately 2.2%.

•	If not terminated earlier by the Board, the 2019 Plan will terminate on May 18, 2032.

•

The 2019 Plan will generally be administered by a committee comprised solely of independent members of the Board, which will be the Compensation Committee unless otherwise designated by the Board (“2019 Plan Committee”). The Board or 2019 Plan Committee may designate a separate committee to make awards to employees who are not Section 16 officers.

•

Employees, consultants and non-employee directors are eligible to receive awards, provided that the 2019 Plan Committee has the discretion to determine (i) who shall receive any awards, and (ii) the terms and conditions of such awards.

•

Minimum vesting of one year for all awards granted under the 2019 Plan (other than awards granted in substitution of an award previously granted and stock grants or stock unit grants to non-employee directors in lieu of fees that would otherwise be paid in cash and except in connection with a change in control or as a result of a participant’s death, disability or retirement); except that no minimum vesting is required for awards granted by a committee comprised solely of independent members of the Board that in the aggregate do not exceed 5% of the Share Reserve established under the 2019 Plan.

•	Stock options and SARs may not be granted at a per share exercise price below the fair market value of a share of our common stock on the date of grant.

Description of the 2019 Plan

The 2019 Plan permits the grant of the following types of equity-based incentive awards: (i) restricted stock, (ii) restricted stock units, (iii) stock options (which can be either ISOs or NSOs), (iv) SARs, and (v) other equity awards. The vesting of equity awards can be based on continuous service and/or performance goals.

Eligibility to Receive Awards. All of our employees, consultants and non-employee directors are eligible to receive awards under the 2019 Plan. The 2019 Plan Committee determines, in its discretion, the participants who will be granted awards under the 2019 Plan. Historically, we have granted annual awards to approximately 500 employees (including our executive officers) in any given year, out of a total employee pool of more than 105,000 as of December 31, 2021 (excluding Turner & Townsend Holdings Limited employees). Many of these grants are made to the same individuals each year.

We typically grant awards to employees (including executive officers) based on recommendations from management each year that reflect performance and retention objectives, in addition to any other objectives that our Compensation Committee may determine to be relevant.

With respect to our non-employee directors, our grants will be made in accordance with an automatic grant program established pursuant to the Board’s director compensation policy as described above under “Corporate Governance—Director Compensation” on page 31. Non-employee directors may continue to elect to receive stock grants or stock units in lieu of fees that would otherwise be paid in cash.

Shares Subject to the 2019 Plan. If stockholders approve the Amendment pursuant to this Proposal 4, then the maximum number of common shares that can be issued under the 2019 Plan is equal to the Share Reserve. Shares underlying expired, canceled, forfeited or terminated awards under the 2019 Plan and, if such award was outstanding under such plan after the 2019 Plan first became effective, then the 2017 Plan (other than awards granted in substitution of an award previously granted), plus those utilized to pay tax withholding obligations with respect to such an award (other than an option or SAR) will become available again for issuance under the 2019 Plan. Shares (i) tendered or withheld to pay an option’s exercise price, (ii) tendered to satisfy withholding taxes in connection with the exercise of options or SARs, (iii) not issued upon the settlement of a SAR that settles in shares (or could settle in shares) or (iv) purchased on the open market with cash proceeds from the exercise of options or SARs will not become available again for issuance under the 2019 Plan.

CBRE 2022 PROXY STATEMENT	PROPOSAL 4: APPROVE THE AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	88

Administration of the 2019 Plan. The 2019 Plan will be administered by our Board’s Compensation Committee, acting as the 2019 Plan Committee, which must consist of independent Board members under NYSE rules. With respect to certain awards issued under the 2019 Plan, the members of the 2019 Plan Committee also must be “non-employee directors” under Rule 16b-3 of the Exchange Act. Subject to the terms of the 2019 Plan, the 2019 Plan Committee has the sole discretion, among other things, to:

•	Select the individuals who will receive awards;

•	Determine the terms and conditions of awards (for example, performance conditions (and adjustments thereto), if any, and vesting schedule);

•	Correct any defect, supply any omission, or reconcile any inconsistency in the 2019 Plan or any award agreement;

•	Amend or waive the terms and conditions as it deems appropriate, subject to the limitations set forth in the 2019 Plan and consent of the applicable participants; and

•	Interpret the provisions of the 2019 Plan and outstanding awards.

Awards may be subject to any policy that the Board may implement on the recoupment of compensation (referred to as a “clawback” policy). The members of the Board, the 2019 Plan Committee and their delegates shall be indemnified by the company to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2019 Plan. In addition, the 2019 Plan Committee may use the 2019 Plan to issue shares under sub-plans as may be deemed necessary or appropriate to provide for participation by non-U.S. employees.

Types of Awards

RESTRICTED STOCK Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the 2019 Plan Committee.	Generally the minimum vesting period must be at least one year.

RESTRICTED STOCK UNITS

Restricted stock units are the right to receive a number of shares of common stock at some future date after the grant, subject to terms and conditions established by the 2019 Plan Committee.

Generally the minimum vesting period must be at least one year.

Upon each vesting date of a restricted stock unit, a participant will be entitled to receive the number of shares indicated in the grant notice, or if expressed in dollar terms the fair market value of the shares on the settlement date.

STOCK OPTIONS

A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time.

The 2019 Plan Committee will determine the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant of the stock option.

We have not used stock options as equity compensation for employees since 2008 in favor of reliance on restricted stock units, but prior to that time our practice was to provide a seven-year term with four-year annual vesting.

Stock options granted under the 2019 Plan may be either ISOs or NSOs. As required by the Code and applicable regulations, ISOs are subject to various limitations not imposed on NSOs.

For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of the common stock on the date of grant and such ISO must expire not later than five years after the grant date.

The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000.

ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. However, to date, we have not granted ISOs.

•  A stock option generally cannot be exercised until it becomes vested. The 2019 Plan Committee establishes the vesting schedule of each stock option at the time of grant.

•  The maximum term for stock options granted under the 2019 Plan may not exceed ten years from the date of grant although the 2019 Plan Committee may establish a shorter period at its discretion.

STOCK APPRECIATION RIGHTS (SAR)

A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares on the date of the SAR’s exercise and the fair market value of the shares covered by the exercised portion of the SAR on the date of grant.

The 2019 Plan Committee determines the terms of SARs, including the exercise price (provided that such per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant), the vesting and the term of the SAR.

•  The maximum term life for SARs granted under the 2019 Plan may not exceed ten years from the date of grant subject to the discretion of the 2019 Plan Committee to establish a shorter period.

•  The 2019 Plan Committee may determine that a SAR will only be exercisable if we satisfy performance goals established by the 2019 Plan Committee.

•  Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the 2019 Plan Committee may determine.

CBRE 2022 PROXY STATEMENT	PROPOSAL 4: APPROVE THE AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	89

OTHER AWARDS The 2019 Plan also provides that other equity awards, which derive their value from the value of our shares or from increases in the value of our shares, may be granted.	Additionally, substitute awards may be issued under the 2019 Plan in assumption of or substitution for or exchange for awards previously granted by an entity which we (or an affiliate) acquire.

Award Terms and Conditions

Annual Limitations on Awards to Non-Employee Directors. The 2019 Plan provides that the maximum number of shares subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during a single fiscal year, shall not exceed $700,000 in total value.

Limited Transferability of Awards. Awards granted under the 2019 Plan generally are not transferrable other than upon death or pursuant to a court-approved domestic relations order. However, the 2019 Plan Committee may in its discretion permit the transfer of awards other than ISOs by gift to a member of the participant’s immediate family or to a trust or other entity for the benefit of the participant and/or his or her immediate family or to a charity.

Termination of Employment, Death, Disability or Retirement. The 2019 Plan determines the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, disability or retirement, and the status of the award as vested or unvested, unless the award agreement or a participant’s employment agreement provides otherwise.

Adjustments Upon Changes in Capitalization. In the event of a stock split of our outstanding shares, stock dividend, extraordinary cash dividend, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the maximum number of shares that can be issued under the 2019 Plan (including the ISO limit), the number and class of shares issued under the 2019 Plan and subject to each award, as well as the exercise prices of outstanding stock options and SARs, and the number and class of shares available for issuance under the 2019 Plan, shall each be equitably and proportionately adjusted by the 2019 Plan Committee.

Corporate Transaction. In the event that we are a party to a merger or other reorganization, outstanding 2019 Plan awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards by us if we are a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with consideration (or solely in the case of an underwater option or SAR, without consideration), in all cases with or without consent of the participant. The Board or 2019 Plan Committee need not adopt the same rules for each award or participant.

Change in Control. Under the 2019 Plan, there is no automatic vesting upon a change in control. The 2019 Plan Committee would have to expressly authorize any acceleration of vesting upon a change in control, or upon a change in control followed by an involuntary termination of employment within a certain period of time, for any employees that do not participate in our Severance Plan.

Term of the 2019 Plan. The 2019 Plan will continue in effect until May 18, 2032, or until earlier terminated by the Board.

Governing Law. The 2019 Plan shall be governed by the laws of the State of Delaware (which is the state of our incorporation) except for conflict of law provisions.

Amendment and Termination of the 2019 Plan. The Board generally may amend or terminate the 2019 Plan at any time and for any reason, except that it must obtain stockholder approval of material amendments, including any addition of shares or repricing of stock options or SARs after the date of their grant as required by NYSE Listing Rules.

Certain Federal Income Tax Information

The following is a general summary, as of April 6, 2022, of the federal income tax consequences to us and to U.S. participants for awards granted under the 2019 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2019 Plan.

Incentive Stock Options. For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, then any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares have been held by the participant for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

CBRE 2022 PROXY STATEMENT	PROPOSAL 4: APPROVE THE AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	90

Nonstatutory Stock Options. A participant who receives an NSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Stock Appreciation Rights. No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for one year or more.

Restricted Stock. A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an election under Code Section 83(b). Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares.

Restricted Stock Units. No taxable income is generally reportable when unvested restricted stock units are granted to a participant. Upon settlement of the vested restricted stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the vested restricted stock units.

Income Tax Effects for the Company. We generally will be entitled to a tax deduction in connection with an award under the 2019 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO), subject to the limitation on deductibility under Code Section 162(m).

Internal Revenue Code Section 409A. Code Section 409A governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Code Section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Code Section 409A are broad and may apply to certain awards available under the 2019 Plan (such as restricted stock units). The intent is for the 2019 Plan, including any awards available thereunder, to comply with the requirements of Code Section 409A to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.

New Plan Benefits

All 2019 Plan awards will be granted at the 2019 Plan Committee’s discretion, subject to the limitations described in the 2019 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2019 Plan are not presently determinable.

Board Approval

As noted above, the Amendment was approved by the Board, conditioned on and subject to obtaining stockholder approval of the Amendment on or before May 18, 2022. We believe that the Amendment is necessary to promote our long-term success and the creation of stockholder value. The 2019 Plan, as amended and restated, continues what we believe are good corporate governance practices, such as requiring stockholder approval for any repricing of options or SARs, administration by a committee generally composed of independent directors, no automatic single-trigger vesting upon a change in control, “clawback” or recoupment of compensation provisions, minimum vesting period for all awards (subject to certain exceptions), limitations on share recycling and specific limits on total director compensation.

Required Vote

Approval of this Proposal 4 requires the affirmative vote (i.e., “FOR” votes) of a majority of the shares present or represented and entitled to vote thereon at our Annual Meeting. A vote to “ABSTAIN” will count as “present” for purposes of this proposal and so will have the same effect as a vote “AGAINST” this proposal. A broker non-vote will not count as present and so will have no effect on determining the outcome of the proposal.

RECOMMENDATION

The Board of Directors recommends a vote “FOR” approval of this proposal to amend and restate the 2019 Equity Incentive Plan.

CBRE 2022 PROXY STATEMENT	PROPOSAL 4: APPROVE THE AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	91

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2021. All outstanding awards relate to our Class A common stock.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights ( a )	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ( b )	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column ( a )) ( c )

Equity compensation plans approved by security holders(1)	9,584,956	$—	3,435,020

Equity compensation plans not approved by security holders	—	—	—

Total	9,584,956	$—	3,435,020

(1)

Consists of restricted stock units (RSUs) issued under our 2019 Plan, 2017 Plan and 2012 Plan. Our 2012 Plan terminated in May 2017 in connection with the adoption of the 2017 Plan. Our 2017 Plan terminated in May 2019 in connection with the adoption of the 2019 Plan. We cannot issue any further awards under both the 2012 Plan and the 2017 Plan.

In addition, the figures in the foregoing table include:

•	5,978,890 RSUs that are performance vesting in nature, with the figures in the table reflecting the maximum number of RSUs that may be issued if all performance-based targets are satisfied; and

•	3,606,066 RSUs that are time vesting in nature.

CBRE 2022 PROXY STATEMENT	PROPOSAL 5: STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS	92

Proposal 5: Stockholder Proposal Regarding Special Stockholder Meetings

John Chevedden, residing at 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, has notified us that he intends to present Proposal 5 (set forth below) for stockholder consideration at our Annual Meeting. His proposal concerns the stock ownership threshold necessary for our stockholders to call special stockholder meetings. He has provided us with documentation indicating that he is the beneficial owner of at least 100 shares of our common stock. We refer to his proposal as “Proposal 5.” Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. We are not responsible for the contents of this proposal.

Mr. Chevedden has submitted the following resolution:

Proposal 5—Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Although now it theoretically takes 25% of all shares to call for a special shareholder meeting, this translates into nearly 30% of the CBRE shares that typically vote at the annual meeting. It would be hopeless to think that the shares that do not have time to vote at the annual meeting would have the time to take the special procedural steps to call for a special shareholder meeting. CBRE management calls nearly 30% of shareholders a “small minority.”

Shareholders also need a more reasonable stock ownership to call a special shareholder meeting to make up for the use of online shareholder meetings that give management more control. At an online meeting management can dictate that only one shareholder could speak. And the vast majority of 2021 online shareholder meetings dictated that absolutely no shareholders could speak.

According to the statement next to the 2021 proposal on this topic management seems to have a magical form of shareholder engagement. After shareholders gave 42% support to this proposal topic in 2020 in spite of full-blown management resistance, management said that its shareholder engagement with large shareholders showed no interest in this topic.

This leaves the unanswered mystery of where the 42% vote came from. It does not seen likely that the 42% vote came from small shareholders because small shareholders do not have access to independent proxy voting advice which often favors this proposal topic.

It seems that CBRE management has come with either an ingenious form of shareholder engagement or a corrupt form of shareholder engagement – where large shareholders vote one way and when CBRE asks about their interest in the topic they voted for, they supposedly say they have no interest.

It appears that shareholder engagement only goes into heavy lifting mode when there is a shareholder proposal topic that gets more than 40% support. One never hears of shareholder engagement revealing that executive pay was supported by fewer shareholders than indicated by the annual meeting vote.

Please vote yes:

Special Shareholder Meeting Improvement—Proposal 5

CBRE 2022 PROXY STATEMENT	PROPOSAL 5: STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS	93

Board Statement in Opposition to Proposal 5

This is the fifth time in the last six years that Mr. Chevedden has asked our stockholders to consider this same issue. Each time, our stockholders have demonstrated a preference for a higher special meeting threshold.

Our Board continues to strongly recommend that stockholders vote “AGAINST” Proposal 5 for the following reasons:

First, the Board continues to believe that the current 25% threshold to call a special meeting is more appropriately tailored to our stockholders’ needs and reflects prevailing best practices on corporate governance standards for public companies.

Our Board recognizes that some stockholders view the ability to call special meetings as a good corporate-governance practice that enhances stockholder rights. Our Board also believes, however, that special meeting rights can be abused if exercised by a small minority of stockholders and therefore can be disruptive to our overall stockholders and business operations and can cause us to spend substantial and unnecessary time and expense. Our Board considers special meetings to be extraordinary events that a significant number of stockholders should support, and that special meetings should not be a mechanism that a small group of stockholders can misuse to advance agendas and interests that our broader stockholder base may not share. From time to time, we have had individual stockholders that have owned in excess of 10% of our common stock. Adoption of a 10% threshold would potentially permit a single stockholder to call a special meeting at will.

Our Board has weighed these competing considerations and sought stockholder feedback on the topic and determined that our current 25% ownership threshold is consistent with best practices across S&P 500 public companies. Our Board strongly believes that the current 25% ownership threshold strikes the appropriate balance between enhancing stockholder rights and protecting stockholder interests. As of February 24, 2022, 53% of Delaware companies in the S&P 500 that allow stockholders to call a special meeting use a 25% or higher threshold. Only about 10% of such companies have adopted a 10% threshold.

Second, our stockholders have consistently demonstrated a preference for a higher special meeting threshold.

This is the fifth time in the last six years that Mr. Chevedden has asked our stockholders to consider this same issue.

At our 2016 annual meeting of stockholders, our stockholders considered a proposal from Mr. Chevedden to reduce the ownership threshold for stockholders to call a special meeting to 10% as well as a competing Board-sponsored proposal to adopt a threshold of 30%. Significantly more stockholders supported the Board’s proposal for a 30% ownership threshold, which was adopted.

At our 2018 annual meeting of stockholders, our stockholders considered the same proposal from Mr. Chevedden to reduce the ownership threshold for stockholders to call a special meeting to 10% as well as a competing Board-sponsored proposal to adopt a threshold of 25%. Notably, an even larger percentage of our stockholders supported the Board’s proposal for a 25% ownership threshold, which was adopted.

Likewise, at our 2020 and 2021 annual meeting of stockholders, our stockholders once again considered the same proposal from Mr. Chevedden to reduce the ownership threshold for stockholders to call a special meeting to 10%, and the proposal failed again.

Third, you should consider in your vote our already strong corporate-governance practices.

Our Board has an ongoing commitment to corporate-governance best practices that operate for the benefit of all stockholders. These practices include, among other things, the following:

•	We require that our directors be elected by a majority (versus a plurality) of votes cast in uncontested director elections.

•	All of our directors stand for election annually.

•	Stockholders may directly nominate directors for inclusion in the proxy statement through proxy access rights.

•	Our directors are subject to term limits.

•	Our focus on Board refreshment has resulted in the addition of 7 new directors since December 2015.

•	As of December 31, 2021, our average Board tenure is 6 years.

•	An independent director must serve as Chair of our Board.

•	Our Board may not nominate a member of management for election to the Board if another member of management already sits on the Board.

•	9 of our 10 director nominees are independent under NYSE standards, and our Audit, Compensation and Governance Committees consist of only independent directors.

•	We have no “poison-pill” takeover-defense plan.

•	We permit our stockholders to act by written consent.

Fourth, we provide significant opportunities for stockholders to engage with our management and the Board.

Company leaders meet regularly with stockholders to discuss our strategy, operational performance and business practices. We also meet with stockholders throughout the year to share perspectives on corporate governance, executive compensation and sustainability matters, among other topics. We strongly believe that this commitment to ongoing dialogue with our stockholders provides our stockholders significant opportunities to engage with our management and the Board.

In summary, we believe that our existing governance structure and stockholder engagement program, coupled with our higher threshold, strikes the appropriate balance between enhancing stockholder rights and protecting our broader stockholder base from minority groups of stockholders that may abuse the special meeting process.

CBRE 2022 PROXY STATEMENT	PROPOSAL 5: STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS	94

Required Vote

Approval of this Proposal 5 requires the affirmative vote (i.e., “FOR” votes) of a majority of the shares present or represented and entitled to vote thereon at our Annual Meeting. A vote to “ABSTAIN” will count as “present” for purposes of the vote and so will have the same effect as a vote “AGAINST” this Proposal 5. A broker non-vote will not count as “present,” and so will have no effect in determining the outcome with respect to this Proposal 5.

RECOMMENDATION

Our Board strongly recommends that stockholders vote “AGAINST” this Proposal 5.

The Board of Directors recommends a vote “AGAINST” this Proposal.

CBRE 2022 PROXY STATEMENT	STOCK OWNERSHIP — SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS	95

Stock Ownership

Security Ownership of Principal Stockholders

Based on information available to us as of March 21, 2022, the only stockholders known to us to beneficially own more than five percent of the outstanding shares of our common stock are (all percentages in the table are based on 330,667,625 shares of common stock outstanding as of March 21, 2022):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc.	32,252,499(1)	9.8%
55 East 52nd Street
New York, New York 10055

The Vanguard Group	52,322,773(2)	15.8%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

(1)

Solely based on information in a Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc. The Schedule 13G/A indicates that as of December 31, 2021, BlackRock, Inc. was the beneficial owner of 32,252,499 shares of our common stock, with sole voting power as to 27,867,939 shares and sole dispositive power as to 32,252,499 shares of our common stock.

(2)

Solely based on information in a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group. The Schedule 13G/A indicates that as of December 31, 2021, The Vanguard Group was the beneficial owner of 52,322,773 shares of our common stock, with shared voting power as to 530,386 shares, sole dispositive power as to 50,972,368 shares and shared dispositive power as to 1,350,405 shares of our common stock.

CBRE 2022 PROXY STATEMENT	STOCK OWNERSHIP — SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS	96

Security Ownership of Management and Directors

The following table below sets forth information as of the close of business on March 21, 2022 regarding the beneficial ownership of our common stock by: (i) each of our current directors and each nominee for director to our Board; (ii) each of our executive officers named in the “Summary Compensation Table”; and (iii) all current directors, director nominees and current executive officers as a group. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares. Further, unless otherwise noted, the business address of each of the persons named below is c/o CBRE Group, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201. All percentages in the table are based on 330,667,625 shares of common stock outstanding as of March 21, 2022.

Name	Common Stock Beneficially Owned Directly or Indirectly(1)	Common Stock Acquirable Within 60 Days(2)	Total Common Stock Beneficially Owned(3)		Percentage of Shares of Common Stock Outstanding

Robert E. Sulentic	638,795	—	638,795	(4)	*

Emma E. Giamartino	3,771	—	3,771		*

Leah C. Stearns	49,920	—	49,920		*

Michael J. Lafitte	183,474	—	183,474	(5)	*

Daniel G. Queenan	72,198	—	72,198		*

Chandra Dhandapani	41,602	—	41,602		*

Brandon B. Boze	—	2,355	2,355	(6)	*

Beth F. Cobert	15,686	2,355	18,041	(7)	*

Reginald D. Gilyard	9,310	2,355	11,665	(8)	*

Shira D. Goodman	9,617	2,355	11,972	(9)	*

Christopher T. Jenny	51,578	2,355	53,933		*

Gerardo I. Lopez	33,049	2,355	35,404		*

Susan Meaney	—	464	464		*

Oscar Munoz	857	2,355	3,212		*

Laura D. Tyson	42,604	2,355	44,959		*

Sanjiv Yajnik	17,006	2,355	19,361	(10)	*

All current directors, director nominees and current executive officers as a group (20 persons)	1,409,063	21,659	1,430,722		*

*	Less than 1.0%
(1)

Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the CBRE Stock Fund of our 401(k) Plan and the shares listed under “Common Stock Acquirable Within 60 Days.”

(2)

Includes shares that are deemed to be beneficially owned by virtue of the individual’s right to acquire the shares upon the exercise of outstanding stock options or restricted stock units within 60 days from March 21, 2022.

(3)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.
(4)

Mr. Sulentic is the direct beneficial owner of 608,795 shares. An additional 30,000 shares are held by the Sulentic Family Foundation. He is a co-trustee of the Sulentic Family Foundation, but does not have any pecuniary interest in the shares beneficially owned by the foundation.

(5)	Mr. Lafitte is the sole trustee of the Laffite 2020 Irrevocable Trust F/B/O Michael J. Lafitte, which owns 89,539 of the shares reflected.
(6)

Under an agreement with ValueAct Capital, Mr. Boze directly is deemed to hold 2,355 restricted stock units (which vest within 60 days following March 21, 2022) for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the membership interests of ValueAct Capital Management, LLC and as the majority owner of the limited partnership interests of ValueAct Capital Management, L.P., and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. Mr. Boze is a member of the management board of ValueAct Holdings GP, LLC. Mr. Boze is affiliated with ValueAct Capital Master Fund, L.P. and its related entities (the “ValueAct Group”), but he does not have voting or dispositive power over shares beneficially owned by the ValueAct Group and therefore disclaims beneficial ownership of all shares held by or on behalf of them except to the extent of any pecuniary interest therein. The business address of each of the above named is c/o ValueAct Capital, One Letterman Drive, Building D, Fourth Floor, San Francisco, California 94129.

(7)	Ms. Cobert is a co-trustee of the Cioth/Cobert Family Trust U/D/T dated June 5, 1996, which owns 15,686 of the shares reflected.
(8)	Mr. Gilyard is a co-trustee of the Gilyard Family Trust UDT March 27, 2015, which owns 9,310 of the shares reflected.
(9)	Ms. Goodman is a co-trustee of the Shira D. Goodman 2014 Family Trust DTD March 5, 2014, which owns 9,617 of the shares reflected.
(10)	Mr. Yajnik is a co-trustee of the Sanjiv Yajnik Revocable Trust, which owns 13,040 of the shares reflected.

CBRE 2022 PROXY STATEMENT	STOCK OWNERSHIP — SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	97

Certain of our directors and executive officers may beneficially own shares in brokerage accounts subject to customary margin arrangements. Shares held in such accounts may be deemed to be pledged to secure those margin arrangements irrespective of whether there are margin loans then outstanding. None of these margin arrangements is designed to shift or hedge any economic risk associated with ownership of our common stock. As of March 21, 2022, none of our current executive officers or directors holds shares in such accounts or has otherwise pledged any of our shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during the fiscal year 2021 all of our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

CBRE 2022 PROXY STATEMENT	RELATED-PARTY TRANSACTIONS	98

Related-Party Transactions

Related-Party Transactions and Other Transactions Involving Our Officers and Directors

The following sets forth certain transactions involving us and our executive officers since January 1, 2021.

Employment Relationships—Bradley Benjamin, a Senior Associate in the Capital Markets Retail practice in our Dallas office, is the son-in-law of Robert E. Sulentic, our President and CEO. The aggregate value of commissions and benefits earned by Mr. Benjamin in respect of 2021 was approximately $262,846.

Review and Approval of Transactions with Interested Persons

We have operated under our Standards of Business Conduct since 2004. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Policy Regarding Transactions with Interested Parties and Corporate Opportunities governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of the following persons had or will have a direct or indirect material interest (other than relating to an employment relationship or transaction involving Board- or Compensation Committee-approved executive officer compensation):

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities; and

•	any immediate family member of any of the foregoing natural persons.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction potentially covered by the policy in advance of participating in such transaction. Our General Counsel is responsible for determining whether the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, he will report such transaction to the Audit Committee. The Audit Committee (or in certain cases, the Chair of the Audit Committee) is responsible for evaluating and approving such transactions, and in doing so, the Audit Committee may take into account, among other factors that it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

The policy is published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. The information contained on or accessible through our corporate websites is not part of or incorporated by reference into this Proxy Statement.

CBRE 2022 PROXY STATEMENT	ANNUAL MEETING INFORMATION — HOW TO ATTEND THE ANNUAL MEETING	99

Annual Meeting Information

How to Attend the Annual Meeting

We will be hosting the Annual Meeting live via the internet on May 18, 2022 at 10:00 a.m. (Central Time). You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/CBRE2022. You will be able to attend the 2022 Annual Meeting from any location with internet connectivity. You will not be able to attend the 2022 Annual Meeting in person.

Appointing a proxy in response to this solicitation will not affect your right to attend the Annual Meeting and to vote during the Annual Meeting. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Stockholders may submit questions and comments before and during the meeting. During the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of procedure. The rules of procedure will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on the Investor Relations page on our website at www.cbre.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 10:00 a.m. (Central Time). We encourage you to access the meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 9:45 a.m. (Central Time), and you should allow ample time for the check-in procedures.

Voting Instructions and Information

Why is the Annual Meeting being held online?

Due to the ongoing public health impact of the Covid-19 pandemic, and to support the health and well-being of our stockholders and other participants, the Annual Meeting will be a virtual meeting of stockholders held via a live webcast. The virtual meeting will provide the same rights and advantages of a physical meeting. Stockholders will be able to present questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the company.

How do stockholders participate in the virtual meeting?

To participate in the meeting, you must have the 16-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/CBRE2022. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Will stockholders be able to participate in the virtual meeting on the same basis stockholders would be able to participate in an in-person annual meeting?

The virtual meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world that has internet connection at little to no cost, while protecting the health and well-being of our stockholders and other participants at the Annual Meeting.

We designed the format of the virtual meeting to ensure that stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:

CBRE 2022 PROXY STATEMENT	ANNUAL MEETING INFORMATION — VOTING INSTRUCTIONS AND INFORMATION	100

•	providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;

•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website; and

•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

How do I vote?

If you plan to attend the Annual Meeting, you may vote and submit questions while attending the meeting via live webcast. You will need the 16-digit number included on your Notice of Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the meeting. Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/CBRE2022 during the meeting.

If your common stock is held in your name, there are three ways for you to vote by proxy:

•	If you received a paper copy of the proxy materials by mail, mail the completed proxy card in the enclosed return envelope;

•	Call 1-800-690-6903; or

•	Log on to the internet at www.proxyvote.com and follow the instructions at that site. The website address for internet voting is also provided on your Notice of Availability.

Telephone and internet proxy voting will close at 8:59 p.m. (Pacific Time) on May 17, 2022, unless you are voting common stock held in our 401(k) plan, in which case the deadline for voting is 8:59 p.m. (Pacific Time) on May 15, 2022. Proxies submitted by mail must be received prior to the meeting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock:

•	FOR all of the nominees for director named in this Proxy Statement;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022;

•	FOR the advisory approval of our named executive officer compensation for 2021;

•	FOR the approval of the Amended and Restated 2019 Equity Incentive Plan; and

•	AGAINST the stockholder proposal regarding special stockholder meetings.

If your common stock is held in the name of your broker, bank or other nominee, then you should receive separate instructions from the holder of your common stock describing how to vote your common stock.

Even if you plan to attend the Annual Meeting via live webcast, we recommend that you vote your common stock in advance as described above so that your vote will be counted if you later decide not to participate in the virtual Annual Meeting.

Stockholders entitled to vote

You may vote if you owned shares of our common stock as of March 21, 2022, which is the record date for the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock that you owned on that date. As of March 21, 2022, we had 330,667,625 shares of common stock outstanding.

Matters to be presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, then proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, then proxies can vote your shares at the adjournment or postponement as well.

Vote tabulation

Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes, and our Assistant Secretary will act as the inspector of the election.

Confidential voting

Your proxy card, ballot and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure or your vote is cast in a contested election (which last exception is not applicable for the 2022 Annual Meeting). If you write comments on your proxy card, then your comments will be provided to us, but how you voted will remain confidential.

CBRE 2022 PROXY STATEMENT	ANNUAL MEETING INFORMATION — VOTING INSTRUCTIONS AND INFORMATION	101

If you do not vote/effect of broker non-votes

If you are a stockholder of record, then your shares will not be voted if you do not provide your proxy, unless you attend the live webcast and vote online during the Annual Meeting.

If (i) you are the beneficial owner of shares held in the name of a broker, trustee or other nominee, (ii) you do not provide that broker, trustee or other nominee with voting instructions, (iii) such person does not have discretionary authority to vote on such proposal, and (iv) you do not attend the live webcast and vote online during the Annual Meeting, then a “broker non-vote” will occur. Under the NYSE rules, brokers, trustees or other nominees may generally vote on routine matters but cannot vote on non-routine matters. Our Proposal 2 (ratify the appointment of our independent registered public accounting firm for 2022) is the only proposal in this Proxy Statement that is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares. For all other proposals, broker non-votes are not considered “present,” and as such, broker non-votes will not affect the outcome of any such other proposals.

Vote levels required to pass an item of business

•

Quorum. Holders of a majority in voting power of the stock entitled to vote at the Annual Meeting must be present or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by broker non-votes, as described above, and votes to “ABSTAIN” are counted as present and entitled to vote for purposes of determining a meeting quorum. No business may be conducted at the Annual Meeting if a quorum is not present. Stockholders attending the Annual Meeting through the live webcast will be considered present for the purposes of determining a meeting quorum.

•

Proposal 1—Elect Directors. Our by-laws require a “majority vote” requirement in uncontested director elections. Under this requirement, in order for a nominee to be elected in an uncontested election, the nominee must receive the affirmative vote of a majority of the votes cast on his or her election (i.e., votes cast “FOR” a nominee must exceed votes cast as “AGAINST”). In contested elections (i.e., elections involving director nominees submitted by our stockholders in accordance with our by-laws) directors are elected by a plurality of the votes cast. The “majority vote” requirement will apply at our Annual Meeting because our director nominee slate is “uncontested.” In addition, for the purposes of tabulating the results of director elections, shares that are not voted, votes to “ABSTAIN” and broker non-votes are not considered votes cast and so will not affect the election outcome. Under our by-laws, votes cast as “withheld” in uncontested elections are treated the same as votes cast “AGAINST” director nominees, whereas votes to “ABSTAIN” do not affect the election outcome. In order to minimize investor confusion, we have omitted the “withheld” voting option this year, and stockholders wishing to cast a negative vote for a director nominee should vote “AGAINST” such nominee.

•

All Other Proposals. Approval of each of the other proposals that do not relate to director elections (Proposal 1) requires the affirmative vote (i.e., a “FOR” vote) of a majority of the shares present or represented and entitled to vote thereon. A vote to “ABSTAIN” will have the same effect as a vote “AGAINST” these items, and a broker non-vote will have no effect in determining whether these items are approved. Our Proposal 2 (ratify the appointment of our independent registered public accounting firm for 2022) is the only proposal on which your broker is entitled to vote your shares if no instructions are received from you.

Shares in the 401(k) plan

If you hold common stock in our 401(k) plan as of March 21, 2022, then the enclosed proxy card also serves as your voting instruction to Fidelity Management Trust Company, the trustee of our 401(k) plan, provided that you furnish your voting instructions over the internet or by telephone, or that the enclosed proxy card is signed, returned and received, by 8:59 p.m. (Pacific Time) on May 15, 2022. If your voting instructions are not received by such deadline, then Fidelity Management Trust Company will not vote the shares attributable to your 401(k) plan account.

The Board’s voting recommendations

•	FOR election of our Board-nominated slate of directors (see Proposal 1);

•

FOR the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, to be the auditors of our annual financial statements for the fiscal year ending December 31, 2022 (see Proposal 2);

•	FOR the advisory approval of our named executive officer compensation for 2021 (see Proposal 3);

•	FOR the approval of the Amended and Restated 2019 Equity Incentive Plan (see Proposal 4); and

•	AGAINST the stockholder proposal regarding special stockholder meetings (see Proposal 5).

Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board.

CBRE 2022 PROXY STATEMENT	ANNUAL MEETING INFORMATION — STOCKHOLDER RECOMMENDATIONS OF DIRECTOR CANDIDATES	102

Revoking your proxy

You can revoke your proxy if your common stock is held in your name by:

•	Filing written notice of revocation before our Annual Meeting with our Secretary, Laurence H. Midler, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date and delivering it before our Annual Meeting; or

•	Attending the live webcast and voting online during the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Cost of proxy solicitation

We will bear the expense of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our Board may solicit proxies on our behalf, and we will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the internet, by telephone or by facsimile transmission, without additional remuneration.

We have engaged Okapi Partners LLC to assist us with the solicitation of proxies for a fee of $25,000, plus reimbursement of out-of-pocket expenses. The address of Okapi Partners is 1212 Avenue of the Americas, 24th Floor, New York, New York 10036. If you need assistance in completing your proxy card or voting by telephone or on the Internet, or have questions regarding the 2022 Annual Meeting of Stockholders, please contact Okapi Partners at (212) 297-0720 or by email at info@okapipartners.com.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where you can find our corporate governance materials

Current copies of our Board’s Corporate Governance Guidelines, Categorical Independence Standards, Standards of Business Conduct, Policy Regarding Transactions with Interested Parties and Corporate Opportunities, Equity Award Policy, Anti-Corruption Policy and the charters for the Audit Committee, Compensation Committee, Governance Committee and Executive Committee are published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. We are not, however, including the other information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

Stockholder Recommendations of Director Candidates

If you are a stockholder who would like to recommend a candidate for our Governance Committee to consider for possible inclusion in our 2023 proxy statement, you must send notice to Laurence H. Midler, Secretary, CBRE Group, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, by registered, certified or express mail, and provide him with a brief biographical sketch of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of your stock ownership. The Governance Committee or its chair will then consider the recommended director candidate in accordance with the criteria for director selection described under “Proposal 1—Elect Directors—Director Nomination Criteria.”

Stockholder Proposals and Board Nominees

If you would like to include a proposal for stockholder consideration in our 2023 proxy statement or bring business before our annual meeting of stockholders in 2023, you must send notice to: Laurence H. Midler, Secretary, CBRE Group, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, by registered, certified, or express mail and provide the required information and follow the other procedural requirements described below.

Stockholder Proposals for Inclusion in the 2023 Proxy Statement. Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2023 annual meeting of stockholders must submit their proposals in accordance

CBRE 2022 PROXY STATEMENT	ANNUAL MEETING INFORMATION — ELIMINATING PAPER AND DUPLICATIVE MATERIALS	103

with that rule so that they are received by the Secretary at the address above no later than the close of business on December 7, 2022. If the date of our 2023 annual meeting is more than 30 days before or after May 18, 2023, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

Stockholder Director Nominations for Inclusion in the 2023 Proxy Statement. Our by-laws permit any stockholder, or group of up to 20 stockholders, who has beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit director nominations to be included in our proxy materials.

The maximum number of director nominees included in our proxy under this process (known as “proxy access”) will be the greater of (i) 20% of the total number of directors serving in office at the deadline for nominations (rounded down to the nearest whole number) and (ii) two director nominees. The notice required to nominate a director for the 2023 annual meeting through this proxy access process must be delivered to (or mailed to and received at) the address above no later than February 17, 2023 and no earlier than January 18, 2023, unless our 2023 annual meeting of stockholders is to be held more than 30 days before, or more than 70 days after, May 18, 2023, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2023 annual meeting and not later than the close of business on the later of the 90th day prior to the 2023 annual meeting or the 10th day after public announcement of the date of the 2023 annual meeting is first made.

The notice must include the information required by our by-laws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2023 annual meeting and must otherwise be in compliance with our by-laws.

Other Stockholder Proposals or Nominations for Presentation at the 2023 Annual Meeting. If a stockholder wishes to bring business to a meeting for consideration other than a matter brought pursuant to SEC Rule 14a-8, the stockholder must give our Secretary written notice of the stockholder’s intent to do so and provide the information required by the provision of our by-laws dealing with stockholder proposals.

In addition, our by-laws allow stockholders to nominate one or more persons for election as directors outside of the proxy access process described above (although doing so relieves the company of the obligation to include a director nominee in the proxy materials prepared for the relevant stockholders meeting). The notice of a proposal or director nomination must be delivered to (or mailed to and received at) the address above no later than February 17, 2023 and no earlier than January 18, 2023, unless our 2023 annual meeting of stockholders is to be held more than 30 days before, or more than 70 days after, May 18, 2023, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2023 annual meeting and not later than the close of business on the later of the 90th day prior to the 2023 annual meeting or the 10th day after public announcement of the date of the 2023 annual meeting is first made.

In the event that the number of directors to be elected at the annual meeting is increased and no public announcement naming all of the nominees or specifying the size of the increased Board has been made by February 7, 2023, then notice of a stockholder’s nomination to fill the new position or positions may be delivered to (or mailed to and received at) the address set forth above no later than the close of business on the 10th day after public announcement of such increase is first made.

The requirements for such stockholder’s notice are set forth in our by-laws, which are posted in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. We will submit all candidates nominated by a stockholder pursuant to the procedures and requirements outlined in this section to the Governance Committee for its review, and this submission may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with the foregoing process will be notified of the Governance Committee’s decision. The information contained on or accessible through our corporate websites is not part of or incorporated by reference into this Proxy Statement.

Eliminating Paper and Duplicative Materials

Internet availability—Under rules adopted by the SEC, we provide access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

Important Notice: Our 2022 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available free of charge on the Investor Relations page on our website at www.cbre.com. We will provide by mail, without charge, a copy of our Annual Report on Form 10-K at your request. Please direct all inquiries to our Investor Relations Department at CBRE Group, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, or by email at investorrelations@cbre.com.

Householding—Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting.

CBRE 2022 PROXY STATEMENT	ANNUAL MEETING INFORMATION — INCORPORATION BY REFERENCE	104

If you wish to receive a separate copy of the Annual Report and Proxy Statement or of future annual reports and proxy statements, then you may contact our Investor Relations Department by:

MAIL: At CBRE Group, Inc., Attention: Investor Relations, 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201,

TELEPHONE: Call (214) 863-3145, or

EMAIL: Send requests by e-mail to investorrelations@cbre.com.

If we did not household your proxy materials for the 2022 Annual Meeting but you would like us to do so in the future, please contact our Investor Relations Department by mail, telephone or email as listed above.

Incorporation by Reference

The Audit Committee Report and Compensation Committee Report contained herein shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein. In addition, we are not including any information contained on or available through our corporate website or any other website that we may maintain as part of, or incorporating such information by reference into, this Proxy Statement.

Transfer Agent Information

Broadridge Corporate Issuer Solutions, Inc., or Broadridge, is the transfer agent for the common stock of CBRE Group, Inc. Broadridge can be reached at (855) 627-5086 or via email at shareholder@broadridge.com. You should contact Broadridge if you are a registered stockholder and have a question about your account, if your stock certificate has been lost or stolen, or if you would like to report a change in your name or address. Broadridge Corporate Issuer Solutions, Inc. can be contacted as follows:

Regular, Registered or Overnight Mail

Broadridge Corporate Issuer Solutions, Inc.

Attention: Interactive Workflow System

1155 Long Island Avenue

Edgewood, New York 11717

Telephone Inquiries

(855) 627-5086, or TTY for hearing impaired: (855) 627-5080

Foreign Shareowners: (720) 378-5662, or TTY

Foreign Shareowners: (720) 399-2074

Website: www.shareholder.broadridge.com

CBRE 2022 PROXY STATEMENT	ANNEX A — RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES	A-1

Annex A

Reconciliation of Certain Non-Gaap Financial Measures

We use non-GAAP financial measures within this Proxy Statement. We provide below reconciliations to their corresponding financial measure computed in accordance with GAAP. As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, our Board and management use non-GAAP financial measures to evaluate our performance and manage our operations. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

1. Definitions

Net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. These costs are reimbursable by clients and generally have no margin.

Consolidated Adjusted EBITDA represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization, asset impairments, adjustments related to certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, costs associated with workforce optimization, transformation initiatives, and integration and other costs related to acquisitions. The above definition was changed in fourth quarter 2021 to include non-controlling interest given the acquisition of Turner & Townsend Holdings Limited. Prior period results have been recast to conform to this definition.

Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes and impact on non-controlling interest for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the acquisition of Telford Homes Plc (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, costs associated with workforce optimization, transformation initiatives and asset impairments.

Core adjusted EPS removes from adjusted EPS the fair value changes and related tax impact of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments). During the fourth quarter of 2021 and for the year ended December 31, 2021, this measure also removed the impact of net gain recorded on deconsolidation of CBRE Acquisition Holdings, Inc. upon and with its merger into Altus Power, Inc.

Free cash flow is calculated as cash flow from operations, less capital expenditures.

2. Net Revenue

A reconciliation of net revenue to revenue is shown below (dollars in thousands).

	Year Ended December 31,

	2021	2020

Revenue:

Net revenue	$17,009,501	$13,790,373

Plus: Pass through costs also recognized as revenue	10,736,535	10,035,822

Total revenue	$27,746,036	$23,826,195

CBRE 2022 PROXY STATEMENT	ANNEX A — RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES	A-2

3. Adjusted Net Income and Adjusted EPS

A reconciliation of net income computed in accordance with GAAP to net income attributable to CBRE Group, Inc., as adjusted (“adjusted net income”), and to diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted (“adjusted EPS”), in each case for the fiscal years ended December 31, 2021 and 2020 is set forth below (dollars in thousands, except share data):

	Year Ended December 31,

	2021	2020

Net income attributable to CBRE Group, Inc.	$1,836,574	$751,989

Plus / minus:

Costs associated with transformation initiatives(1)	—	155,148

Asset impairments	—	88,676

Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	86,824	76,015

Integration and other costs related to acquisitions	44,552	1,756

Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	49,941	(22,912)

Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	(5,725)	11,598

Costs incurred related to legal entity restructuring	—	9,362

Write-off of financing costs on extinguished debt	—	75,592

Costs associated with workforce optimization efforts(2)	—	37,594

Depreciation expense related to transformation initiatives	—	20,692

Impact of adjustments on non-controlling interest	(3,701)	—
Tax impact of adjusted items	(37,097)	(97,880)
Net income attributable to CBRE Group, Inc., as adjusted	$1,971,368	$1,107,630
Diluted income per share attributable to CBRE Group, Inc., as adjusted	$5.80	$3.27
Weighted average shares outstanding for diluted income per share	339,717,401	338,392,210
(1)

During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

(2)

Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative and other” line item in the accompanying operating results for the twelve months ended December 31, 2020.

4. Core Adjusted EPS

A reconciliation of Adjusted EPS to Core Adjusted EPS for the fiscal years ended December 31, 2021 and 2020 is set forth below (totals may not add due to rounding).

	Year Ended December 31,

	2021	2020

Adjusted EPS	$5.80	$3.27

SPAC Gain	(0.35)	—

VC Gains	(0.13)	—

Core Adjusted EPS	$5.33	$3.27

CBRE 2022 PROXY STATEMENT	ANNEX A — RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES	A-3

5. Cumulative Adjusted EPS, as certified by the Compensation Committee

A reconciliation of cumulative Adjusted EPS for 2020 and 2021, as publicly reported, to cumulative Adjusted EPS for 2020 and 2021, as certified by the Compensation Committee is set forth below:

Cumulative diluted income per share for 2020 and 2021 attributable to CBRE Group, Inc. stockholders, as adjusted	$9.07

Diluted income per share impact due to Covid-19 costs not adjusted in above results	$0.15

Less gains from non-controlling equity investments	$(0.47)

Cumulative diluted income per share for 2020 and 2021 attributable to CBRE Group, Inc. stockholders, as certified by the Compensation Committee	$8.75

6. Consolidated Adjusted EBITDA

A reconciliation of net income computed in accordance with GAAP to adjusted EBITDA for the fiscal years ended December 31, 2021 and 2020 is set forth below (dollars in thousands):

	Year Ended December 31,

	2021	2020

Net income attributable to CBRE Group, Inc.	$1,836,574	$751,989

Net income attributable to non-controlling interests(1)	5,341	3,879

Net income	1,841,915	755,868

Add:

Depreciation and amortization	525,871	501,728

Asset impairment	—	88,676

Interest expense, net of interest income	50,352	67,753

Write-off of financing costs on extinguished debt	—	75,592

Provision for income taxes	567,506	214,101

Costs associated with transformation initiatives(2)	—	155,148

Costs associated with workforce optimization efforts(3)	—	37,594

Integration and other costs related to acquisitions	44,552	1,756

Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	49,941	(22,912)

Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	(5,725)	11,598

Costs incurred related to legal entity restructuring	—	9,362

Adjusted EBITDA	$3,074,412	$1,896,264
(1)

In conjunction with the acquisition of 60% interest in Turner and Townsend in the fourth quarter of 2021, we modified our definition of Adjusted EBITDA to be inclusive of net income attributable to non-controlling interests and have recast prior periods to conform to this definition.

(2)

During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

(3)

Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort.

CBRE 2022 PROXY STATEMENT	ANNEX A — RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES	A-4

7. Free Cash Flow

A reconciliation of cash flow from operations to free cash flow for the fiscal years ended December 31, 2021 and 2020 is set forth below (dollars in thousands).

	Year Ended December 31,

	2021	2020

Cash flow from operations	$2,364,178	$1,830,779

Less: Capital expenditures	(209,851)	(266,575)

Free cash flow	$2,154,327	$1,564,204

CBRE 2022 PROXY STATEMENT	ANNEX B — CBRE GROUP, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	B-1

Annex B

CBRE Group, Inc. Amended and Restated 2019 Equity Incentive Plan

Section 1. Introduction.

The Board adopted the Plan effective as of the Adoption Date and amended and restated the Plan on February 17, 2022. The Plan, as amended and restated, will become effective on the Stockholder Approval Date if such stockholder approval occurs before the first (1st) anniversary of the date on which the Plan was amended and restated.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Participants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Participants to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units and/or Other Equity Awards.

Capitalized terms shall have the meaning provided in Section 2. unless otherwise provided in the Plan or any applicable Award Agreement.

Section 2. Definitions.

(a)    “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

(b)    “Adoption Date” means March 1, 2019.

(c)    “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity. For purposes of determining an individual’s “Continuous Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity.

(d)    “Award” means any award of an Option, SAR, Restricted Stock Grant, Stock Unit or Other Equity Award under the Plan.

(e)    “Award Agreement” means an agreement between the Company and a Participant evidencing the award of an Option, SAR, Restricted Stock Grant, Stock Unit or Other Equity Award as applicable.

(f)    “Board” means the Board of Directors of the Company.

(g)    “Cashless Exercise” means, to the extent authorized by the Committee in an Award Agreement or otherwise and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option’s tax withholding obligations as provided in Section 15. (b).

(h)    “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause” as defined in the Participant’s employment agreement or consulting agreement in effect immediately prior to the Termination Date, or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), (A) the Participant’s conviction of (or plea of guilty or no contest to) a felony involving moral turpitude; (B) the Participant’s willful and continued failure to substantially perform the Participant’s designated duties or to follow lawful and authorized directions of the Company or the Parent, Subsidiary or Affiliate by whom the Participant is employed or engaged after written notice from or on behalf of the Company or such Parent, Subsidiary or Affiliate; (C) the Participant’s willful misconduct (including willful violation of the Company’s or the Parent’s, Subsidiary’s or Affiliate’s by whom the Participant is employed or engaged, policies that are applicable to the Participant) or gross negligence that results in material reputational or financial harm to the Company or any of its Parents, Subsidiaries or Affiliates; (D) any act of fraud, theft or any material act of dishonesty by the Participant regarding the Company’s or any of its Parents’, Subsidiaries’ or Affiliates’ business; (E) the Participant’s material breach of fiduciary duty to the Company or any of its Parents, Subsidiaries or Affiliates (including without limitation, acting in competition with, or taking other adverse action against, the Company or any of its Parents, Subsidiaries or Affiliates during the period of the Participant’s employment or engagement with the Company or any of its Parents, Subsidiaries or Affiliates, including solicitation of one or more Employees to either terminate their Continuous Service or to work for any business entity that is not affiliated with the Company); (F) any illegal or unethical act (inside or outside of the Participant’s scope of employment) by the Participant that results in material reputational or financial harm to the Company or any of its Parents, Subsidiaries or Affiliates; (G) the Participant’s material misrepresentation regarding personal and/or Company performance and/or the Company’s or any of its Parents’, Subsidiaries’ or Affiliates’ records for personal or family financial benefit; (H) the Participant’s material or systematic

CBRE 2022 PROXY STATEMENT	ANNEX B — CBRE GROUP, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	B-2

unauthorized use or abuse of corporate resources of the Company or any of its Parents, Subsidiaries or Affiliates for personal or family financial benefit; or (I) the Participant’s refusal to testify or cooperate in legal proceedings or investigations involving the Company or any of its Parents, Subsidiaries or Affiliates. In each of the foregoing subclauses (A) through (I), whether or not a “Cause” event has occurred will be determined by the Company’s chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, the Committee or the Board, each of whose determination shall be final, conclusive and binding. The Board or the Committee may also in its discretion determine that a Participant’s Continuous Service may be deemed to have been terminated for Cause if, after the Participant’s Continuous Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.

(i)    “Change in Control” except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of “Change in Control”), means the consummation of any one or more of the following:

(i)    The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

(ii)    A merger or consolidation involving the Company in which the voting securities of the Company owned by the stockholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided, that any person who (A) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (B) is a beneficial owner of more than twenty percent (20%) of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “stockholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation;

(iii)    Any person or group is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than forty percent (40%) of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise) (for the purposes of this clause (iii), a member of a group will not be considered to be the Beneficial Owner of the securities owned by other members of the group);

(iv)    During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease, by reason of one or more contested elections for Board membership, to constitute a majority of the Board then in office; or

(v)    The consummation of a complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(j)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(k)    “Committee” means a committee described in Section 3.

(l)    “Common Stock” means the Company’s Class A common stock, $0.01 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

(m)    “Company” means CBRE Group, Inc., a Delaware corporation.

(n)    “Consultant” means an individual or entity which performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Non-Employee Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

(o)    “Continuous Service” means uninterrupted service as an Employee, Non-Employee Director or Consultant. Continuous Service will be deemed terminated as soon as the entity to which Continuous Service is being provided is no longer any of (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. A Participant’s Continuous Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Employee’s outstanding ISOs are eligible to continue to qualify as ISOs (and not become NSOs), an Employee’s Continuous Service will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Continuous Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Continuous Service, and when Continuous Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Continuous Service shall not be deemed terminated if the Committee determines that (A) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary or Parent or Affiliate in which the Company or a Subsidiary or Parent or Affiliate is a party is not considered a termination of Continuous Service, (B) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (C) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The

CBRE 2022 PROXY STATEMENT	ANNEX B — CBRE GROUP, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	B-3

Committee may determine whether any Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Continuous Service for purposes of any affected Awards, and the Committee’s decision shall be final, conclusive and binding.

(p)    “DGCL” means the Delaware General Corporation Law, as amended.

(q)    “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability” as defined in the Participant’s employment agreement or consulting agreement in effect at the time “Disability” is to be determined, or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), the following:

(A)    For all ISOs, the permanent and total disability of a Participant within the meaning of Code Section 22(e)(3); or

(B)    For all other Awards, the Participant’s physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, the Participant is unable to substantially perform his or her duties.

Any question as to the existence of the Participant’s physical or mental incapacitation as to which the Participant or the Participant’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant or the Participant’s representative, as applicable, and the Company. If the Participant or the Participant’s representative, as applicable, and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) physician who shall make such determination in writing. The determination of “Disability” made in writing to the Company and the Participant or the Participant’s representative, as applicable, shall be final and conclusive for all purposes of the Awards granted to such Participant that remain outstanding at the time of determination of “Disability.”

(r)    “Employee” means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate. An employee who is also serving as a member of the Board is an Employee for purposes of this Plan.

(s)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)    “Exercise Price” means, (i) in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Award Agreement and (ii) in the case of a SAR, an amount, as specified in the applicable Award Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

(u)    “Fair Market Value” means the market price of a Share, determined by the Committee as follows:

(i)    If the Common Stock is listed on a national securities exchange (such as the NYSE, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such Common Stock as reported on the primary exchange on which the Common Stock is listed and traded on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii)    If the Common Stock is not listed on national securities exchange but are quoted on an inter-dealer quotation system on a last sale basis at the time of determination, then the Fair Market Value shall be equal to the last sale price reported by the inter-dealer quotation system for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii)    If the Common Stock is not listed on a national securities exchange or quoted on an inter-dealer quotation system on a last sale basis, then the Fair Market Value shall the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(v)    “Fiscal Year” means the Company’s fiscal year.

(w)    “GAAP” means United States generally accepted accounting principles as established by the Financial Accounting Standards Board.

(x)    “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(y)    “ISO Limit” means the maximum aggregate number of Shares that are permitted to be issued pursuant to the exercise of ISOs granted under the Plan as described in Section 5. (a).

(z)    “Minimum Vesting Condition” means, with respect to an Award, that the full vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the first (1st) anniversary of the date of grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service) (it being understood that the Award may not vest ratably over such one (1)-year period), in each case, other than (i) in connection with a Change in Control, or (ii) as a result of a Participant’s retirement, death or Disability.

(aa)    “Net Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 15. (b) to satisfy applicable tax withholding obligations.

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(bb)    “Non-Employee Director” means a member of the Board who is not an Employee.

(cc)    “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(dd)    “NYSE” means the New York Stock Exchange.

(ee)    “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(ff)    “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Award Agreement.

(gg)    “Optionee” means an individual, estate or other entity that holds an Option.

(hh)    “Other Equity Award” means an award (other than an Option, SAR, Stock Unit or Restricted Stock Grant) which derives its value from the value of Shares and/or from increases in the value of Shares.

(ii)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Stockholder Approval Date shall be considered a Parent commencing as of such date.

(jj)    “Participant” means an Employee, Consultant or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.

(kk)    “Performance Criteria” means specific levels of performance of the Company (and/or one or more of the Company’s Subsidiaries, Affiliates, divisions or operational and/or business units, business segments, administrative departments, or any combination of the foregoing) or any Participant, which may be determined in accordance with GAAP or on a non-GAAP basis including, but not limited to, one or more of the following measures: (i) terms relative to a peer group or index; (ii) basic, diluted, or adjusted earnings per share; (iii) sales or revenue; (iv) earnings before interest, taxes, and other adjustments (in total or on a per share basis); (v) cash available for distribution; (vi) basic or adjusted net income; (vii) returns on equity, assets, capital, revenue or similar measure; (viii) level and growth of dividends; (ix) the price or increase in price of Common Stock; (x) total shareholder return; (xi) total assets; (xii) growth in assets, new originations of assets, or financing of assets; (xiii) equity market capitalization; (xiv) reduction or other quantifiable goal with respect to general and/or specific expenses; (xv) equity capital raised; (xvi) mergers, acquisitions, increase in enterprise value of Subsidiaries, Affiliates, divisions or business units or sales of assets of Subsidiaries, Affiliates, divisions or business units or sales of assets; and (xvii) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. After the issuance of any Award, the Committee may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Criteria in order to prevent, in the discretion and judgment of the Committee, any enlargement or diminution of the benefits or potential benefits intended to be provided pursuant to such Award.

(ll)    “Plan” means this CBRE Group, Inc. Amended and Restated 2019 Equity Incentive Plan, as it may be amended from time to time.

(mm)    “Prior Plan” means the Company’s 2017 Equity Incentive Plan.

(nn)    “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs and/or outstanding Other Equity Awards for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)). For avoidance of doubt, Re-Price also includes any exchange of Options or SARs for other Awards or cash.

(oo)    “Restricted Stock Grant” means Shares awarded under the Plan as provided in the applicable Award Agreement.

(pp)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(qq)    “SEC” means the Securities and Exchange Commission.

(rr)    “Section 16 Persons” means those Officers, Directors or other persons who are subject to Section 16 of the Exchange Act.

(ss)    “Securities Act” means the Securities Act of 1933, as amended.

(tt)    “Separation From Service” has the meaning provided to such term under Code Section 409A and the regulations promulgated thereunder. With respect to any Award that is considered “deferred compensation” subject to Code Section 409A, references in the Plan or in any Award Agreement to “termination of employment” (and substantially similar phrases) shall mean Separation From Service.

(uu)    “Share” means one (1) share of Common Stock.

(vv)    “Share Limit” means the maximum aggregate number of Shares that are permitted to be issued under the Plan as described in Section 5. (a).

(ww)    “Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A.

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(xx)    “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, appreciation in value over the Exercise Price with respect to a specific number of Shares, as provided in the applicable Award Agreement.

(yy)    “Stock Unit” means a bookkeeping entry representing the equivalent of one (1) Share awarded under the Plan, as provided in the applicable Award Agreement.

(zz)    “Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan, as amended and restated.

(aaa)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Stockholder Approval Date shall be considered a Subsidiary commencing as of such date.

(bbb)    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by an entity acquired by the Company or any Parent or any Subsidiary or any Affiliate or with which the Company or any Parent or any Subsidiary or any Affiliate combines.

(ccc)    “Termination Date” means the date on which a Participant’s Continuous Service terminates.

Section 3. Administration.

(a)    Committee Composition. A Committee (or Committees) appointed by the Board (or its Compensation Committee) shall administer the Plan. Unless the Board provides otherwise, the Board’s compensation committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have a membership composition to the extent required to enable Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act.

The Board or the Committee may also appoint one or more separate committees of the Board, each composed of directors of the Company, who need not qualify under Rule 16b-3, that may (i) administer the Plan with respect to Participants who are not Section 16 Persons, (ii) grant Awards under the Plan to such Participants and (iii) determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may authorize Awards to Employees (who are not Section 16 Persons) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

(b)    Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:

(i)    determining Participants who are to receive Awards under the Plan;

(ii)    determining the type, number, vesting requirements, Performance Criteria (or other objective/subjective goals (if any)) and their degree of satisfaction and any adjustments to such Performance Criteria, and other features and conditions of such Awards and amending such Awards;

(iii)    correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;

(iv)    accelerating the vesting or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(v)    permitting or denying, in its discretion, a Participant’s request to transfer an Award;

(vi)    permitting or requiring, in its discretion, a Participant to use Cashless Exercise, Net Exercise and/or Share withholding with respect to the payment of any Exercise Price and/or applicable tax withholding;

(vii)    interpreting the Plan and any Award Agreements;

(viii)    making all other decisions relating to the operation of the Plan; and

(ix)    granting Awards to Participants who are foreign nationals on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

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(c)    Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

Section 4. General.

(a)    General Eligibility. Only Employees, Consultants and Non-Employee Directors shall be eligible for designation as Participants by the Committee.

(b)    Incentive Stock Options. Only Participants who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Participant who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Code Section 422, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Company or the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Award of Options, a Participant agrees in advance to such disqualifying action(s).

(c)    Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d)    No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such Participant or transferee, as applicable, becomes entitled to receive such Common Stock, has satisfied any applicable tax withholding obligations relating to the Award and the Common Stock has been issued to such Participant or transferee, as applicable. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 12.

(e)    Termination of Continuous Service. Unless the applicable Award Agreement or employment or consulting agreement provides otherwise (and in such case, the Award Agreement or employment or consulting agreement shall govern as to the consequences of a termination of Continuous Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Continuous Service:

(i)    if the Continuous Service of a Participant is terminated for Cause, then all of his/her then-outstanding Options, SARs and unvested portions of all other Awards shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards);

(ii)    if the Continuous Service of a Participant is terminated due to Participant’s retirement, death or Disability, then the vested portions of his/her then-outstanding Options, SARs and, if applicable, Other Equity Awards may be exercised by such Participant or his or her personal representative within the lesser of the remaining term of such Option, SAR and, if applicable, Other Equity Awards and twelve (12) months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards); and

(iii)    if the Continuous Service of Participant is terminated for any reason other than for Cause or due to Participant’s retirement, death or Disability, then the vested portion of his/her then-outstanding Options, SARs and, if applicable, Other Equity Awards may be exercised by such Participant within the lesser of the remaining term of such Option, SAR and, if applicable, Other Equity Awards and three (3) months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(f)    Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with, or be exempt from, the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service the Participant is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first (1st) business day of the seventh (7th) month following the

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Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “nonqualified deferred compensation” subject to Code Section 409A) would be accelerated upon the occurrence of (x) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Code Section 409A; or (y) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Code Section 409A.

(g)    Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board) reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or the Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate or personal representative shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(h)    Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants (and executed by Participants) by electronic media.

(i)    Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

(j)    Liability of Company. The Company (or members of the Board or the Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

(k)    Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(l)    Payment of Non-Employee Director Cash Fees with Equity Awards. If the Board affirmatively decides to authorize such a process, each Non-Employee Director may elect to receive a Restricted Stock Grant (or Stock Units) issued under the Plan in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees including, without limitation, meeting fees, committee service fees and participation fees. Any such elections made by a Non-Employee Director shall be effected no later than the time permitted by applicable law (and, if applicable, in order to be a valid deferral election under Code Section 409A) and in accordance with the Company’s insider trading policies and/or other policies. The aggregate grant date fair market value of any Restricted Stock Grants or Stock Units issued pursuant to this Section 4.(l) is intended to be equivalent to the value of the foregone cash fees. Any cash fees not elected to be received as a Restricted Stock Grant or Stock Units shall be payable in cash in accordance with the Company’s standard payment procedures. The Board in its discretion shall determine the terms, conditions and procedures for implementing this Section 4.(l) and may also modify or terminate its operation at any time.

(m)    Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

(n)    No Re-Pricing of Options or SARs. Notwithstanding anything to the contrary, outstanding Options or SARs may not be Re-Priced without the approval of Company stockholders.

(o)    Governing Law. This Plan and (unless otherwise provided in the Award Agreement) all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or any Award Agreement thereunder.

(p)    Minimum Vesting. All Awards granted under the Plan, other than (x) Substitute Awards and (y) Restricted Stock Grants or Awards of Stock Units that a Non-Employee Director has elected to receive in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees, shall be subject to the Minimum Vesting Condition; provided, that the Minimum Vesting Condition shall not be required for Restricted Stock Grants, Stock Units and Other Equity Awards to the extent (i) that they are granted by a Committee composed solely of independent Non-Employee Directors and (ii) the number of Shares underlying such Awards do not in the aggregate exceed, at the time the Award is granted, the product of five percent (5%) multiplied by the Share Limit set forth in Section 5. (a).

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(q)    Assignment or Transfer of Awards.

(i)    Each Award shall be exercisable only by the Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)    Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the SEC (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)    The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination Date under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

Section 5. Shares Subject to Plan and Share Limits.

(a)    Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares or reacquired shares, bought on the market or otherwise. The maximum number of Shares that are issued under this Plan cannot exceed the Share Limit as may be adjusted under Section 12. For purposes of the Plan and subject to adjustment as provided in Section 12, (i) the Share Limit is the sum of (A) 17,415,277 Shares and (B) any Shares underlying awards outstanding under the Prior Plan that, on or after the Adoption Date, expire or are canceled, forfeited or terminated without issuance to the holder thereof of the full number of shares of Common Stock to which the award related and thereupon become available for grant under the Plan pursuant to Section 5. (c) and (ii) the ISO Limit cannot exceed 17,415,277 Shares.

(b)     Annual Limitations on Awards to Non-Employee Directors. The maximum number of Shares subject to Awards granted during a single Fiscal Year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the Fiscal Year, shall not exceed $700,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

(c)    Share Accounting. To the extent that an Award (or, if granted under the Prior Plan, award) (in each case, other than a Substitute Award or the equivalent thereof under the Prior Plan) expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of shares of Common Stock to which such Award (or, if granted under the Prior Plan, award) related, the unissued shares will again be available for grant under the Plan. If a Participant pays any withholding tax obligation with respect to an Award (or, if granted under the Prior Plan, award) (in each case, other than an Option or SAR or, if granted under the Prior Plan, option or stock appreciation right) by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall not be counted toward the Share Limit. Notwithstanding anything to the contrary contained herein, in no event shall (i) Shares tendered or withheld on the exercise of Options (or, if granted under the Prior Plan, options) for the payment of the Exercise Price (or the equivalent thereof under the Prior Plan) (ii) Shares tendered by a Participant to satisfy withholding taxes in connection with the exercise of Options or SARs (or, if granted under the Prior Plan, options or stock appreciation rights), (iii) Shares not issued upon the settlement of a SAR (or, if granted under the Prior Plan, stock appreciation right) that settles in Shares (or could settle in Shares), or (iv) Shares purchased on the open market with cash proceeds from the exercise of Options or SARs (or, if granted under the Prior Plan, options or stock appreciation rights), again become available for other Awards under the Plan.

(d)    Substitute Awards. Substitute Awards, including without limitation any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Section 6. (e), Section 8. (f), Section 9. (e) or Section 10. (e)), shall not count toward the Share Limit (but, for the avoidance of doubt, shall count against the ISO Limit), as applicable, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided

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in Section 5. (b) above. Additionally, in the event that a company acquired by the Company or any Parent or any Subsidiary or any Affiliate or with which the Company or any Parent or any Subsidiary or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not count toward the Share Limit; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Board members prior to such acquisition or combination.

(e)    Dividends and Dividend Equivalents. Any dividends and dividend equivalents issued or distributed under the Plan shall not be counted against the Share Limit. Dividend equivalents will not be paid (or accrue) on unexercised Options or SARs and, if dividends or dividend equivalents are granted in connection with a Restricted Stock Grant, an Award of Stock Units or an Other Equity Award that is subject to vesting conditions, such dividends or dividend equivalents shall be subject to the same vesting conditions that apply to the related Award.

Section 6. Terms and Conditions of Options.

(a)    Award Agreement. Each Award of an Option under the Plan shall be evidenced by an Award Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Criteria). The provisions of the various Award Agreements entered into under the Plan need not be identical. The Award Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

(b)    Number of Shares. An Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 12.

(c)    Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in an Award Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of options granted by another issuer as provided under Section 6. (e), the Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value (one hundred and ten percent (110%) for 10-Percent Shareholders in the case of ISOs) of a Share on the date of grant of the Option.

(d)    Exercisability and Term. Subject to Section 4. (q), an Option may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Award Agreement shall also specify the term of the Option; provided, that the term of an Option shall in no event exceed ten (10) years from its date of grant (and may be for a shorter period of time than ten (10) years). An Award Agreement may provide for accelerated vesting in the event of the Participant’s retirement, death, or Disability or, subject to Section 4. (p), other events. Notwithstanding anything to the contrary, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five (5) years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Award Agreement. An Award Agreement may permit an Optionee to exercise an Option before it is vested (an “early exercise”), subject to the Company’s right of repurchase at the original Exercise Price of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. An Award Agreement may also provide that the Company may determine to issue an equivalent value of cash in lieu of issuing some or all of the Shares that are being purchased upon an Option’s exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one (1) Option exercise.

(e)    Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding Options without the approval of Company stockholders. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

Section 7. Payment for Option Shares.

(a)    General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash (or check) at the time when such Shares are purchased by the Optionee, except as follows:

(i)    In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Award Agreement. The Award Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii)    In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time (and as set forth in the applicable Award Agreement or otherwise), accept payment in any form(s) described in this Section 7.

(b)    Surrender of Stock. To the extent that the Committee makes this Section 7. (b) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c)    Cashless Exercise. To the extent that the Committee makes this Section 7. (c) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

CBRE 2022 PROXY STATEMENT	ANNEX B — CBRE GROUP, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	B-10

(d)    Net Exercise. To the extent that the Committee makes this Section 7. (d) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made through Net Exercise.

(e)    Other Forms of Payment. To the extent that the Committee makes this Section 7. (e) applicable to an Option in an Award Agreement or otherwise, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

Section 8. Terms and Conditions of Stock Appreciation Rights.

(a)    Award Agreement. Each Award of a SAR under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Criteria). An Award Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various Award Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b)    Number of Shares. An Award Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 12.

(c)    Exercise Price. An Award Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of stock appreciation rights granted by another issuer as provided under Section 8. (f), the Exercise Price of a SAR shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant of the SAR.

(d)    Exercisability and Term. Subject to Section 4. (q), a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The Award Agreement shall also specify the term of the SAR which shall not exceed ten (10) years from the date of grant of the SAR (and may be for a shorter period of time than ten (10) years). No SAR can be exercised after the expiration date specified in the applicable Award Agreement. An Award Agreement may provide for accelerated exercisability in the event of the Participant’s retirement, death, or Disability or, subject to Section 4. (p), other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Continuous Service.

(e)    Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f)    Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding SARs without the approval of Company stockholders. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

Section 9. Terms and Conditions for Restricted Stock Grants.

(a)    Award Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Criteria). The provisions of the Award Agreements entered into under the Plan need not be identical.

(b)    Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 12. Restricted Stock Grants may be issued with or without the payment of cash consideration under the Plan.

(c)    Vesting Conditions. Each Restricted Stock Grant shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement (which conditions shall be subject to the minimum vesting requirements of Section 4. (p), as applicable). An Award Agreement may provide for accelerated vesting in the event of the Participant’s retirement, death, or Disability or, subject to Section 4. (p), other events.

(d)    Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not count toward the Share Limit.

(e)    Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for

CBRE 2022 PROXY STATEMENT	ANNEX B — CBRE GROUP, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	B-11

the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

Section 10. Terms and Conditions of Stock Units.

(a)    Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Criteria). The provisions of the various Award Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b)    Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Stock Unit Award pertains and is subject to adjustment of such number in accordance with Section 12. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c)    Vesting Conditions. Each Award of Stock Units shall be subject to vesting (unless such Stock Unit is granted to a Non-Employee Director under a director compensation deferral program with respect to otherwise earned and vested compensation, in which case such Stock Unit need not be subject to vesting conditions). Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement which conditions shall be subject to the minimum vesting requirements of Section 4. (p), as applicable. An Award Agreement may provide for accelerated vesting in the event of the Participant’s retirement, death, or Disability or, subject to Section 4. (p), other events.

(d)    Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one (1) Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach. Dividend equivalents converted into additional Stock Units shall not count toward the Share Limit.

(e)    Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

(f)    Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in an Award Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty (30) days after vesting. The Award Agreement may provide that distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law and subject to compliance with Code Section 409A, if applicable, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(g)    Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

Section 11. Other Awards.

The Committee may in its discretion issue Other Equity Awards to Participants. The terms and conditions of any such Awards shall be evidenced by an Award Agreement between the Participant and the Company. Settlement of Other Equity Awards may be in the form of Shares and/or cash as determined by the Committee. Prior to vesting of any Other Equity Awards, any dividends or dividend equivalents accrued on such unvested Other Equity Awards shall be subject to the same vesting conditions and restrictions as the Other Equity Awards to which they attach. Dividend equivalents converted into additional Other Equity Awards shall not count toward the Share Limit.

Section 12. Adjustments.

(a)    Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of an extraordinary cash dividend, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments, taking into consideration the accounting and tax consequences, to:

(i)    the Share Limit and ISO Limit and the various Share numbers referenced in Section 5.;

(ii)    the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5.;

(iii)    the number and kind of securities covered by each outstanding Award;

(iv)    the Exercise Price under each outstanding Option and SAR;

CBRE 2022 PROXY STATEMENT	ANNEX B — CBRE GROUP, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	B-12

(v)    any applicable performance measures (including, without limitation, Performance Criteria); and

(vi)    the number and kind of outstanding securities issued under the Plan.

(b)    Participant Rights. Except as provided in this Section 12., a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 12., a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c)    Fractional Shares. Any adjustment of Shares pursuant to this Section 12. shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

Section 13. Effect of a Change in Control.

(a)    Merger or Reorganization. In the event that there is a Change in Control and/or the Company is a party to a merger or acquisition or reorganization or similar transaction, outstanding Awards shall be subject to the merger agreement or other applicable transaction agreement. Such agreement may provide, without limitation, that subject to the consummation of the applicable transaction, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with consideration or, solely in the case of an underwater Option or SAR, without consideration, in all cases, without the consent of the Participant and outstanding Awards do not have to all be uniformly treated the same way.

(b)    Acceleration of Vesting. In the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 13. (a), the Committee in its discretion may provide that some or all Awards shall vest and, if applicable, become exercisable as of immediately before such Change in Control. For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein intrinsic value equals the difference between the market value of a share and any exercise price).

(c)    Other Requirements. Prior to any payment with respect to an assumption, substitution or continuation of any Awards contemplated under this Section 13., the Committee may require each Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Code Section 409A; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

Section 14. Limitations on Rights.

(a)    Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Continuous Service as an Employee, Consultant or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Continuous Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment or consulting agreement (if any).

(b)    Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c)    Dissolution. To the extent not previously exercised or settled, Options, SARs, and unvested Stock Units, Restricted Stock Grants and Other Equity Awards shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company (except for repayment of any amounts a Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(d)    Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

Section 15. Taxes.

(a)    General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations (including without limitation federal, state, local and foreign taxes) that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied and the Company shall, to the maximum extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

CBRE 2022 PROXY STATEMENT	ANNEX B — CBRE GROUP, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	B-12

(b)    Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding tax obligations related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise. The number of Shares that are withheld from an Award pursuant to this Section 15. may in no event be in excess of maximum statutory withholding rates. The Committee, in its discretion, may permit or require other forms of payment of applicable tax withholding.

Section 16. Duration and Amendments.

(a)    Term of the Plan. The Plan, as amended and restated, is effective on the Stockholder Approval Date and no Awards that would not have been authorized under the Share Limit that was in effect immediately prior to the date on which the Plan was amended and restated may be granted under this amended and restated Plan before the Stockholder Approval Date. If the Stockholder Approval Date does not occur before the first (1st) anniversary of the date on which the Plan was amended and restated, then the amended and restated Plan shall terminate on such first (1st) anniversary, any Awards that were not authorized under the Share Limit that was in effect immediately prior to the date on which the Plan was amended and restated shall be void ab initio, and the Plan as in effect prior to its amendment and restatement shall remain in effect in accordance with it terms. If the Stockholder Approval Date occurs before the first (1st) anniversary of the date on which the Plan was amended and restated, then the Plan, as amended and restated, shall terminate on the tenth (10th) anniversary of the Stockholder Approval Date. In all cases, the Plan may be terminated on any earlier date other than what is specified above pursuant to Section 16. (b).

(b)    Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award; provided, that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any applicable law or regulation or to meet the requirements of any accounting standard. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.

Section 17. Execution.

To record the adoption of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan, as amended and restated, on behalf of the Company.

CBRE GROUP, INC.

By: Title:

Our North Star Creating the real estate solutions of tomorrow, so business and people thrive.
DATA AND	STRATEGIC	INTEGRATED	MULTIDIMENSIONAL
INSIGHTS	PARTNERING	SOLUTIONING	VIEW

Providing unmatched	Collaborating to	Building innovative	Harnessing the most
intelligence and	anticipate our clients’	solutions that advance	robust depth and
differentiated access to	holistic needs and	commercial real estate and	breadth of capabilities
the data and analytics	enable them to capture	deliver transformational	to deliver end-to-end
that power forward-	the full spectrum of	outcomes for clients and	service for our clients.
thinking ideas.	opportunities.	people.

CBRE

2100 McKinney Avenue, Suite 1250
Dallas, Texas 75201

CBRE GROUP, INC.

C/O BROADRIDGE

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. (Pacific Time) on May 17, 2022, unless you are voting shares held in CBRE Group, Inc.’s 401(k) plan, in which case the deadline is 8:59 p.m. (Pacific Time) on May 15, 2022 (the “401(k) cut-off time”). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CBRE2022

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. (Pacific Time) on May 18, 2022 or the 401(k) cut-off time, as applicable. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by mail must be received prior to the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D76758-P67636-Z81907	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  CBRE GROUP, INC.

The Board of Directors recommends you vote FOR the following proposal:
1.	Elect Directors
	Nominees:	For	Against	Abstain
	1a. Brandon B. Boze	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
	1b. Beth F. Cobert	☐	☐	☐	2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022.	☐	☐	☐
	1c. Reginald H. Gilyard	☐	☐	☐	3.	Advisory vote to approve named executive officer compensation for 2021.	☐	☐	☐
	1d. Shira D. Goodman	☐	☐	☐	4.	Approve the Amended and Restated 2019 Equity Incentive Plan.	☐	☐	☐
	1e. Christopher T. Jenny	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
	1f. Gerardo I. Lopez	☐	☐	☐	5.	Stockholder proposal regarding our stockholders’ ability to call special stockholder meetings.	☐	☐	☐
	1g. Susan Meaney	☐	☐	☐	NOTE: To transact any other business properly introduced at the Annual Meeting.
	1h. Oscar Munoz	☐	☐	☐
	1i. Robert E. Sulentic	☐	☐	☐
	1j. Sanjiv Yajnik	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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D76759-P67636-Z81907

CBRE GROUP, INC.

Annual Meeting of Stockholders

May 18, 2022 10:00 a.m. (Central Time)

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert E. Sulentic and Emma E. Giamartino, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CBRE GROUP, INC. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. (Central Time) on May 18, 2022 at www.virtualshareholdermeeting.com/CBRE2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side